    As filed with the Securities and Exchange Commission on February 6, 1998
                                                      Registration No. 333-43143
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            POCAHONTAS BANCORP, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                      6712               (To be applied for)
(State or other jurisdiction      (Primary standard         (I.R.S. Employer
      of incorporation        industrial classification)  identification number)
      or organization)

                            203 West Broadway Street
                           Pocahontas, Arkansas 72455
                                 (870) 892-4595
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Skip Martin
                      President and Chief Executive Officer
                            203 West Broadway Street
                           Pocahontas, Arkansas 72455
                                 (870) 892-4595
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Robert B. Pomerenk, Esq.
                            Richard A. Gashler, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement


                           POCAHONTAS BANCORP, INC.

                          POCAHONTAS FEDERAL SAVINGS
                             AND LOAN ASSOCIATION

                        POCAHONTAS FEDERAL SAVINGS AND
                     LOAN ASSOCIATION 401(K) SAVINGS AND
                        EMPLOYEE STOCK OWNERSHIP PLAN

                           (Participation Interests)

     This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Pocahontas Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Plan (the "Plan") of participation interests and shares of common stock, par value $.01 per share (the "Common Stock"), of Pocahontas Bancorp, Inc. (the "Company"), in connection with the proposed conversion ("Conversion") of the Pocahontas Federal Mutual Holding Company (the "Mutual Holding Company") from a federally chartered holding company to a Delaware stock corporation, pursuant to the Mutual Holding Company's Plan of Conversion and Reorganization (the "Plan of Conversion") and the related Subscription Offering and Community Offering (collectively, the "Offering").

     The Plan permits the investment of Plan assets in Common Stock of the Company. The Trustee has determined to give Participants the limited opportunity to invest in Common Stock of the Company in the Offering. Participants will not have an ongoing opportunity to invest in Common Stock of the Company. The Plan permits Participants to direct the trustee of the 401(k) Trust under the Plan (the "Trustee") to invest in Common Stock with amounts in the Elective Deferral, Discretionary Contribution, Matching Contribution, Rollover, Qualified Non-Elective Contribution and Qualified Matching Contribution Accounts (the "Accounts") in the Plan attributable to such Participants. Such investments in Common Stock would be by means of the Pocahontas Bancorp, Inc. Stock Fund ("Employer Stock Fund"). This Prospectus Supplement relates to the one-time election of Participants to direct that all or a portion of their Accounts be invested in the Employer Stock Fund in connection with the Conversion and Offering. A Participant will be able to provide alternative investment instructions to the Trustee in the event that the Offering is oversubscribed and the total amount allocated by a Participant cannot be used by the Trustee to purchase Common Stock.

     The Prospectus of the Company dated February ___, 1998 (the
"Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus.

THESE PARTICIPATION INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR BY ANY OTHER FEDERAL AGENCY, OR BY ANY STATE SECURITIES BUREAU OR OTHER STATE AGENCY, NOR HAS ANY SUCH OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This Prospectus Supplement should be read only in conjunction with the Prospectus that is attached hereto and should be retained for future reference.

The date of this Prospectus Supplement is February ___, 1998.

                               TABLE OF CONTENTS

THE OFFERING.............................................................  1

     Securities Offered..................................................  1
     Election to Purchase Common Stock in the Offering; Priorities.......  1
     Value of Participation Interests....................................  2
     Method of Director Transfer.........................................  2
     Time for Directing Transfer.........................................  2
     Irrevocability of Transfer Direction................................  2
     Direction to Purchase Common Stock After the Offering...............  2
     Purchase Price of Common Stock......................................  3
     Nature of a Participants Interest in Common Stock...................  3
     Voting Rights of Common Stock.......................................  3

DESCRIPTION OF THE PLAN..................................................  3

     Introduction........................................................  3
     Eligibility and Participation.......................................  4
     Contributions Under the Plan........................................  4
     Limitations on Contributions........................................  5
     Investment of Contributions and Account Balances....................  7
     Benefits Under the Plan............................................. 10
     Withdrawals and Distributions From the Plan......................... 10
     Trustee............................................................. 11
     Plan Administrator.................................................. 11
     Reports to Plan Participants........................................ 11
     Amendment and Termination........................................... 11
     Merger, Consolidation or Transfer................................... 12
     Federal Income Tax Consequences..................................... 12
     ERISA and Other Qualifications...................................... 15
     SEC Reporting and Short-Swing Profit Liability...................... 15
     Financial Information Regarding Plan Assets......................... 16

LEGAL OPINION............................................................ 16

                                  THE OFFERING

Securities Offered

     The securities offered hereby are participation interests in the Plan. Up to 140,000 shares (assuming a purchase price of $10.00 per share) of Common Stock may be acquired by the Plan in connection with the Offering to be held in the Employer Stock Fund. The Company is the issuer of the Common Stock. Only employees of the Bank may become Participants in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Conversion. A Participant's investment in the Employer Stock Fund in the Conversion is subject to the priority set forth in the Plan of Conversion. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 203 West Broadway, Pocahontas, Arkansas 72455. The Bank's telephone number is (870) 892-4595.

Election to Purchase Common Stock in the Offering; Priorities

     The Plan permits each Participant to direct that all or part of the Accounts which represent his or her beneficial interest in the assets of the 401(k) part of Plan may be transferred to the Employer Stock Fund, an investment fund in the Plan, and used to purchase Common Stock issued in connection with the Offering. The Trustee of the 401(k) Trust under the Plan will purchase Common Stock offered for sale in connection with the Offering in accordance with each Participant's directions. Participants will be provided the opportunity to elect alternative investments from among the six other funds offered. In the event the Offering is oversubscribed and the Trustee is unable to use the full amount allocated by a Participant to purchase Common Stock in the Offering, Participants may either (i) elect alternative investments from among the six other funds offered, or (ii) direct the Trustee to hold the funds transferred to the Employer Stock Fund and purchase Common Stock in the open market after the Offering. If a Participant fails to direct the investment of his or her Account balance, the Participant's Account balance will remain in the other investment funds of the Plan as previously directed by the Participant.

     The shares of Common Stock to be sold in the Offering are being offered in accordance with the following priorities: (i) holders of deposit accounts of the Bank totaling $50 or more as of September 30, 1996 ("Eligible Account Holders"); (ii) the 401(k) Savings and Employee Stock Ownership Plan ("KSOP"); (iii) holders of deposit accounts of the Bank totaling $50 or more as of December 31, 1997 ("Supplemental Eligible Account Holders"); (iv) members of the Mutual Holding Company as of January 21, 1998 ("Other Members"); (v) Minority Stockholders. To the extent that Participants fall into one of these categories, they are being permitted to use funds in their Plan Accounts to subscribe or pay for the Common Stock being acquired. Common Stock so purchased will be placed in the Participant's Employer Stock Fund within his Plan account.

Value of Participation Interests

     The assets of the 401(k) Plan (as described below) were valued at approximately $1,339,423.00 as of September 30, 1997. Each Participant was informed of the value of his or her beneficial interest in the Plan as of September 30, 1997. The $1,339,423.00 value represents the aggregate market value as of September 30, 1997, of all Participants' accounts in the 401(k) Plan and earnings thereon, less previous withdrawals.

Method of Directing Transfer

     Each Participant shall receive a form which provides for a Participant to direct that all or a portion of his or her beneficial interest in the Accounts in the Plan be transferred to the Employer Stock Fund (the "Investment Selection Form") or to the other investment options established under the Plan. The Participant's investment in the other investment options set forth in the Plan may be in any whole percentage from 0% to 100%. If a Participant wishes to invest all or part of his or her beneficial interest in the Plan to the purchase of Common Stock issued in connection with the Offering, he or she should indicate that decision on the Investment Selection Form.

Time for Directing Transfer

     Directions to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Offering must be returned to the Stock Center at the Bank at _______________________________________ no
later than __:00 p.m. on March ___, 1998.

Irrevocability of Transfer Direction

     A Participant's direction to transfer amounts credited to such Participant's Accounts in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Participants, however, will be able to direct the investment of their Accounts under the Plan as explained below.

Direction to Purchase Common Stock After the Offering

     The Trustee has determined to give Participants the limited opportunity to invest in Common Stock in connection with the Offering. After the Offering, a Participant will not be able to direct further investments to the Employer Stock Fund. The allocation of a Participant's interest in a Plan Fund may be changed on a quarterly basis but a Participant will not be entitled to purchase additional shares of Common Stock. Special restrictions may apply to transfers from the Employer Stock Fund by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended.

Purchase Price of Common Stock

     The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Offering will be used by the Trustee to purchase shares of Common Stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Offering. Subsequent to the Offering, Common Stock purchased by the Trustee will be acquired in open market transactions until the initial amounts directed to purchase Common Stock in the Offering are satisfied. The price paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Nature of a Participant's Interest in the Common Stock

     The Common Stock will be held in the name of the Trustee for the Plan, as Trustee. Shares of Common Stock acquired at the direction of a Participant will be allocated to the Participant's account under the Plan. Therefore, earnings with respect to a Participant's account should not be affected by the investment designations (including investments in Common Stock) of other Participants. The Trustee as record holder will vote such allocated shares, if any, as directed by Participants.

Voting Rights of Common Stock

     The Trustee generally will exercise voting rights attributable to all Common Stock held by the Employer Stock Fund as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Participants in the affirmative and negative respectively.

DESCRIPTION OF THE PLAN

Introduction

     The Bank adopted the Plan effective October 1, 1997, which Plan is a consolidation of the Pocahontas Federal Savings and Loan Association 401(k) Savings and Profit Sharing Plan (the "401(k) Plan") and the Pocahontas Federal Savings and Loan Association Employee Stock Ownership Plan (the "ESOP"). The Plan is an ESOP with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a), Section 401(k) and Section 4975(e) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is qualified under Section 401(a) of the Code, and its related trust is qualified under Section 501(a) of the Code.

     The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a), Section 401(k) and Section 4975(e) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

     Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Participants (as defined below) or beneficiaries under the Plan.

     Reference to full Text of Plan. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o Pocahontas Federal Savings and Loan Association, 203 West Broadway, Pocahontas, Arkansas 72455. Each employee is urged to read carefully the full text of the Plan.

Eligibility and Participation

     Any employee of the Employer is eligible to participate in any ESOP, matching or discretionary contributions under the Plan on the first Entry Date (October 1 and April 1) following completion of one (1 ) year of Entry Service, as defined, with the Bank, provided he or she has reached age 21 at such time. A year of Entry Service is defined as the 12 month period during which an employee completes at least 1000 hours of service with the Bank. Any employee with one hour of service may participate in making any elective deferrals. The plan year is October 1 to September 30 (the "Plan Year").

     As of October 31, 1997, there were approximately 60 employees eligible to participate in the ESOP, matching or discretionary contributions under the Plan, and 65 employees eligible to participate in any elective deferral contributions.

Contributions Under the Plan

     401(k) Plan Contributions. Each Participant of the Plan is permitted to elect to defer such Participant's Cash Compensation (as defined below) on a pre-tax basis up to the lesser of 15% of such Participant's Cash Compensation (expressed in terms of whole percentages) or the applicable limit under the Code (for 1998, the applicable limit is $10,000) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on such Participant's behalf. For purposes of the Plan, "Cash Compensation" means, generally, a Participant's wages received from the Bank as reported on IRS Form W-2 for purposes of income-tax withholding ("415 Compensation") plus amounts contributed under an elective deferral agreement pursuant to Code Section 401(k) or a salary reduction agreement pursuant to Section 125 of the Code. In 1998, the annual 415 Compensation of each Participant taken into account under the Plan was and is limited to $160,000. (Limits established by the IRS are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A Participant may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan Administrator.

     Matching Contributions. The Bank may, in its sole discretion, make matching contributions to the Plan. Matching Contributions are allocated ratably to certain Participants who have made elective deferral contributions.

     Discretionary Contributions. The Bank may, in its sole discretion, make contributions to the Plan. Discretionary Contributions are allocated to the accounts of certain Participants in proportion to Cash Compensation.

     ESOP Contributions. The Bank may, in its sole discretion, make contributions to the ESOP Accounts of certain Participants in proportion to Cash Compensation. If the Plan incurs a stock obligation for the purchase of Common Stock, the Bank may contribute an amount sufficient to cover all payments of principal and interest as they come due. Shares purchased with the ESOP loan are held in a suspense account for allocation among Participants as the loan is repaid. In any Plan Year in which ESOP Contributions are used as payments under a stock obligation, shares of stock are released from the suspense account in an amount proportional to the repayment of the loan. The released shares are allocated among the ESOP Accounts of certain Participants, on the basis of compensation in the year of allocation.

Limitations on Contributions

     Limitation on Employee Salary Deferrals.   The annual amount of deferred
Cash Compensation of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the distribution is made.

     Limitations on Annual Additions and Benefits.   Pursuant to the
requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Participant's Compensation (as defined) for the Plan Year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Bank. To the extent that these limitations have been exceeded with respect to a Participant, the Plan Administrator shall:

     (i) return any elective deferral contributions to the extent that the return would reduce the excess amount in the Participant's accounts;

     (ii) if the Participant is covered by the Plan at the end of the Plan Year, any excess amount remaining will be used to reduce Employer
Contributions for such Participant in the next Plan Year, and each succeeding Plan Year if necessary;

     (iii) if an excess amount still exists, and the Participant is not covered by the Plan at the end of a Plan Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied to reduce future Employer Contributions for all remaining Participants in the next Plan Year, and each succeeding Plan Year if necessary;

     (iv) if a suspense account is in existence at any time during a Plan Year, it will participate in the allocation of the trust's investment gains or losses. If a suspense account is in existence at any time during a particular Plan Year, all amounts in the suspense accounts must be allocated and reallocated to Participant's Accounts before any employer or any Participant contributions may be made to the Plan for that Plan Year. Excess amounts may not be distributed to Participants or former Participants.

     If, in addition to this Plan, the Participant is covered under other defined contribution plans and welfare benefit funds maintained by the Bank and annual additions exceed the maximum permissible amount, the amount contributed or allocated under this Plan will be reduced so that the annual additions under all such plans and funds equal the maximum permissible amount.

     Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Code limits the amount of elective deferral contributions and matching contributions that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of elective deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's elective deferral contribution if any, for the Plan Year over the employee's compensation), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other eligible employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other eligible employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other eligible employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the Plan Year over the employee's compensation) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other eligible employees, or (ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other eligible employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points.

     In general, for Plan Years beginning in 1998, a Highly Compensated Employee includes any employee, who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or
(2) for the preceding Plan Year, received 415 Compensation from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the Plan, the Bank may, in its sole discretion, make special Qualified Nonelective Contributions for certain Participants who are not Highly Compensated Employees.
Alternatively, the Bank may elect to return any amount contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess deferrals"), together with any income allocable thereto, first to Highly Compensated Employees with the greatest dollar amount of deferrals, and so on, until the Plan satisfies the ADP test, before the close of the following Plan Year. Moreover, the Bank will be subject to a 10% excise tax on any excess deferrals unless such excess deferrals, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2-1/2 months following the Plan Year to which such excess deferrals relate. In addition, in order to avoid disqualification of the Plan, the Bank may, in its sole discretion, make special Qualified Matching Contributions for certain Participants who are not Highly Compensated Employees. Alternatively, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, may be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan Year in which they arose.

Investment of Contributions and Account Balances

     All amounts credited to Participants' Accounts under the Plan are held in the 401(k) Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

     Prior to the effective date of the Offering, Participants have been provided the opportunity to direct the investment of their Accounts into one of the following funds (the "Funds"):

A.  Oppenheimer Main Street Income & Growth Fund
B.  Merrill Lynch Growth Fund
C.  Merrill Lynch Basic Value Fund
D.  Merrill Lynch Capital Fund
E.  Merrill Lynch CMA Money Market Fund
F.  Retirement Preservation Trust

     The Plan now provides that in addition to the Funds specified above, a Participant will have the limited opportunity to direct the Trustee to invest all or a portion of his Account in the Employer Stock Fund in connection with the Offering.

     A Participant may elect to have past contributions (and earnings) invested either in the Employer Stock Fund or among the Funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. This election will be effective as of ___________________________________. Any amounts credited to a Participant's
Accounts for which investment directions are not given will remain in the other investment funds of the Plan as previously directed by the Participant.

A.   Previous Funds.

     Prior to the effective date of the Offering, contributions to the Accounts under the Plan have been invested in the six Funds specified above. The following table provides performance data with respect to the investment funds available under the Plan, based on information provided to the Company by Merrill Lynch:

                                  Through
                                 10/31/1997           1996       1995     1994
                                 ----------           ----       ----     -----

A.  Oppenheimer Main Street        19.56%             14.84%     29.65%    N/A
    Income & Growth Fund

B.  Merrill Lynch Growth Fund      26.87              28.38      35.45     0.72
    Class B

C.  Merrill Lynch Basic Value      23.22              16.58      31.60     0.88
    Fund Class B

D.  Merrill Lynch Capital Fund     16.56              11.50      31.52    -0.10
    Class B

E.  Merrill Lynch CMA Money        Returns through November 30, 1997:
       Market Fund
                         YTD                      4.71%
                         1 Year Average Annual    5.16%
                         3 Year Average Annual    5.28%
                         5 Year Average Annual    4.46%

F.  Retirement Preservation Trust:
    30-day annual yield as of 7/16/97 = 5.49%


     The following is a description of each of the Plan's six investment Funds:

     Oppenheimer Main Street Income & Growth Fund. This fund seeks high total return. The fund primarily invests in income-producing common stocks, preferred stocks, convertible securities, bonds, debentures, and notes. The fund will shift its assets among these various investments depending on its view of the investment climate.

     Merrill Lynch Growth Fund. Merrill Lynch Growth Fund is an open-end fund which seeks to provide growth of capital and, secondarily, income. The fund seeks to meet its objective by investing in a diversified portfolio of primarily equity securities placing principal emphasis on those securities which management of the fund believes to be undervalued.

     Merrill Lynch Basic Value Fund. Merrill Lynch Basic Value Fund is an open-end fund which aims to achieve capital appreciation. The fund invests primarily in equities that provide an above average dividend return and sell at a below-average price-earnings ratio. Emphasis is placed on securities that are out of favor and sell at a discount to book value and price earnings ratio.

     Merrill Lynch Capital Fund. Merrill Lynch Capital Fund is an open-end common stock fund. The fund seeks to achieve high total investment return consistent with prudent risk. The fund invests in equity, debt, and convertible securities with an emphasis on capital stability and income.

     Merrill Lynch CMA Money Market.

     Retirement Preservation Trust.  This is a money market fund.

B.   The Employer Stock Fund.

     The Employer Stock Fund will consist of investments in Common Stock made on (and after in the event of an oversubscription) the effective date of the Offering. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in money market accounts.

     When Common Stock is sold, the costs are charged to the Accounts of Participants affected by the sale. The Participant will pay any brokerage commissions, transfer fees and other expenses incurred in the sale of securities attributable to him or her in all the investment alternatives, including the Common Stock for the Employer Stock Fund. At the Bank's election, however, the Bank may pay such brokerage commissions transfer fees, and other expenses. A Participant's account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

     INVESTMENT IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN RISKS IN INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE THE PROSPECTUS.

Benefits Under the Plan

     Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his or her Elective Deferral Account, Qualified Non-Elective Contribution Account, Qualified Matching Contribution Account and Rollover Account under the Plan. A Participant's vested interest in his ESOP, Discretionary Contribution and Matching Contributions Accounts shall be as follows:

                                             Percentage of
              Vesting Years                 Interest Vested
              -------------                 ---------------

               Fewer than 5                         0%
               5 or more                          100%


Withdrawals and Distributions From the Plan

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

     Withdrawals Prior to Termination of Employment. A Participant may make a withdrawal of all or any portion of the vested amount from his or her Discretionary Contribution Account, Elective Deferral Account, Qualified Non-Elective Contribution Account or Rollover Account prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that Participants have a true financial need before a withdrawal may be made.

     Distribution Upon Retirement or Disability. The form of benefit payable to a Participant who retires, incurs a disability, or otherwise terminates employment shall be, at the election of the Participant, a lump sum payment or by payment in a series of equal installments over a period of up to five
(5) years. Benefit payments ordinarily shall commence as soon as practicable following termination of service but no later than one year after the close of the Plan Year in which the Participant terminates service upon (i) attainment of normal retirement age; (ii) disability; or (iii) death of the Participant. With respect of a 5% owner, benefit payments must commence in no event later than April 1 following the calendar year in which the Participant attains age 70-1/2.

     Distribution Upon Death. A Participant who dies prior to the benefit commencement date for retirement, disability or termination of employment shall have his or her benefits paid to the surviving spouse or beneficiary under one or more of the forms available under the Plan.

     Distribution Upon Termination for Any Other Reason. Distribution of benefits to a Participant who terminates employment for any other reason ordinarily shall commence as soon as practicable following termination of service, but no later than one year after the close of the Plan Year which is the fifth Plan Year following the year in which the participant's service terminates.

     Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Trustee

     The Trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. Despite the consolidation of the 401(k) Plan and the ESOP, the Bank determined to maintain the separate trust. Skip Martin, James A. Edington and Dwayne Powell serve as trustees of the 401(k) Trust. N. Ray Campbell, Marcus Van Camp, Ralph B. Baltz and Charles Ervin serve as trustee of the ESOP Trust.

     The Trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

Plan Administrator

     Pursuant to the terms of the Plan, the Plan is administered by the plan administrator (the "Plan Administrator"). CMC Pension Services, Inc. is the Plan Administrator. The address and telephone number of the Plan Administrator is c/o 3690 Orange Place, Suite 575, Beachwood, Ohio 44122, telephone number (216) 595-2300. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries, and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants

     The Plan Administrator will furnish to each Participant a statement at least annually showing (i) the balance in the Participant's account as of the end of that period, (ii) the amount of contributions allocated to such Participant's account for that period, and (iii) the adjustments to such Participant's account to reflect earnings or losses (if any).

Amendment and Termination

     It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

     The Plan is qualified under Sections 401(a), 401(k) and 4975(e) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the Bank is allowed an immediate tax deduction for the amount contributed to the Plan each year including contributions made and dividends used to repay principal and interest on a stock obligation; (2) Participants pay no current income tax on amounts contributed by the Bank on their behalf; and (3) Earnings of the Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

     Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

     (a) Amounts contributed to a Participant's account and the investment earnings on the account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

     (b) Income earned on assets held by the Trust will not be taxable to the Trust.

     Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59-1/2; and (ii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plan maintained by the Bank which is included in such distribution.

     Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the Plan or any other profit-sharing plan maintained by the
Bank), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the Participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

     Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over the cost or other basis to the Trust. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

     Contribution to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Prior to 1993, following the partial distribution of a Participant's account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Participant equal to at least 50% of the balance of a Participant's account ("Partial Distribution").

     Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

     The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

     Additional Tax on Early Distributions. A Participant who receives a distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA and Other Qualifications

     As noted above, the Plan is subject to certain provisions of the ERISA and has applied for a favorable determination that it is qualified under
Section 401(a) of the Code.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC Reporting and Short-Swing Profit Liability

     Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as the Company. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC") . Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of the Company must be reported to the SEC by such individuals.

     In addition to the reporting requirements described above, Section 16(b) of the Exchange Act as provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Company's Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Company's Common Stock within any six-month period.

     The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section

16(b) Persons.

     Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

     Financial statements for the 401(k) Plan and the ESOP for the year ending September 30, 1997 are attached to the Prospectus. The financial statements were prepared by CMC Pension Services, Inc.


                                 LEGAL OPINION

     The validity of the issuance of the Common Stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to the Bank in connection with the Company's Conversion from a mutual savings bank to a stock based organization and the concurrent formation of the Company.

                     POCAHONTAS FEDERAL SAVINGS & LOAN
                        401(k) PROFIT SHARING PLAN
                   NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                     September 30
                                                         1997                              1996
                                              -------------------------         --------------------------
                                               Carrying         Market           Carrying         Market
                                                Value           Value             Value           Value
                                              ----------      ----------        ----------      ----------
             ASSETS

Cash and equivalents                          $   86,752      $   86,752        $   60,364      $   60,364
Participant loans                                 79,693          79,693            68,624          68,624

RECEIVABLE
  Employer contribution                          109,695         109,695            65,067          65,067
  Loan payments                                    2,191           2,191             2,228           2,228
  Employee salary deferral                         3,805           3,805             3,825           3,825

CORPORATE EQUITY SECURITIES
  Pocahontas Federal Savings &
  Loan Assoc. Stock - 4700 shares                 59,925         155,100            59,925          66,975

MUTUAL FUNDS
6582.046/5511.611 shs ML Basic Value             189,297         246,366           152,174         160,498
8829.654/7239.695 shs ML Capital Fund            273,330         306,654           222,767         216,394
7219.716/5880.771 shs ML Growth Fund             161,076         226,049           125,200         136,669

OPPENHEIMER "B"
3524.8991/3283.3382 shares                        80,554         123,618            73,492          95,480
                                              ----------      ----------        ----------      ----------

  TOTAL ASSETS                                $1,046,318      $1,339,923        $  833,666      $  876,124

             LIABILITIES

Loan fees payable                                    500             500                 0               0
                                              ----------      ----------        ----------      ----------

  TOTAL LIABILITIES                                  500             500                 0               0
                                              ----------      ----------        ----------      ----------

NET ASSETS AVAILABLE
  FOR PLAN BENEFITS                           $1,045,818      $1,339,423        $  833,666      $  876,124
                                              ----------      ----------        ----------      ----------
                                              ----------      ----------        ----------      ----------

                     POCAHONTAS FEDERAL SAVINGS & LOAN
                        401(k) PROFIT SHARING PLAN
              CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                            For Plan Years Ended September 30

                                                         1997                              1996
                                              -------------------------         --------------------------
                                               Carrying         Market           Carrying         Market
                                                Value           Value             Value           Value
                                              ----------      ----------        ----------      ----------
              ADDITIONS

Employer contribution                         $  109,695      $  109,695        $   43,756      $   43,756
Employer contribution                             45,212          45,212            65,067          65,067
Investment income                                 66,709          66,709            60,216          60,216
Unrealized appreciation of plan assets                 0         252,108                 0          25,937
Realized gain on sale of assets                    5,888           4,927             2,470           1,894
                                              ----------      ----------        ----------      ----------

TOTAL ADDITIONS                               $  227,504      $  478,651        $  171,509      $  196,870
                                              ----------      ----------        ----------      ----------

             REDUCTIONS

Distributions to plan participants                15,202          15,202            32,481          32,481
Administrative expense                               150             150                 0               0
                                              ----------      ----------        ----------      ----------

TOTAL REDUCTIONS                              $   15,352      $   15,352        $   32,481      $   32,481
                                              ----------      ----------        ----------      ----------

Net Increase (Decrease)                       $  212,152      $  463,299        $  139,028      $  164,389

NET ASSETS AVAILABLE
  FOR PLAN BENEFITS

  Beginning of Year                              833,666         876,124           694,638         711,735
                                              ----------      ----------        ----------      ----------

  End of Year                                 $1,045,818      $1,339,423        $  833,666      $  765,124
                                              ----------      ----------        ----------      ----------
                                              ----------      ----------        ----------      ----------

                             POCAHONTAS FEDERAL SAVINGS & LOAN
                               EMPLOYEE STOCK OWNERSHIP PLAN
                           NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                          September 30

                                    1997                         1996
                          -------------------------     ------------------------
                            Carrying     Market          Carrying      Market
                             Value       Value            Value        Value
                          -----------   -----------     ----------    ----------

    ASSETS

Cash and equivalents        $ 50,625     $   50,625      $ 19,711      $ 19,711

EMPLOYER SECURITIES          522,240      1,723,392       523,250       745,631
                            --------     ----------      --------      --------

  TOTAL ASSETS              $572,865     $1,774,017      $542,961      $765,342

   LIABILITIES

Acquisition Indebtedness     104,650        104,650       209,300       209,300
Collateral Stock                   0        240,695             0        88,953
                            --------     ----------      --------      --------

  TOTAL LIABILITIES         $104,650     $  345,345      $209,300      $298,253
                            --------     ----------      --------      --------
                            --------     ----------      --------      --------

NET ASSETS AVAILABLE
  FOR PLAN BENEFITS         $468,215     $1,428,672      $333,661      $467,089
                            --------     ----------      --------      --------
                            --------     ----------      --------      --------

                             POCAHONTAS FEDERAL SAVINGS & LOAN
                               EMPLOYEE STOCK OWNERSHIP PLAN
                     CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                   For Plan Years Ended September 30

                                    1997                         1996
                          -------------------------     ------------------------
                            Carrying     Market          Carrying      Market
                             Value       Value            Value        Value
                          -----------   -----------     ----------    ----------

    ADDITIONS

Employer contribution      $104,650      $  104,650      $104,882      $104,882
Investment income            46,391          46,391        29,593        29,593
Unrealized appreciation
  of plan assets                  0         828,039             0        52,324
                           --------      ----------      --------      --------

  TOTAL ADDITIONS          $151,041      $  979,080      $134,475      $186,799
                           --------      ----------      --------      --------

   REDUCTIONS

Interest expense           $ 13,471      $   13,471      $ 16,340      $ 16,340
Distributions to plan
  participants                3,016           4,026             0             0
                           --------      ----------      --------      --------

  TOTAL REDUCTIONS         $ 16,487      $   17,497      $ 16,340      $ 16,340
                           --------      ----------      --------      --------

Net Increase (Decrease)    $134,554      $  961,583      $118,135      $170,459

NET ASSETS AVAIALBLE
  FOR PLAN BENEFITS

  Beginning of Year         333,661         467,089       215,526       296,630
                           --------      ----------      --------      --------

  End of Year              $468,215      $1,428,672      $333,661      $467,089
                           --------      ----------      --------      --------
                           --------      ----------      --------      --------

PROSPECTUS

                          Pocahontas Bancorp, Inc.
 (Proposed Holding Company for Pocahontas Federal Savings and Loan Association)
                   Up to 2,875,000 Shares of Common Stock
                           (Anticipated Maximum)

    Pocahontas Bancorp, Inc., a Delaware corporation (the "Company"), is offering up to 2,875,000 shares (subject to adjustment to up to 3,306,250 shares as described herein) of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Pocahontas Federal Mutual Holding Company (the "Mutual Holding Company"), from a federally chartered mutual holding company to a Delaware stock corporation pursuant to a Plan of Conversion and Reorganization (the "Plan of Conversion"). As of October 31, 1997, the Mutual Holding Company held no material assets except for $461,000 in cash or cash equivalents and 862,500 shares, or 52.8%, of the common stock ("Bank Common Stock") of Pocahontas Federal Savings and Loan Association (the "Bank"), a federal stock savings association. The remaining 769,924 shares, or 47.2% (the "Minority Ownership Percentage"), of the Bank Common Stock (the "Minority Shares") were publicly owned by stockholders including the Bank's employees, directors, and stock benefit plans (together, the "Minority Stockholders"). After the Conversion (as defined herein), the Company will be the sole stockholder of the Bank.

                      FOR INFORMATION ON HOW TO SUBSCRIBE,
                    CALL THE STOCK CENTER AT (      )
                          ---------------------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
        PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE       .

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY
           OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR
             HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                          ESTIMATED UNDERWRITING                  ESTIMATED
                                                                          COMMISSIONS AND OTHER                   NET CASH
                                          SUBSCRIPTION PRICE (1)           FEES AND EXPENSES(2)                   PROCEEDS (3)
                                         --------------------        ---------------------------             --------------------
Minimum Per Share.........................  $   10.00                       $     .29                              $  9.71
Midpoint Per Share........................      10.00                             .26                                 9.74
Maximum Per Share.........................      10.00                             .24                                 9.76
Maximum Per Share (as adjusted)...........      10.00                             .22                                 9.78
Minimum Total.............................  $ 21,250,000                     $  618,000                            $ 20,632,000
Midpoint Total............................    25,000,000                        652,500                              24,347,500
Maximum Total.............................    28,750,000                        687,000                              28,063,000
Maximum Total, as adjusted (4)............    33,062,500                        726,675                              32,335,825


------------------------

(1) Based on (i) the independent appraisal prepared by RP Financial, Inc. ("RP Financial") dated December 12, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $40,219,142 to $54,414,133 (subject to adjustment to $62,576,253), and (ii) the Minority Ownership Percentage pursuant to which 52.8% of the to-be outstanding shares of Common Stock will be offered as Subscription Shares in the Offering. See "The Conversion--Share Exchange Ratio," and "--Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs of the Conversion, including estimated fixed expenses of $422,500 and marketing fees to be paid to Friedman, Billings, Ramsey & Co., Inc. Actual expenses may vary from these estimates. See "Pro Forma Data" for the assumptions used in arriving at these estimates.


(3) Includes proceeds from the sale of shares of Common Stock in the Offering to the Bank's 401(k) savings and employee stock ownership plan and trust (the "KSOP"). The ESOP portion of the KSOP intends to purchase 8% of the shares sold in the Offering. Funds to purchase such shares will be loaned to the ESOP portion of the KSOP by the Company, which may fund such loan with offering proceeds. The Bank intends to repay the loan with funds from future operations. See "The Conversion--Plan of Distribution and Selling Commissions" and "Management of the Bank--Benefit Plans."


(4) As adjusted to give effect to the sale of up to an additional 15% of the shares that may be offered without a resolicitation of subscribers or any right of cancellation. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

             The date of this Prospectus is February       , 1998

    Of the shares of Common Stock offered hereby, (i) up to 2,875,000 shares (subject to adjustment to up to 3,306,250 shares) of Common Stock (the "Subscription Shares") are being offered for a subscription price of $10.00 per share (the "Subscription Price") in a subscription and community offering as described below, and (ii) up to 2,566,413 shares (subject to adjustment to up to 2,951,375 shares) of Common Stock (the "Exchange Shares") will be issued to Minority Stockholders pursuant to an Agreement of Merger, whereby Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive shares of Common Stock (the "Share Exchange"). See "The Conversion--Share Exchange Ratio." The simultaneous conversion of the Mutual Holding Company to stock form pursuant to the Plan of Conversion, the exchange of all of the Minority Shares for Common Stock, and the offer and sale of Subscription Shares pursuant to the Plan of Conversion are herein referred to collectively as the "Conversion."

    Non-transferable rights to subscribe for Common Stock in a subscription offering (the "Subscription Offering") have been granted, in order of priority, to the following: (i) depositors of the Bank with account balances of $50 or more as of September 30, 1996 (the "Eligibility Record Date," and such account holders "Eligible Account Holders"); (ii) the Bank's 401(k) savings and employee stock ownership plan and related trust (the "KSOP") in an amount up to 8% of the shares sold in the Offering;
(iii) depositors with aggregate account balances of $50 or more as of December 31, 1997 (the "Supplemental Eligibility Record Date") who are not Eligible Account Holders ("Supplemental Eligible Account Holders");
(iv) members of the Mutual Holding Company as of January 21, 1998 (the "Voting Record Date") who are not Eligible Account Holders or
Supplemental Eligible Account Holders ("Other Members"); and (v) to the extent shares of Common Stock remain available after satisfying the subscription rights of Eligible Account Holders, the KSOP, Supplemental Eligible Account Holders and Other Members, to Minority Stockholders. Subscription rights are nontransferable; persons found to be transferring subscription rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the OTS. Subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a concurrent community offering (the "Community Offering") to certain members of the general public with preference given to natural persons residing in counties in which the Bank has its home office or a branch office (the "Community"). The
Company retains the right, in its discretion, to accept or reject any order in the Community Offering. The Subscription Offering and Community Offering are referred to collectively as the "Offering." Unless otherwise specifically provided, the term "Offering" does not include the shares of Common Stock that will be issued in the Share Exchange.


    The minimum number of shares that may be purchased is 25 shares. Except for the KSOP, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Minority Stockholder may in their capacities as such purchase in the Subscription Offering more than 30,000 Subscription Shares; no person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than 30,000 Subscription Shares; and no person together with associates of and persons acting in concert with such person may purchase in the aggregate more than the number of Subscription Shares that when combined with Exchange Shares received by such person together with associates of and persons acting in concert with such person exceeds 100,000 shares, provided, however, that the maximum purchase limitation may be increased or decreased at the sole discretion of the Company and the Bank. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."



    The Subscription Offering and Community Offering will terminate at noon, Central time, on March 18, 1998 (the "Expiration Date") unless extended by the Bank and the Company, with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. The Community Offering must be completed within 45 days after the expiration of the Subscription Offering unless extended by the Bank and the Company with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion; provided that all subscribers will have their funds returned promptly, with interest, and all withdrawal authorizations will be canceled if the Conversion is not completed within 45 days after the expiration of the Subscription Offering, unless such period has been extended with the consent of the OTS, if necessary. See "The Conversion--Subscription Offering and Subscription Rights" and "--Procedure for Purchasing Shares in Subscription and Community Offerings."


    The Bank Common Stock is currently traded on the Nasdaq "SmallCap" Market. The Company applied to have its Common Stock listed on the Nasdaq National Market under the Bank's previous symbol "PFSL." Friedman, Billings, Ramsey & Co., Inc. ("FBR") has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock, depending upon the volume of trading and subject to compliance with applicable laws and regulatory requirements. FBR will assist the Company in obtaining additional market makers, but there can be no assurance that additional market makers will be identified or that the Company's application for listing on the Nasdaq National Market will be approved. See "Market for Common Stock."

                               [INSERT MAP]






















    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.

                                  SUMMARY

    The following summary does not purport to be complete, and is qualified in its entirety by the more detailed information including the "Recent Developments" section and Consolidated Financial Statements and Notes thereto of the Bank appearing elsewhere in this Prospectus.

THE COMPANY

    The Company was organized in December 1997 by the Bank for the purpose of owning all of the capital stock of the Bank upon completion of the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank and that percentage of the Offering proceeds retained by the Company. See "The Company" and "Regulation--Holding Company Regulation."

THE MUTUAL HOLDING COMPANY

    The Mutual Holding Company is a federal mutual holding company that was organized on December 31, 1991 in connection with the mutual holding company reorganization of the Bank's mutual savings association predecessor. The Mutual Holding Company has no material assets other than $461,000 in cash or cash equivalents, and the Bank Common Stock. Accordingly, all financial and other information contained in this Prospectus relates to the business, financial condition, and results of operations of the Bank. Upon consummation of the Conversion, the Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into the Bank. See "The Conversion."

THE BANK

    The Bank is a community-oriented savings institution headquartered in Pocahontas, Arkansas that operates nine full-service offices in its market area consisting of the Arkansas counties of Randolph, Lawrence, Craighead, Sharp and Clay. The Bank is primarily engaged in the business of originating single-family residential mortgage loans funded with deposits, FHLB advances and securities sold under agreements to repurchase. The Bank's $383.4 million of total assets at September 30, 1997 included $159.7 million of loans receivable, net, or 41.7% of total assets, and $200.6 million of investment securities, or 52.3% of total assets. The Bank's net loan portfolio consists primarily of first mortgage loans collateralized by single-family residential real estate and, to a lesser extent, multifamily residential real estate, commercial real estate and agricultural real estate loans. At September 30, 1997, the Bank's net loan portfolio totaled $159.7 million, of which $138.5 million, or 86.8% were single-family residential real estate mortgage loans, $1.6 million, or 1.0%, were multifamily residential real estate loans, $9.6 million, or 6.0%, were commercial real estate loans (including land loans), and $4.7 million, or 2.9%, were agricultural real estate loans. The remainder of the Bank's loans at September 30, 1997 included commercial business loans (i.e., crop production, equipment and livestock loans) which totaled $6.5 million, or 4.1%, of the Bank's total net loan portfolio as of September 30, 1997. Other loans, including automobile loans and loans collateralized by deposit accounts, totaled $3.8 million, or 2.3%, of the Bank's net loan portfolio as of September 30, 1997. The Bank also maintains a significant portion of its assets in mortgage-backed securities. At September 30, 1997, mortgage-backed securities aggregated $168.8 million, or 44.0%, of the Bank's total assets. The Bank's investment portfolio also includes obligations of the United States Government and agencies, municipal bonds and interest earning deposits in other institutions. The carrying value of this portion of the Bank's investment portfolio totaled $31.7 million at September 30, 1997.

    In January 1998, the Bank purchased three full-service branch offices, which increased the number of the Bank's branch offices to nine. The purchase
included an aggregate of $         in deposits, as well as the buildings and
land at each branch location. The newly acquired branches are located in Walnut Ridge, Hardy and Lake City in Arkansas and supplement the Bank's existing branches in Lawrence, Sharp and Craighead Counties.

    Financial highlights of the Bank include the following:

    - Profitability. The Bank had net income of $2.4 million, $2.0 million and $1.9 million for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. The Bank's return on average equity ratios for the fiscal years ended September 30, 1997, 1996 and 1995 were 10.07%, 8.98% and 9.58%, respectively. The earnings of the Bank depend primarily on its level of net interest income, which is a function of the Bank's interest rate spread as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities. For the fiscal year ended September 30, 1997, the Bank's ratio of average interest-earning assets to average interest-bearing liabilities was 104.09%.

    - Net Interest Margin. The Bank's net income is affected by its net interest margin (net interest income as a percent of average interest-earning assets) which was 2.04%, 1.89% and 1.85% for the fiscal years ended September 30, 1997, 1996 and 1995, respectively.

    - Asset Quality. The Bank's ratio of nonperforming loans to net loans was 0.28%, 0.74% and 0.43% at September 30, 1997, 1996 and 1995,
      respectively.


    - Retail Deposit Base. The Bank draws retail deposits from nine full-service branch offices in its market area. The Bank does not solicit or accept brokered deposits. As a result of the purchase by the Bank in January 1998 of three full-service branch offices, the Bank's deposits increased by $28.0 million, of which $15.8 million consisted of certificates of deposit.


    - Interest Rate Risk Management. The Bank has sought to manage its interest rate risk exposure by emphasizing the origination of ARM loans and by generally selling into the secondary mortgage market fixed rate mortgage loans with maturities greater than 15 years. At September 30, 1997, ARM loans constituted 73.8% of the Bank's total net loan portfolio. In addition, the Bank invests in floating rate mortgage-backed securities, which comprised 89.9% of the Bank's total portfolio of mortgage-backed securities as of September 30, 1997. Finally, the Bank purchases interest rate caps in an effort to mitigate the effects of interest rate fluctuations.

    The Bank's executive offices are located at 203 West Broadway, Pocahontas, Arkansas, and its telephone number at that location is (870) 892-4595.

THE CONVERSION


    GENERAL. On October 14, 1997, the Board of Directors of the Mutual Holding Company unanimously adopted the Plan of Conversion and
Reorganization, which plan was subsequently amended on February     , 1998
(the "Plan of Conversion"), pursuant to which the Mutual Holding Company is converting from a federally chartered mutual holding company to a Delaware-chartered stock corporation. As part of the Conversion each of the issued and outstanding Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of Common Stock determined pursuant to the Exchange Ratio. See "The Conversion--Share Exchange Ratio."


    REASONS FOR THE CONVERSION. The Board of Directors unanimously determined to conduct the Conversion because it believed that the market for equity securities in financial services companies was at an unprecedented level and that the Bank (together with the Company, the "Converted Institution") could raise substantial funds from such a transaction. The Board of Directors believed that maximizing such proceeds is in the best interests of the Converted Institution because such proceeds can be used to increase the net income of the Converted Institution though investment and eventual deployment of the proceeds, and support the possible expansion of the Bank's existing franchise through internal growth or the acquisition of branch offices or other financial institutions. Management believed that acquisition opportunities would increase as a result of the Conversion because the Converted Institution would have substantially more capital following the Conversion. The Bank acquired three branch offices in January 1998, and intends to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition. In addition, the Board considered that there was no assurance that the pricing for financial services stocks would continue at such favorable levels, and that if the market were to become less favorable, the amount of capital that could be raised in the Conversion might be substantially reduced. See "Risk Factors-- Potential Low Return on Equity" and " Uncertainty as to Future Growth Opportunities." See "The Conversion--Purposes of Conversion."


    APPROVALS REQUIRED. The affirmative vote of a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members to be held on March 20, 1998 (the "Special Meeting of Members") is required to approve the Plan of Conversion and the transactions incident to the Conversion. The affirmative vote of the holders of at least
(i) two-thirds of the outstanding common stock of the Bank, and (ii) a majority of the Minority Shares at a special meeting of stockholders of the Bank to be held on March 20, 1998 (the "Special Meeting of Stockholders") is required to approve the Plan of Conversion. Consummation of the Conversion is also subject to the approval of the OTS.


    EFFECTIVE DATE.  The date upon which the Conversion is consummated.

    Share Exchange Ratio. OTS regulations and policy provide that in a conversion of a mutual holding company to stock form, stockholders other than the mutual holding company will be entitled to exchange their shares of subsidiary savings bank common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of the Bank and the Company have determined that each Minority Share will on the Effective Date be automatically converted into and become the right to receive a number of Exchange Shares determined pursuant an exchange ratio (the "Exchange Ratio") which was established as the ratio that ensures that after the Conversion, subject to a slight adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of Common Stock issued to Minority Stockholders in exchange for their Minority Shares will be equal to the percentage of the Bank Common Stock held by Minority Stockholders immediately prior to the Conversion. The total number of shares held by Minority Stockholders after the Conversion would also be affected by any purchases by such persons in the Offering.

    The following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, the following: (i) the total number of Subscription Shares and Exchange Shares to be issued in the Conversion,
(ii) the percentage of Common Stock outstanding after the Conversion that will be sold in the Offering and issued in the Share Exchange, and (iii) the Exchange Ratio.




                                                SUBSCRIPTION SHARES                EXCHANGE SHARES         TOTAL SHARES
                                                   TO BE ISSUED                     TO BE ISSUED            OF COMMON
                                                --------------------            ---------------------       STOCK TO BE    EXCHANGE
                                             AMOUNT             PERCENT         AMOUNT        PERCENT       OUTSTANDING     RATIO
                                       ------------------  -----------------  -----------  -----------     -------------   -------
Minimum..............................        2,125,000            52.836       1,896,914       47.164        4,021,914     2.4638
Midpoint.............................        2,500,000            52.836       2,231,663       47.164        4,731,663     2.8983
Maximum..............................        2,875,000            52.836       2,566,413       47.164        5,441,413     3.3333
Adjusted maximum.....................        3,306,250            52.836       2,951,375       47.164        6,257,625     3.8333

    The Bank will pay cash to Minority Stockholders for fractional shares. Options to purchase Minority Shares will also be converted into and become options to purchase Common Stock. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. See "The Conversion--Share Exchange Ratio."

     EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The Conversion will increase the stockholders' equity of Minority Stockholders. At September 30, 1997, the stockholders' equity per share was $14.85 for each share of Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 2,500,000 shares of Common Stock at the midpoint of the Offering Range, the pro forma stockholders' equity per share of Common Stock was $9.73 and the aggregate pro forma stockholders' equity for the number of Exchange Shares to be received for each Minority Share was $28.20. The pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Minority Share was $26.21, $30.20, and $32.51 at the minimum, maximum, and maximum, as adjusted, of the Offering Range.

    EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The Conversion will also affect Minority Stockholders' pro forma earnings per share. For the fiscal year ended September 30, 1997, the earnings per share was $1.46 for each share of Bank Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 2,500,000 shares of Common Stock at the midpoint of the Offering Range, the pro forma earnings per share of Common Stock was $0.63 for such period, and the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share was $1.83. For the fiscal year ended September 30, 1997, the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share was $1.77, $1.83, and $1.92 at the minimum, maximum, and maximum, as adjusted, of the Offering Range.

    EFFECT ON DIVIDENDS PER SHARE. The Company's Board of Directors anticipates declaring and paying quarterly cash dividends on the Common Stock equal to $1.5 million, or $0.373, $0.317, $0.276 and $0.240 per share of
Common Stock on an annual basis, at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range, respectively. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy." The Bank has paid a quarterly cash dividend to Minority Stockholders for each of the full fiscal quarters since the Minority Stock Offering in April 1994. See "Market for Common Stock" and "Regulation and Supervision--Federal Regulation of Savings Institutions--Limitation on Capital Distributions." The Bank intends to continue to pay a quarterly cash dividend of $0.225 per share through the fiscal quarter ending March 31, 1998. The Mutual Holding Company intends to waive the receipt of such dividends.

    EFFECT ON THE MARKET AND APPRAISED VALUE OF THE SHARES EXCHANGED. The aggregate Subscription Price of the shares of Common Stock received in exchange for the Minority Shares is $19.0 million, $22.3 million, $25.7 million, and $30.0 million at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. The last trade of Bank Common Stock on September 17, 1997, the day preceding the announcement of the Conversion, was $28.00 per share, and the price at which Bank Common Stock last traded on
February       , 1998, was $         per share.

    DISSENTERS' AND APPRAISAL RIGHTS. Under OTS regulations, Minority Stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of Minority Shares for shares of Common Stock of the Company.

    TAX CONSEQUENCES OF CONVERSION. The Bank will receive an opinion of counsel with regard to federal income taxation and will receive an opinion of counsel or tax advisor with regard to Arkansas taxation, which will indicate that the adoption and implementation of the Plan of Conversion will not be taxable for federal or Arkansas income tax purposes to the Bank, the Mutual Holding Company, the Minority Stockholders, members of the Mutual Holding Company or the Company. Consummation of the Conversion is conditioned upon prior receipt by the Bank of such opinions. See "The Conversion--Tax Aspects."

    EXCHANGE OF COMPANY STOCK CERTIFICATES. Until the Effective Date, the Minority Shares will continue to be available for trading on the Nasdaq "SmallCap" Market. The exchange and conversion of Minority Shares for shares of the Common Stock will occur automatically on the Effective Date. After the Effective Date, former holders of the Bank Common Stock will have no further equity interest in the Bank (other than as stockholders of the Company) and there will be no further transfers of the Bank Common Stock on its stock transfer records. For persons holding Minority Shares in street name, the conversion of Minority Shares to shares of Common Stock will occur without any action on the part of such stockholder. For persons holding certificated shares, as soon as practicable after the Effective Date, the Company, or a transfer agent, bank or trust company designated by the Company, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Minority Stockholder of record as of the Effective Date. The transmittal forms are expected to be mailed within five business days after the Effective Date and will contain instructions with respect to the surrender of certificates representing the Bank Common Stock ("Converted Bank Common Stock Certificates"). It is expected that certificates for shares of the Company's Common Stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. See "The Conversion--Exchange of Certificates." BANK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE BANK OR THE EXCHANGE AGENT
UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

THE SUBSCRIPTION AND COMMUNITY OFFERINGS

    Up to 2,875,000 Subscription Shares (subject to adjustment to up to 3,306,250 shares) will be offered for a subscription price of $10.00 per share (the "Subscription Price") in the Subscription Offering and, to the extent shares remain available for sale, in the Community Offering which is being conducted concurrently with the Subscription Offering (together, the "Offering"). Common Stock offered in the Subscription Offering shall be offered in the following order of priority to: (i) Eligible Account Holders;
(ii) the Bank's KSOP in an amount up to 8% of the shares sold in the Offering; (iii) Supplemental Eligible Account Holders; (iv) Other Members; and (v) Minority Stockholders.

    Common Stock not subscribed for in the Subscription Offering will be offered in the Community Offering to certain members of the general public, with preference given, in the Bank's discretion, to natural persons residing in the Community. The Company and the Bank reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Bank and the Company have hired FBR as consultant and advisor in the Conversion and to assist in soliciting subscriptions in the Offering. See "The Conversion--Subscription Offering and Subscription Rights" and "--Community Offering."


    The Subscription Offering and Community Offering will terminate at noon, Central time, on March 18, 1998 (the "Expiration Date") unless extended by the Bank and the Company, with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. The Community Offering must be completed within 45 days after the expiration of the Subscription Offering unless extended by the Bank and the Company with the approval of the OTS, if necessary.


PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

    To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, Prospectuses may not be mailed later than five days prior to such date or be hand delivered later than two days prior to such date. Order forms and certification forms may only be distributed with a Prospectus. Execution of a stock order form will confirm receipt or delivery of the Prospectus. The Bank will accept for processing only properly completed stock order forms including a signed certification. The Bank will not be required to accept orders submitted on photocopied or facsimilied stock order forms. Payment by check, bank draft, certified or teller's check, money order, or debit authorization to an existing passbook or certificate of deposit account at the Bank must accompany each stock order form. See "The Conversion-- Procedure for Purchasing Shares."

    To ensure that each prospective purchaser is properly identified as to his stock purchase priority, depositors as of the Eligibility Record Date and Supplemental Eligibility Record Date must list all accounts on the stock order form giving all names in each account and the account number. In addition, shareholders of the Bank should list the number of shares held as of January 21, 1998. Failure to list all accounts or shares may result in a subscriber's loss of subscription rights. Individuals qualifying for a stock purchase priority who add individuals with a lower, or no, stock purchase priority as subscribers on an order form will have their stock purchase priority reduced or eliminated, based on the priority, if any, of the added name(s).

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion-- Restrictions on Transfer of Subscription Rights and Shares." The Company and the Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

PURCHASE LIMITATIONS


    The minimum number of shares that may be purchased is 25 shares. Except for the KSOP, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Minority Stockholder may in their capacities as such purchase in the Subscription Offering more than 30,000 Subscription Shares; no person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than 30,000 Subscription Shares; and no person together with associates of and persons acting in concert with such person may purchase in the aggregate more than the number of Subscription Shares that when combined with Exchange Shares received by such person together with associates of and persons acting in concert with such person exceeds 100,000 shares, provided, however, that at any time during the Offering and without further approval by the members of the Mutual Holding Company or stockholders of the Bank and without further notice to subscribers, the Company and the Bank, in their sole discretion, may increase the maximum purchase limitation to up to 5% of the aggregate number of shares of Common Stock issued in the Conversion. Such limitation may be further increased to up to 9.99%, provided that orders for Subscription Shares exceeding 5% of the Common Stock issued in the Conversion do not exceed in the aggregate 10.0% of the Common Stock issued in the Conversion. Under certain circumstances, subscribers for the maximum number of shares will, and certain large subscribers may, be resolicited to increase their subscriptions in the event of any such increase. The Company and the Bank may determine to increase the maximum purchase limitation in their sole discretion whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the Offering Range, subject to any necessary regulatory approval, for any reason, including to sell the minimum number of shares offered, and to raise more capital. See "The Conversion--Limitations on Common Stock Purchases." In the event of an oversubscription, shares will be allocated as described in "The Conversion-- Subscription Offering and Subscription Rights" and "--Community Offering," and in accordance with the Plan of Conversion. In the event of a 15% increase in the total number of shares to be offered, the additional shares will be distributed and allocated as described herein without the resolicitation of subscribers as described in "The Conversion--Subscription Offering and Subscription Rights" and "-- Limitation on Common Stock Purchases."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    The Plan of Conversion and federal regulations require that the aggregate purchase price of the Common Stock in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation. The Bank and the Company have retained RP Financial, Inc. ("RP Financial") to make such valuation (the "Independent Valuation"). The Independent Valuation was prepared based on the assumption that the aggregate amount of Common Stock sold in the Offering would be equal to the estimated pro forma market value of the Company multiplied by the percentage of the Bank Common Stock owned by the Mutual Holding Company at the Effective Date (the "Majority Ownership Percentage"). The Independent Valuation states that as of December 12, 1997, the estimated pro forma market value of the Company ranged from a minimum of $40,219,142 to a maximum of $54,414,133 with a midpoint of $47,316,638 (the "Valuation Range"). The aggregate offering price of the Subscription Shares offered in the Offering will be equal to the Valuation Range multiplied by the Majority Ownership Percentage. The number of Subscription Shares offered in the Offering will be equal to the aggregate offering price of the Subscription Shares divided by the Subscription Price. The number of Subscription Shares offered in the Offering and/or the aggregate of the offering price of the Subscription Shares are referred to herein as the "Offering Range." Based on the Valuation Range, the Majority Ownership Percentage and the Subscription Price, the minimum of the Offering Range will be 2,125,000 Subscription Shares, the midpoint of the Offering Range will be 2,500,000 Subscription Shares, and the maximum of the Offering Range will be 2,875,000 Subscription Shares.

    The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations, (ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality, (iii) stock market conditions generally and in particular for financial institutions, and (iv) the historical trading price of the Minority Shares, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing its appraisal. The Independent Valuation of the Common Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common Stock in the Offering, nor can any assurance be given that those who purchase or receive Common Stock in the Conversion will be able to sell such shares after the Conversion at or above the Subscription Price. Further, the pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued."

    The total number of shares to be issued in the Offering may be increased or decreased without a resolicitation of subscribers, provided that the total number of shares to be issued in the Offering is not less than 2,125,000 or greater than 3,306,250. There is no obligation or understanding on the part of management or the Board of Directors to take and/or pay for any shares in order to complete the Conversion. Following commencement of the Subscription Offering, the maximum of the Valuation Range may be increased by up to 15% to up to $62,576,253, which will result in a corresponding increase of up to 15% in the maximum of the Offering Range to 3,306,250 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings. See "The Conversion--Stock Pricing" and --Number of Shares to be Issued."

USE OF PROCEEDS

    Estimated net proceeds from the sale of the Common Stock are between $20.6 million and $28.1 million. Actual net cash proceeds cannot be determined until the Conversion is completed, and will depend on the number of shares sold in the Offering and the expenses of the Conversion. The Company will contribute at least 50% of the estimated adjusted net Offering proceeds to the Bank. See "Pro Forma Data."

The Company will be unable to utilize any of the net proceeds of the Offering until the Effective Date. The Company and the Bank may use funds from the Offering, for general business purposes, including partial repayment of FHLB advances, investment in one- to four-family residential mortgage loans and other loans, and investment in short-term and intermediate-term securities and mortgage-backed securities. In addition, the Bank and the Company may utilize net proceeds to expand current operations through internal growth or acquisitions, or for diversification into other banking-related businesses and for other business and investment purposes. The Bank acquired three branch offices in January 1998 and intends to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition. Net proceeds retained by the Company may be used for general business activities including, subject to applicable limitations, the possible payment of dividends and repurchases of Common Stock. See "Use of Proceeds."

DIVIDENDS

    The Company intends to pay a quarterly cash dividend of $1.5 million, or $0.373, $0.317, $0.276 and $0.240 per share of Common Stock on an annual basis at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range, respectively. The first dividend is expected to be declared for the fiscal quarter ending June 30, 1998. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy."

MARKET FOR COMMON STOCK

    There is an established market for the Bank Common Stock which is currently listed on the Nasdaq "SmallCap" Market under the symbol "PFSL," and the Bank had three market makers as of January 31, 1998. As a newly formed company, however, the Company has never issued capital stock and consequently there is no established market for its Common Stock. It is expected that the Company's Common Stock may be more liquid than the Minority Shares because there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or if developed, will be maintained. The Minority Shares will automatically on the Effective Date, without further action by the holder thereof, be converted into and become a right to receive shares of Common Stock based on the Exchange Ratio.


    The Company has applied to have its Common Stock listed on the Nasdaq National Market under the Bank's previous symbol "PFSL." FBR has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock, depending upon the volume of trading and subject to compliance with applicable laws and regulatory requirements. FBR will assist the Company in obtaining additional market makers, but there can be no assurance that additional market makers will be identified or that the companies application for listing on the Nasdaq National Market will be approved.



DIRECTOR AND MANAGEMENT BENEFITS FROM OFFERING



    The Bank's KSOP is expected to purchase up to 8% of the shares sold in the Offering, or 200,000 shares assuming the sale of 2,500,000 shares at the midpoint of the Offering Range, after satisfaction of purchase orders of Eligible Account Holders. The shares will be purchased by the KSOP at a cost of $2.0 million (assuming the sale of 2,500,000 shares at the midpoint of the Offering Range) and will be allocated to the accounts of employees without payment by such persons of additional cash consideration. In addition, subject to stockholder approval, the Bank or the Company intends to adopt (i) a recognition and retention plan (the "1998 Recognition Plan") pursuant to which the Bank or the Company intends to award to employees and directors of the Bank at no cost to such employees and directors a number of shares of Common Stock equal to up to 4% of the number of shares sold in the Offering (or 100,000 shares assuming the sale of 2,500,000 shares at the midpoint of the Offering Range), and (ii) a stock option plan (the "1998 Stock Option Plan") pursuant to which the Company intends to award options to purchase a number of shares of Common Stock equal to up to 10% of the number of shares sold in the Offering or (250,000 options, assuming the sale of 2,500,000 shares at the midpoint of the Offering Range), at an exercise price equal to the fair market value of the Common Stock at the time of the award. Shares awarded pursuant to the 1998 Recognition Plan or the 1998 Stock Option Plan may be authorized but unissued shares, or shares of Common Stock acquired by the Bank, the Company, or such plans in the open market. If shares of Common Stock for the 1998 Recognition Plan and the 1998 Stock Option Plan were purchased by the Company in the open market at the Subscription Price per share, the aggregate cost to the Company would be $3.5 million (at the midpoint of the Offering Range). The exercise of such options may, and such awards of Recognition Plan shares and KSOP shares from authorized but unissued shares of the Company would, dilute the interest of existing stockholders. The Company intends to submit the 1998 Recognition Plan and 1998 Stock Option Plan to stockholders for approval. See "Management of the Bank--Benefit Plans."



Voting Power of Directors and Executive Officers



     Directors and executive officers of the Company, who currently hold 127,826 shares (including all unexercised stock options) or 7.59% of the outstanding Bank Common Stock, expect to hold approximately 9.42% to 9.00% of the shares of Common Stock outstanding upon consummation of the Offering (based upon the exchange of Bank Common Stock and anticipated purchases of Common Stock by such directors and executive officers at the minimum and maximum of the Offering Range, respectively). See "Beneficial Ownership of Common Stock" and "Subscriptions by Executive Officers and Directors." Executive officers of the Company, as well as other eligible employees of the Company, also will hold shares of Common Stock that are allocated to accounts established for them pursuant to the KSOP. The KSOP intends to purchase 8% of shares of Common Stock in the Offering (200,000 shares based on the midpoint of the Offering Range). Under the terms of the KSOP, shares of Common Stock that have not yet been allocated to the accounts of employee participants or for which no voting instructions have been received will be voted by the trustees of the ESOP, who are directors of the Company, in accordance with the direction of the KSOP committee.



     Subject to stockholder approval, the Bank or the Company intends to adopt the 1998 Recognition Plan pursuant to which up to 4% of the shares sold in the Offering (100,000 shares based on the midpoint of the Offering Range) would be awarded to directors and executive officers of the Company at no cost to them. In addition, subject to stockholder approval, the Company or the Bank intends to award to directors and executive officers of the Company options to purchase a number of shares of Common Stock equal to up to 10% of the number of shares sold in the Offering (or 250,000 shares based on the midpoint of the Offering Range). Directors and executive officers of the Company also have been granted 22,030 shares of Bank Common Stock pursuant to previously approved recognition plans and 55,169 options to purchase Bank Common Stock pursuant to previously approved stock option plans, which based on the Exchange Ratio at the midpoint of the Offering Range would amount to 63,850 shares of Common Stock and options to purchase 159,896 shares of Common Stock. Accordingly, assuming the issuance of awards pursuant to the 1998 Recognition Plan and the 1998 Stock Option Plan, directors and executive officers of the Company would control the voting of 784,278 shares of Common Stock (or 16.58% of the to be outstanding shares of Common Stock at the midpoint of the Offering Range) despite minimal cash outlay. This voting power, together with additional stockholder support, could preclude or make more difficult takeover attempts that do not have the support of the Company's Board of Directors and may tend to perpetuate existing management. Moreover, such voting control will enable the Company's Board of Directors and management to block approval of transactions requiring the approval of 80% of the stockholders. See "Risk Factors--Certain Antitakeover Considerations."




RISK FACTORS

    Attention should be given to the matters discussed under "Risk Factors" which include discussions of the potential impact of changes in interest rates, tax and accounting consequences of the Conversion, certain anti-takeover provisions in the Company's and Bank's corporate documents and compensation plans, the possible increase in the Valuation Range and the Offering Range and number of shares to be issued.

                        SELECTED CONSOLIDATED FINANCIAL
                  AND OTHER DATA OF THE BANK AND SUBSIDIARIES

    The following tables set forth selected consolidated historical financial and other data of the Bank (including its subsidiaries) for the periods and at the dates indicated. The information is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Bank contained elsewhere herein.

SELECTED FINANCIAL CONDITION DATA

                                                                             SEPTEMBER 30,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (In Thousands)
Total assets.........................................  $  383,417  $  381,562  $  348,554  $  311,416  $  169,787
Cash and cash equivalents............................       2,805       2,046       1,860       2,318       2,116
Cash surrender value of life insurance...............       5,639       5,439      --          --          --
Investment securities................................     200,553     219,690     214,425     197,668      60,648
Loans receivable, net (1)............................     159,690     136,872     116,447     104,083     100,695
Federal Home Loan Bank Stock.........................      10,053      11,608      10,549       2,496       1,831
Deposits.............................................     143,354     116,283     112,458     113,407     119,115
FHLB advances........................................     190,601     227,221     210,987      49,222      36,366
Securities sold under agreements to repurchase.......      20,685      10,100      --         119,430       1,300
Stockholders' equity (2).............................      24,246      22,689      21,008      19,420      11,287

------------------------

(1) Includes loans held for sale.
(2) Retained earnings for fiscal years prior to 1994.

SUMMARY OF OPERATIONS

                                                                           YEARS ENDED SEPTEMBER 30,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (In Thousands)
Interest income............................................  $  26,093  $  25,417  $  23,300  $  14,964  $  12,210
Interest expense...........................................     18,699     18,628     17,241      8,354      5,995
                                                             ---------  ---------  ---------  ---------  ---------
  Net interest income before provision for loan losses.....      7,394      6,789      6,059      6,610      6,215
Provision for loan losses..................................         60        411     --         --            193
                                                             ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses......      7,334      6,378      6,059      6,610      6,022
Noninterest income.........................................      1,351      1,526        911        574        561
Noninterest expense:
  Compensation and benefits................................      2,954      2,704      2,624      2,478      1,844
  Occupancy and equipment..................................        566        439        377        410        343
  Federal deposit insurance premiums(1)....................        108      1,198        279        277        265
  Other....................................................      1,337      1,210        746        743      1,087
                                                             ---------  ---------  ---------  ---------  ---------
    Total noninterest expense..............................      4,965      5,551      4,026      3,908      3,539
                                                             ---------  ---------  ---------  ---------  ---------
Income before income taxes.................................      3,720      2,353      2,944      3,276      3,044
Income tax provision.......................................      1,344        386      1,001      1,339      1,151
                                                             ---------  ---------  ---------  ---------  ---------
  Net income...............................................  $   2,376  $   1,967  $   1,943  $   1,937  $   1,893
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------

(1) Includes nonrecurring SAIF premium assessment of approximately $937,000 in the fiscal year ended September 30, 1996.

Selected Operating Ratios and Other Data (2)

                                                                              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                                       -----------------------------------------------------
                                                                         1997       1996       1995       1994       1993
                                                                       ---------  ---------  ---------  ---------  ---------
Performance Ratios:(6) Return on average equity ratio................      10.07%      8.98%      9.58%     12.63%     18.36%
Return on average assets.............................................       0.63       0.54       0.58       0.85       1.16
Interest rate spread (3).............................................       1.83       1.65       1.57       2.73       3.78
Net interest margin (3)..............................................       2.04       1.89       1.85       2.95       3.95
Noninterest expense to average assets ratio..........................       1.32       1.55       1.20       1.77       2.17
Net interest income after provision for loan losses to noninterest
  expense ratio......................................................     147.68     114.89     150.49     163.94     170.16
Efficiency ratio(7)..................................................      57.17      70.23      57.77      54.40      52.68
Asset Quality Ratios: Average interest-earning assets to average
  interest-bearing liabilities.......................................     104.09     104.61     105.49     106.21     104.46
Nonperforming loans to net loans (4)(5)..............................       0.28       0.74       0.43       0.48       0.71
Nonperforming assets to total assets (4)(5)..........................       0.12       0.30       0.20       0.20       1.09
Allowance for loan losses to nonperforming loans (4)(5)..............     373.45     169.50     273.59     267.60     189.73
Allowance for loan losses to nonperforming assets (4)(5).............     359.79     152.91     197.81     212.12      73.20
Allowance for loan losses to total loans (4).........................       1.03       1.21       1.13       1.24       1.30
Capital, Equity and Dividend Ratios: Tangible capital(4).............       6.32       5.97       6.02       6.20       6.65
Core capital (4).....................................................       6.32       5.97       6.02       6.20       6.65
Risk-based capital (4)...............................................      16.22      16.75      18.80      18.50      14.89
Average equity to average assets ratio...............................       6.26       5.98       6.06       6.72       6.33
Dividend payout ratio (1)............................................      60.74      63.40      48.90     --         --
Per Share Data: Book value per share (8).............................  $   14.85  $   13.97  $   13.05  $   12.06     --
Earnings per share (9)...............................................  $    1.46  $    1.22  $    1.21  $    1.57     --
Other Data: Full-service offices (10)................................          6          5          5          5          5

------------------------

(1) The fiscal year ended September 30, 1995 was the first full fiscal year that the Bank was a publicly traded company. Dividend payout ratio is the total dividends declared divided by net income.

(2) With the exception of period end ratios, ratios are based on average monthly balances.

(3) Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.

(4) End of period ratio.

(5) Nonperforming assets consist of nonperforming loans and real estate owned ("REO"). Nonperforming loans consist of non-accrual loans while REO consists of real estate acquired in settlement of loans.

(6) Excluding the impact of the $937,000 special SAIF assessment in the fiscal year ended September 30, 1996, the return on average assets ratio, the return on average equity ratio, the noninterest expense to average assets ratio and the efficiency ratio would have been 0.7%, 11.8%, 1.3% and 58.37%, respectively.

(7) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.

(8) This calculation is based on 1,632,424, 1,624,594, 1,610,000 and 1,610,000 shares outstanding at September 30, 1997, 1996, 1995 and 1994, respectively.

(9) This calculation is based on weighted average shares outstanding of 1,629,011, 1,617,690, 1,610,000 and 1,236,250 for the fiscal years ended
    September 30, 1997, 1996, 1995 and 1994, respectively.

(10) The Bank completed the acquisition in January 1998 of three additional full-service branch offices.

                              RECENT DEVELOPMENTS

    The following tables set forth certain consolidated financial and other data of the Bank at and for the periods indicated. Consolidated financial data and financial ratios and other data at September 30, 1997 have been derived from and should be read in conjunction with the audited consolidated financial statements of the Bank and Notes thereto presented elsewhere in this Prospectus. Consolidated financial and operating data and financial ratios and other data at and for the three months ended December 31, 1997 and 1996 were derived from unaudited consolidated financial statements of the Bank. The results of operations and ratios and other data presented for the three months ended December 31, 1997 are not necessarily indicative of the results of operations for the year ending September 30, 1998.

Selected Financial Condition Data

                                                               DECEMBER 31,  SEPTEMBER 30,
                                                                   1997          1997
                                                               ------------  -------------
                                                                     (IN THOUSANDS)
Total assets.................................................   $  389,405    $   383,417
Cash and cash equivalents....................................        3,013          2,805
Cash surrender value of life insurance.......................        5,690          5,639
Investment securities........................................      198,096        200,553
Loans receivable, net (1)....................................      167,004        159,690
Federal Home Loan Bank Stock.................................       10,746         10,053
Deposits.....................................................      148,344        143,354
FHLB advances................................................      210,325        190,601
Securities sold under agreements to repurchase...............        2,054         20,685
Stockholders' equity (2).....................................       24,755         24,246

------------------------
(1) Includes loans held for sale.
(2) Retained earnings for fiscal years prior to 1994.


Summary of Operations

                                                             DECEMBER 31,   DECEMBER 31,
                                                                 1997           1996
                                                             -------------  -------------
                                                                    (IN THOUSANDS)
Interest income............................................    $   6,813      $   6,476
Interest expense...........................................        4,926          4,616
                                                                  ------         ------
  Net interest income before provision for loan losses.....        1,887          1,860
Provision for loan losses..................................           --             30
                                                                  ------         ------
  Net interest income after provision for loan losses......        1,887          1,830
Noninterest income.........................................          312            353
Noninterest expense:
  Compensation and benefits................................          826            689
  Occupancy and equipment..................................          126            160
  Federal deposit insurance premiums(1)....................           22             66
  Other....................................................          322            369
                                                                  ------         ------
    Total noninterest expense..............................        1,296          1,284
                                                                  ------         ------
Income before income taxes.................................          903            899
Income tax provision.......................................          325            315
                                                                  ------         ------
    Net income.............................................    $     578      $     584
                                                                  ------         ------
                                                                  ------         ------

------------------------

(1) Includes nonrecurring SAIF premium assessment of approximately $937,000 in the fiscal year ended September 30, 1996.

Selected Operating Ratios and Other Data (2)

                                                                            AS OF OR FOR THE
                                                                                 THREE
                                                                              MONTHS ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Performance Ratios:(6)
Return on average equity ratio..........................................       9.46%     10.18%
Return on average assets................................................       0.60       0.62
Interest rate spread (3)................................................       1.80       1.80
Net interest margin (3).................................................       2.04       2.04
Noninterest expense to average assets ratio.............................       1.34       1.36
Net interest income after provision for loan
  losses to noninterest expense ratio...................................     145.68     142.58
Efficiency ratio(7).....................................................      58.94      58.02

Asset Quality Ratios:
Average interest-earning assets to average interest-bearing
  liabilities...........................................................     104.22     104.72
Nonperforming loans to net loans (4)(5).................................       0.48       0.64
Nonperforming assets to total assets (4)(5).............................       0.23       0.29
Allowance for loan losses to nonperforming loans (4)(5).................     209.41     192.38
Allowance for loan losses to nonperforming assets (4)(5)................     190.54     160.91
Allowance for loan losses to total loans (4)............................       1.00       1.21

Capital, Equity and Dividend Ratios:
Tangible capital(4).....................................................       6.36       6.25
Core capital (4)........................................................       6.36       6.25
Risk-based capital (4)..................................................      16.18      17.32
Average equity to average assets ratio..................................       6.32       6.07
Dividend payout ratio (1)...............................................      63.46      58.55

Per Share Data:
Book value per share (8)................................................  $   15.16  $   14.32
Earnings per share (9)..................................................  $    0.35  $    0.36

Other Data:
Full-service offices (10)...............................................          6          6

------------------------
(1) The fiscal year ended September 30, 1995 was the first full fiscal year that the Bank was a publicly traded company. Dividend payout ratio is the total dividends declared divided by net income.
(2) With the exception of period end ratios, ratios are based on average monthly balances.
(3) Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.
(4) End of period ratio.
(5) Nonperforming assets consist of nonperforming loans and real estate owned ("REO"). Nonperforming loans consist of non-accrual loans while REO consists of real estate acquired in settlement of loans.
(6) Excluding the impact of the $937,000 special SAIF assessment in the fiscal year ended September 30, 1996, the return on average assets ratio, the return on average equity ratio, the noninterest expense to average assets ratio and the efficiency ratio would have been 0.7%, 11.8%, 1.3% and 58.37%, respectively.
(7) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(8) This calculation is based on 1,632,424 and 1,628,153 shares outstanding at December 31, 1997 and 1996.
(9) This calculation is based on weighted average shares outstanding of 1,632,424 and 1,625,561 for the three months ended December 31, 1997 and 1996, respectively.
(10) The Bank completed the acquisition in January 1998 of three additional full-service branch offices.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

GENERAL

    In January 1998 the Bank completed the acquisition of three full-service branch offices. The purchase price included an aggregate of $28.0 million in deposits, as well as the buildings and land at each branch location.

Financial Condition at December 31, 1997 as compared to September 30, 1997

    Total assets increased $6.0 million, or 1.6%, to $389.4 million at December 31, 1997, as compared to $383.4 million at September 30, 1997. This increase was primarily due to an increase in the loan portfolio of $7.3 million, or 4.6%, which was partially offset by a decrease of $2.5 million, or 1.2%, in investment securities. This is consistent with management's strategy to replace maturing and called investments with higher yielding loans.

    Deposits increased $4.9 million, or 3.5%, to $148.3 million at December 31, 1997, as compared to $143.4 at September 30, 1997. This increase was due to normal growth. Federal Home Loan Bank advances increased $19.7 million, or 10.3%, to $210.3 million at December 31, 1997 as compared to $190.6 million at September 30, 1997. The additional advances were used to repay securities sold under agreements to repurchase. As a result, securities sold under agreements to repurchase decreased $18.6 million or 90.1%.

Results of Operations for the Three Months Ended December 31, 1997 and 1996

    For the three months ended December 31, 1997, the Bank had net income of $578,545 as compared to $584,012 for the three months ended December 31, 1996, a decrease of $5,467 or 0.9%. Net interest income after provision increased $57,551 or 3.2%. The increase in net interest income was primarily due to an increase in the average balance in the Bank's higher-yielding loan portfolio as compared to investment securities.

    Interest income from loans for the three-month period ended December 31, 1997 increased $0.4 million, or 13.8%, to $3.3 million from the three-month period ended December 31, 1996. The increase in interest income from loans was partially offset by a decrease in interest income from investment securities. For the three-month period ended December 31, 1997, interest income from securities decreased $0.2 million, or 4.2%, to $3.4 million from $3.6 million from the same period ended December 31, 1996. Total interest income increased $0.3 million, or 5.2%, to $6.8 million.

    Interest expense increased $0.3 million, or 6.7%, to $4.9 million for the three-month period ended December 31, 1997 as compared to the three-month period ended December 31, 1996. Such increase was due to an increase in the Bank's cost of funds during the six-month period ended December 31, 1997 and a slight increase in total borrowings.

    Other income decreased $41,433, primarily the result of a decrease in dividend income which was the result of lower average FHLB balances outstanding during the three-month period ended December 31, 1997 as compared to the three-month period ended December 31, 1996.

    Compensation expense increased $136,608, or 19.8%, to $825,857 for the three-month period ended December 31, 1997 from $689,249 for the three-month period ended December 31, 1996. Such increase was due to an increase in personnel in preparation for the purchase of three new branches, adjusted compensation levels due to changes in responsibilities and normal increases in compensation as a result of annual evaluations.

Non-Performing Loans and Loan Loss Provision

    The allowance for loan losses is established through a provision for loan losses based on management's quarterly asset classification review and evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collection may not be reasonably assured, considers among other matters, the estimated value of collateral, cash flow analysis, historical loan loss experience, and other factors that warrant recognition in providing adequate allowances. No provision was made for the quarter ended December 31, 1997, compared to a provision of $30,000 for the same period in 1996. Management believes that the current allowance for loan loss is adequate to absorb possible loan losses in the existing portfolio. However, future reviews may require additional provisions.

    The following table sets for the information regarding loans delinquent for 90 days or more and real estate owned by the Bank on the dates indicated.

                                                                December 31,      September 30,
                                                                    1997              1997
                                                               ---------------  -----------------
                                                                     (Dollars in Thousands)
Delinquent loans:
  Single family mortgage.....................................     $     760         $     422
  Other mortgage loans.......................................             7                --
  Other loans................................................            41                31
                                                                        ---               ---
    Total delinquent loans...................................           808               453
Total real estate owned (1)..................................            80                17
                                                                        ---               ---
Total non-performing assets..................................           888               470
Total loans delinquent 90 days or more
  to net loans receivable....................................          0.48%             0.28%
Total loans delinquent 90 days or more to
  total assets...............................................          0.21%             0.12%
Total nonperforming loans and REO to total
  assets.....................................................          0.23%             0.12%

------------------------
(1) Net of valuation allowances.

    It is the policy of the Bank to place loans 90 days or more past due on a nonaccrual status by establishing a specific interest reserve that provides for a corresponding reduction in interest income. Delinquent loans 90 days or more past due increased $338,000, or 80.1%, during the period ended December 31, 1997.

Liquidity And Capital Resources

    Regulatory liquidity is defined as a percentage of the institution's average daily balance of net withdrawable deposits and current borrowings, invested with final maturities no longer than five years. The OTS requires 1.0% total liquidity. The Bank's average liquidity ratio during December 1997 was 9.21% compared to 5.17% during the month of September 1997. At December 31, 1997, the Bank was in compliance with all liquidity requirements.

    At December 31, 1997, the Bank had outstanding loan commitments of $2.5 million. Funding of these commitments are expected to be accomplished by utilizing cash resources from deposits, Federal Home Loan Bank advances and/or repurchase agreements and principal and interest payments from loans and the investment portfolio.

    The Bank utilizes Federal Home Loan Bank advances and/or repurchase agreements to leverage its capital to maximize earnings and to maintain a stable capital-to-asset ratio. At December 31, 1997, the Bank's capital-to-asset ratio exceeded all regulatory requirements.

                                  RISK FACTORS

    The following risk factors, in addition to the other information presented in this Prospectus, should be considered by prospective investors in deciding whether to purchase the Common Stock offered hereby.


    Potential Negative Effects of Increases in Market Interest Rates


    The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. The Bank's average interest rate spread for the fiscal years ended September 30, 1997, 1996 and 1995 was 1.83%, 1.65% and 1.57%, respectively, although no assurance can be given that the Bank's average interest rate spread will not decrease in future periods. Any such decrease in the Bank's average interest rate spread could adversely affect the Bank's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

    If an institution's interest-earning assets have longer duration than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. Based upon certain repricing assumptions, the Bank's interest-earning liabilities repricing or maturing within one year exceeded its interest-bearing assets with similar characteristics by $78.0 million or 17.0% of total assets at September 30, 1997. Accordingly, an increase in interest rates generally would result in a decrease in the Bank's average interest rate spread and net interest income. In addition, at September 30, 1997, the Bank's mortgage-backed securities portfolio included $153.0 million of collateralized mortgage obligations with adjustable interest rates but with lifetime caps on such interest rate adjustments ranging from 9% to 9.5%. Accordingly, in an environment of material and prolonged interest rate increases, the yield on these assets could be capped. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Assets and Liability Management."

    The value of the Bank's portfolio will change as interest rates change. Rising interest rates will generally decrease the Bank's net portfolio value, while falling interest rates will generally increase the value of that portfolio. As of September 30, 1997, if interest rates increased instantaneously by 200 basis points, the Bank's net portfolio value would decrease by $14.6 million, or 41% of the estimated market value of the Bank's net portfolio value, as calculated by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management."

    At September 30, 1997, ARM loans constituted 73.8% of the Bank's total net loan portfolio. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

    At September 30, 1997, mortgage-backed securities constituted 44.0% of total assets. Mortgage-backed and related securities are particularly subject to reinvestment risk. For example, during periods of falling interest rates, higher coupon mortgage-backed and related securities are more likely to prepay, and the Bank may not be able to reinvest the proceeds from prepayments in securities or other assets with yields similar to those of the prepaying mortgage-backed and related securities.

DECREASED RETURN ON EQUITY AND INCREASED EXPENSES FOLLOWING THE CONVERSION

    At September 30, 1997, the Bank's ratio of equity to assets was 6.32%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1997, assuming the sale of Common Stock at the midpoint of the Offering Range, the Company's ratio of equity to assets would be

11.38% and, assuming the sale of Common Stock at the adjusted maximum of the Offering Range, the Company's ratio of equity to assets would be 12.89%. The Company's ability to leverage this capital will be significantly affected by industry competition for loans and deposits. The Company currently anticipates that it will take time to prudently deploy such capital.

    In addition, the Company's expenses also are expected to increase because of
(i) the costs associated with the KSOP, (ii) the restricted stock ownership plan and stock option plan expected to be implemented following the Conversion, and
(iii) certain increases in executive compensation related to the responsibilities associated with managing the Company as a fully converted company, the deployment of the net proceeds of the Offering and the successful integration of the operations associated with the three branch offices expected to be acquired in January 1998. Because of the expected increases in both equity and expenses, return on equity is expected to decrease as compared to performance in recent years. A lower return on equity could reduce the trading price of the Company's shares of Common Stock.



INDEPENDENT VALUATION AND POTENTIAL NEGATIVE IMPACT ON TRADING PRICE OF COMMON STOCK


    The offering price as a percentage of pro forma tangible book value of the Common Stock sold in the Offering ranges from 93.98% at the minimum of the Offering Range to 117.92% at the adjusted maximum of the Offering Range. For the fiscal year ended September 30, 1997 the price to pro forma earnings per share of the Common Stock sold in the Offering ranges from 13.89x at the minimum of the Offering Range to 20.00x at the adjusted maximum of the Offering Range. The price to pro forma tangible book value at which the Common Stock is being sold in the Offering substantially exceeds the price to pro forma tangible book value of common stock sold in most mutual-to-stock conversions that do not involve a mutual holding company conversion or reorganization. Prospective investors should be aware that as a result of the relatively high valuation, the after-market performance of the Common Stock is likely to be less favorable during the period immediately following the Conversion than the price performance of common stock sold in recent mutual-to-stock conversions that do not involve a mutual-to-stock conversion of a mutual holding company.


POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES



    If the 1998 Recognition Plan is approved by stockholders of the Company, the 1998 Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion. If such shares are acquired at a per share price equal to the Purchase Price, the cost of such shares would be $1.15 million, assuming the Common Stock sold in the Conversion at the maximum of the Offering Range. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, or from authorized but unissued shares of Common Stock. In the event that the 1998 Recognition Plan acquires authorized but unissued shares of Common Stock from the Company, the voting interests of existing stockholders may be diluted and net income per share and stockholders' equity per share may be decreased.



    If the 1998 Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to 10% of the Common Stock sold in the Offering (250,000 shares, based on the issuance of 2,500,000 shares at the midpoint of the Offering Range). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Company in the open market or from private sources. If only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of stockholders at the time of such award and may decrease net income per share and stockholders' equity per share.



    As of October 31, 1997, there were options outstanding to purchase 48,052 Minority Shares at an average exercise price of $10.00 per share, 33,102 of which were exercisable within 60 days of such date. On the Effective Date these options will be converted into and become options to purchase Common Stock of the Company. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The exercise of such currently existing stock options will result in dilution of the Common Stock holdings of the existing stockholders.


POSSIBLE INCREASE IN OFFERING RANGE AND NUMBER OF SHARES ISSUED

    The number of Subscription Shares to be sold in the Conversion may be increased as a result of an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Offering Range is so increased, it is expected that the Company will issue up to 3,306,250 shares of Common Stock at the Subscription Price. Such an increase in the number of shares issued in the Offering will decrease a subscriber's pro forma annualized net earnings per share and pro forma stockholders' equity per share, but will increase the Company's consolidated pro forma stockholders' equity and pro forma net income. See "Pro Forma Data."

ESOP COMPENSATION EXPENSE



    In November 1993, the American Institute of Certified Public Accountants ("AICPA") Accounting Standards Executive Committee issued Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan ("ESOP") or in the present case, the ESOP portion of the KSOP. Accordingly, future increases and decreases in fair value of Common Stock committed to be released will have a corresponding effect on compensation expense related to the ESOP portion of the KSOP. The annual compensation expense of the ESOP portion of the KSOP will be $123,000 at the midpoint of the Offering Range, assuming the fair value of shares of Common Stock is equal to the Subscription Price. To the extent that the fair value of the Bank's KSOP shares differ from the cost of such shares, the differential will be charged or credited to equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of New Accounting Standards."


RISKS RELATED TO COMMERCIAL REAL ESTATE LOANS AND COMMERCIAL BUSINESS LOANS

    The Bank has increased its originations of commercial real estate loans and commercial business loans. Commercial real estate loans and commercial business loans amounted to $9.6 million and $6.5 million, or 6.0% and 4.1%, respectively, of the Bank's net loans at September 30, 1997.

    Commercial real estate and commercial business lending involves a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances to single borrowers or groups of related borrowers, the dependency for repayment on successful development and operation of the project or business and income stream of the borrower, and loan terms which often do not require full amortization of the loan over its term. In addition, commercial business loans involve a higher degree of risk because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Such risks also can be significantly affected by economic conditions. In addition, commercial real estate and commercial business lending requires substantially greater oversight efforts compared to other lending. See "Business--Lending Activities." As of September 30, 1997, the Bank had $422,000 of non-performing real estate loans, and $31,000 of other non-performing loans. See "Business-- Asset Quality--Non-Performing Assets."


REGULATORY OVERSIGHT AND LEGISLATION



    The Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority, and by the FDIC as insurer of its deposits up to applicable limits. The Bank is a member of the FHLB system. As the holding company of the Bank, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Company, the Bank and their respective operations. See "Regulation."



    On September 30, 1996, the Deposit Insurance funds ("DIF") Act of 1996 was enacted into law. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Bank. See "Regulation--Federal Regulation of Savings Institutions."



    Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies, and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.



GEOGRAPHIC CONCENTRATION AND EXPOSURE TO ECONOMIC DOWNTURNS


    The primary market area of the Bank is the Arkansas counties of Randolph, Lawrence, Craighead, Sharp and Clay, all of which are located in northeast Arkansas. As a result, economic conditions in this area will significantly affect the deposit and loan activities of the Bank, and an economic downturn in this area could negatively impact the operations of the Bank. Moreover, the area is rural in nature, and a large portion of the industry in the area is concentrated in the agriculture and agriculture-related industries.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

    Provisions in the Company's and the Bank's Governing Documents. Provisions in the Company's Certificate of Incorporation and the Bank's Charter and their respective Bylaws provide for limitations on stockholder voting rights. In addition, the Bank's Federal Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions may prevent a change of control of the Company even if desired by a majority of stockholders. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, and certain uniform price provisions for certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding Common Stock may not vote the shares owned in excess of the 10% limit. The Bank's Charter also prohibits, until [April 1999], the acquisition of, or offer to, acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's voting securities. Any person violating this restriction, except for the Company, may not vote any of the Bank's securities held in excess of the 10% limitation. In the event that holders of revocable proxies for more than 10% of the shares of Common Stock of the Company acting as a group or in concert with other proxy holders attempt actions that could indirectly result in a change in control of the Bank, management of the Bank will be able to assert this provision of the Bank's Charter against such holders if it deems such assertion to be in the best interests of the Bank, the Company and its stockholders. It is uncertain, however, whether the Bank would be successful in asserting such provision against such persons.

    VOTING CONTROL OF EXECUTIVE OFFICERS AND DIRECTORS. In addition, assuming executive officers and directors (i) purchase 63,800 Subscription Shares in the Offering, (ii) receive Exchange Shares in the Share Exchange as described herein, (iii) receive a number of shares of Common Stock equal to 4% and 10% of the number of Subscription Shares sold in the Offering pursuant to the 1998 Recognition Plan and 1998 Stock Option Plan, respectively (assuming such plans are approved by stockholders, that all awards are vested and all options exercised, and the 1998 Recognition Plan shares are purchased in the open market); and (iv) receive all stock benefits that were not vested as of October 31, 1997, and exercised all such stock options; then executive officers and directors will own between % and % of the Common Stock at the minimum and adjusted maximum of the Offering Range, respectively. Such amount does not include the 56,790 shares, or 3.5% of the Company's Common Stock that will be owned by the KSOP at the conclusion of the Conversion, assuming it purchases 8.0% of the Subscription Shares sold in the Offering. The Certificate of Incorporation of the Company provides for a supermajority vote of 80% of the outstanding shares of voting stock for: (i) the removal of a director for cause prior to the expiration of his term; (ii) certain business combinations, including mergers, consolidations and sales of 25% or more of the assets of the Company and its subsidiaries with "Interested Stockholders" as defined in "Restrictions on the Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws--Shareholder Vote Required to Approve Business Combinations with Principal Stockholders"; (iii) amendment of certain provisions of the Certificate of Incorporation; and (iv) amendment of the Bylaws. The potential voting control by directors and officers could, together with additional stockholder support or upon exercise of their options, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on the Acquisition of the Company and the Bank."

    PROVISIONS OF COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS. Moreover, the Bank's current employment agreements provide for benefits and cash payments in the event of a change in control of the Company or the Bank. Additionally, the Bank's current stock benefit plans, and the 1998 Recognition Plan and 1998 Stock Option Plan may provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to acquire control of the Company or the Bank. See "Restrictions on the Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Bank--Benefits."

    Possible Year 2000 Computer Program Problems

    A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Bank.


    All of the material data processing of the Bank that could be affected by this problem is provided by a third party service bureau. The service bureau of the Bank has advised the Bank that it expects to resolve this potential problem before the year 2000. However, if this service bureau is unable to resolve this potential problem in time, the Bank would likely experience significant data processing delays, mistake or failures, which could have a significant adverse impact on the financial condition and results of operations of the Bank.

Director and Management Benefits from the Offering



     Subject to stockholder approval, the Bank or the Company intends to adopt the 1998 Recognition Plan pursuant to which the Bank or the Company intends to award to employees and directors of the Bank, at no cost to such employees and directors, the number of shares of Common Stock equal to up to 4% of the number of shares sold in the Offering (or 100,000 shares assuming the sale of 2,500,000 shares at the midpoint of the Offering Range), and (ii) the 1998 Stock Option Plan pursuant to which the Company intends to award options to purchase a number of shares of Common Stock equal to up to 10% of the number of shares sold in the Offering (or 250,000 options assuming the sale of 2,500,000 shares at the midpoint of the Offering Range) at an exercise price equal to the fair market value of the Common Stock at the time of the award. If shares of Common Stock from the 1998 Recognition Plan and the 1998 Stock Option Plan were purchased by the Company in the open market at the subscription price per share, the aggregate cost to the Company would be $3.5 million (at the midpoint of the Offering Range). The Bank's KSOP also is expected to purchase up to 8% of the shares sold in the Offering (or 200,000 shares assuming the sale of 2,500,000 shares at the midpoint of the Offering Range). The shares will be purchased by the KSOP at a cost of $2.0 million (assuming the sale of 2,500,000 shares at the midpoint of the Offering Range) and will be allocated to the accounts of executive officers and other employees without payment by such persons of additional cash consideration.



RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    In an effort to fully deploy post-Conversion capital, in addition to attempting to increase its loan and deposit growth, the Company may seek to expand its banking franchise by acquiring other financial institutions or branches. The Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will be dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Company. The Bank acquired three branch offices in January 1998 and intends to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.


                                  THE COMPANY

    The Company was organized in December 1997 for the purpose of acquiring all of the outstanding shares of capital stock of the Bank. The Company has applied to the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation--Company Regulation." Upon consummation of the Conversion, the Company's assets will be primarily the shares of the Bank's capital stock acquired in the Conversion and that portion of the net proceeds of the Conversion permitted by the OTS to be retained by the Company. The Company initially will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but instead will use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business.

    The Conversion will provide the Bank with additional capital to support future growth and enhance results of operations. Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies or for other business or investment purposes, including the possible repurchase of Common Stock as permitted by the OTS. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds permitted to be retained by the Company and earnings thereon or, alternatively, through dividends received from the Bank.

    The Company's executive office is located at 203 West Broadway, Pocahontas, Arkansas, and its telephone number is (870) 892-4595.

                                    THE BANK

    Pocahontas Federal Savings and Loan Association is a federally chartered savings and loan association headquartered in Pocahontas, Arkansas. The Bank's deposits are insured by the FDIC under the SAIF. The Bank has been a member of the FHLB since 1935. At September 30, 1997, the Bank had total assets of $383.4 million, total deposits of $143.4 million, and stockholders' equity of $24.2 million.

    The Bank was originally organized in 1935 as a federally chartered mutual savings and loan association. The Bank was reorganized as a stock savings and loan association on December 31, 1991, pursuant to a plan of reorganization that was approved by the OTS. As part of that reorganization, the Mutual Holding Company was formed as the mutual holding company of the Bank. In April 1994, the Bank issued 747,500 shares of its common stock in a subscription and community offering, with the remaining shares of its common stock (862,500 shares, or 53.6% of all outstanding shares) issued to the Mutual Holding Company.

    In January 1998, the Bank purchased three full-service branch offices, which increased the Bank's branches to nine. The purchase included an aggregate of
$         in deposits, as well as the buildings and land at each branch location. The newly acquired branches are located in Walnut Ridge, Hardy and Lake City in Arkansas and supplement the Bank's existing branches in Lawrence, Sharp and Craighead Counties.

    The Bank is a community-oriented savings institution that, with the consummation of the branch acquisition referred to above, operates nine full-service offices in its market area consisting of the Arkansas counties of Randolph,

Lawrence, Craighead, Sharp and Clay. The Bank's market area has a diverse economic base, although it is significantly influenced by agriculture, light manufacturing, services and wholesale and retail trade. Increasingly, the economy of the Bank's market area has been influenced by the service sector and, to a lesser extent, by tourism and by the retirement sector. The Bank is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such deposits, together with borrowed funds, in loans collateralized by single-family residential real estate, multifamily loans, agricultural loans and commercial real estate loans, generally secured by property located in its market area. The Bank also originates commercial business loans and, to a lesser extent, consumer loans. The Bank also invests in mortgage-backed and related securities and other investment securities, including CMOs. See "Business of the Bank--Lending Activities; "--Investment Activities." During the fiscal year ended September 30, 1997, 74.6% of the loans originated by the Bank were single-family residential real estate loans. At September 30, 1997, such loans totaled 86.8% of the Bank's total net loan portfolio. At September 30, 1997, agricultural loans, commercial real estate loans (including land loans), and commercial business loans comprised 2.9%, 6.0% and 4.1%, respectively, of the Bank's total net loan portfolio.

    The Bank's executive offices are located at 203 West Broadway, Pocahontas, Arkansas, and its telephone number at that location is (870) 892-4595.

HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

    At September 30, 1997, the Bank exceeded all OTS regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of September 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date, and that the Company contributes to the Bank a portion of the estimated net proceeds of the Offering sufficient to increase the Bank's tangible capital to at least 10% of its adjusted total assets. Accordingly, it has been assumed that 1%, 14%, 23% and 31% of the net proceeds of the Offering have been retained by the Company based on the sale of 2,250,000, 2,500,000, 2,875,000 and 3,306,250 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range, respectively. See "Pro Forma Data" for the assumptions used to determine the net proceeds of the Offering. For purposes of the table below, the amount expected to be borrowed by the ESOP portion of the KSOP and the cost of the shares expected to be acquired by the 1998 Recognition Plan are deducted from pro forma regulatory capital.


                                                          PRO FORMA AT SEPTEMBER 30, 1997, BASED UPON THE SALE OF
                                          ---------------------------------------------------------------------------------------
                       HISTORICAL AT
                    SEPTEMBER 30, 1997     2,125,000 SHARES      2,500,000 SHARES      2,875,000 SHARES       3,306,250 SHARES
                    -------------------   -------------------   -------------------   -------------------   ---------------------
                              PERCENT               PERCENT               PERCENT               PERCENT                PERCENT
                                 OF                    OF                    OF                    OF                     OF
                    AMOUNT   ASSETS (2)   AMOUNT   ASSETS (2)   AMOUNT   ASSETS (2)   AMOUNT   ASSETS (2)   AMOUNT   ASSETS(2)(3)
                    -------  ----------   -------  ----------   -------  ----------   -------  ----------   -------  ------------
                                                              (DOLLARS IN THOUSANDS)
GAAP capital......  $24,246     6.32%     $40,107    10.00%     $40,147    10.00%     $40,182    10.00%     $40,214     10.00%
Tangible capital:
  Capital level...  $24,246     6.32%     $40,106    10.00%     $40,146    10.00%     $40,181    10.00%     $40,213     10.00%
  Requirement.....    5,754     1.50%       6,018     1.50%       6,023     1.50%       6,028     1.50%       6,033      1.50%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
    Excess........  $18,492     4.82%     $34,088     8.50%     $34,123     8.50%     $34,153     8.50%     $34,180      8.50%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
Core capital:
  Capital level...  $24,246     6.32%     $40,106    10.00%     $40,146    10.00%     $40,181    10.00%     $40,213     10.00%
  Requirement
    (3)...........   11,509     3.00%      12,035     3.00%      12,046     3.00%      12,056     3.00%      12,067      3.00%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
    Excess........  $12,737     3.32%     $28,071     7.00%     $28,100     7.00%     $28,125     7.00%     $28,146      7.00%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
Risk-based
  capital:
  Capital level
    (4)...........  $25,913    16.22%     $41,774    24.79%     $41,814    24.78%     $41,849    24.78%     $41,881     24.77%
  Requirement.....   12,781     8.00%      13,483     8.00%      13,497     8.00%      13,510     8.00%      13,525      8.00%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
    Excess........  $13,132     8.22%     $28,291    16.79%     $28,317    16.78%     $28,339    16.78%     $28,356     16.77%
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----
                    -------    -----      -------    -----      -------    -----      -------    -----      -------     -----

------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the Offering.

(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Pro forma total adjusted and risk-weighted assets used for the capital calculations include the proceeds of the KSOP's purchase of 8% of the Subscription Shares. Pro forma total adjusted assets were $401.2 million, $401.5 million, $401.7 million, $402.0 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range. Pro forma risk-weighted assets were $168.5 million, $168.7 million, $168.9 million and $169.1 million, respectively, at the minimum, midpoint, maximum, and maximum, as adjusted, of the Offering Range.

(3) The current OTS core capital requirement for savings banks is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital ratio requirement for all other savings banks. See "Regulation--Federal Regulation of Savings Institution--Capital Requirements."

(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

                                USE OF PROCEEDS

    Although the actual net proceeds from the sale of the Subscription Shares cannot be determined until the Offering is completed, it is presently anticipated that the net proceeds will be between $20.6 million and $28.1 million (or $32.3 million if the Offering Range is increased by 15%). See "Pro Forma Data" and "The Conversion --Exchange Ratio" and "--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offering until the consummation of the Conversion.

    The Company is expected to contribute to the Bank a portion of the net proceeds of the Offering sufficient to increase the Bank's tangible capital to at least 10% of its adjusted total assets. Such portion of the net proceeds will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including the partial repayment of FHLB advances, investment in one-to-four family residential real estate loans and other loans and investment in short-term and intermediate-term securities and mortgage-backed securities. The Bank may also use such funds to expand operations through the establishment or acquisition of branch offices, and the acquisition of other financial institutions or other financial services companies. To the extent the 1998 Recognition Plan is not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Offering to fund the purchase of stock to be awarded under such plan. See "Management of the Bank--Benefit Plans".

    The Company intends to use a portion of the net proceeds to loan funds to the KSOP to enable the KSOP to purchase 8% of the Subscription Shares issued in the Offering. The Company and Bank may alternatively choose to fund the KSOP's stock purchases through a loan by a third party financial institution. See "Management of the Bank--Benefit Plans." The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of new branch offices, and the acquisition of other financial institutions or diversification into other banking related businesses. The Bank entered into an agreement in August 1997 for the acquisition of three branch offices, and the Company and the Bank intend to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

    Upon completion of the Conversion, the Board of Directors of the Company will have the authority to repurchase stock, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS policy, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

    Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/ or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchases stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the Offering. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders.

                                DIVIDEND POLICY

    The Company intends to pay a quarterly cash dividend of $1.5 million, or $0.373, $0.317, $0.276 and $0.240 per share of Common Stock on an annual basis, at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range, respectively. The first dividend is expected to be declared for the fiscal quarter ending June 30, 1998. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offering retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operation, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Market for the Common Stock."

    The Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion and Reorganization--Liquidation Rights." For information concerning federal and state law and regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation--Federal Taxation--Distributions" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

    Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

    Additionally, in connection with the Conversion, the Company and the Bank have committed to the OTS that during the one-year period following the consummation of the Conversion and the Reorganization, the Company will not take any action to declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

    Since the completion of the first full fiscal quarter following the initial sale by the Bank of the Bank Common Stock in April 1994, the Bank has paid average annual cash dividends on the Bank Common Stock of $.725 per share, which amounts to a quarterly dividend of $.181 per share. The Bank's current quarterly cash dividend is $0.225 per share, and the Bank intends to continue to pay regular quarterly cash dividends through the fiscal quarter ending March 31, 1998.

                          MARKET FOR THE COMMON STOCK

    There is an established market for the Bank Common Stock which is currently listed on the Nasdaq "SmallCap" Market under the symbol, "PFSL," and the Bank had three market makers as of September 30, 1997. As a newly formed company, however, the Company has never issued capital stock and consequently there is no established market for its Common Stock. It is expected that the Common Stock will be more liquid than the Bank Common Stock since there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or if developed, will be maintained. Minority Shares will automatically, without further action by the holders thereof, be converted into and become a right to receive a number of shares of Company Common Stock that is determined pursuant to the Exchange Ratio. See "The Conversion and Reorganization--Share Exchange Ratio."



    The Company has applied to have its Common Stock listed on the Nasdaq National Market under the Bank's previous symbol "PFSL." One of the requirements for quotation of the Common Stock on the Nasdaq National Market is that there be at least three market makers for the Common Stock. The Company will seek to encourage and assist at least three market makers to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although not legally or contractually required to do so, FBR has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock, depending upon the volume of trading and subject to compliance with applicable laws and regulatory requirements. While the Company has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the Conversion it will be able to obtain the commitment from at least two other broker-dealers to act as market makers for the Common Stock, there can be no assurance there will be three or more market makers for the Common Stock or that the Company's application for listing on the Nasdaq National Market will be approved.



    Additionally, the development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. In the event that institutional investors buy a relatively large proportion of the Offering, the number of active buyers and sellers of the Common Stock at any particular time may be limited. There can be no assurance that persons purchasing the Common Stock will be able to sell their shares at or above the Subscription Price. Therefore, purchasers of the Common Stock should have a long-term investment intent and should recognize that a possibly limited trading market may make it difficult to sell the Common Stock after the Conversion and may have an adverse effect on the price of the Common Stock.

    The following table sets forth the high and low bid quotes for the Minority Shares since the completion of the Minority Stock Offering in which the Minority Shares were sold for $10.00 per share, together with the cash dividends declared subsequent thereto. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not reflect actual transactions. This information has been obtained from monthly statistical summaries provided by the Nasdaq Stock Market. As of February 1, 1997 there were 769,924 Minority Shares outstanding.

                                   HIGH        LOW
     1997                           BID        BID
-------------------------------  ---------  ---------
1st Quarter Ended 12-31-96       $   17.50  $   14.25
2nd Quarter Ended 3-31-97        $   20.00  $   16.75
3rd Quarter Ended 6-30-97        $   20.75  $   17.75
4th Quarter Ended 9-30-97        $   36.00  $   20.00

                                   HIGH        LOW
     1996                           BID        BID
-------------------------------  ---------  ---------
1st Quarter Ended 12-31-95       $   16.75  $   14.00
2nd Quarter Ended 3-31-96        $   17.25  $   15.75
3rd Quarter Ended 6-30-96        $   15.75  $   14.25
4th Quarter Ended 9-30-96        $   15.63  $   14.25

    Cash Dividends Declared in Fiscal 1997:


 RECORD                   PAYMENT    DIVIDEND
  DATE                     DATE      PER SHARE
---------                ---------  -----------
 12/15/96                 01/03/97   $   0.210
 03/15/97                 04/03/97   $   0.225
 06/15/97                 07/03/97   $   0.225
 09/15/97                 10/03/97   $   0.225

    Cash Dividends Declared in Fiscal 1996:

 RECORD                   PAYMENT    DIVIDEND
  DATE                     DATE      PER SHARE
---------                ---------  -----------
 12/15/95                 01/03/96   $   0.170
 03/15/96                 04/03/96   $   0.190
 06/15/96                 07/03/96   $   0.200
 09/16/96                 10/03/96   $   0.210

    At September 17, 1997 (the day immediately preceding the public announcement
of the Conversion) and at February       , 1997, the last sale of Minority
Shares as reported on the Nasdaq "SmallCap" Market was at a price of $28.00 per
share and $         per share, respectively. At October 31, 1997, the Bank had
291 stockholders of record. All Minority Shares, including shares held by the Bank's officers and directors, will on the Effective Date be automatically converted into and become the right to receive a number of shares of Common Stock of the Company determined pursuant to the Exchange Ratio, and options to purchase Minority Shares will be converted into options to purchase a number of shares of Common Stock determined pursuant to the Exchange Ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock.

                                 CAPITALIZATION

    The following table presents the historical consolidated capitalization of the Bank at September 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the assumptions set forth in the "Pro Forma Data" section.

                                                                                      PRO FORMA CONSOLIDATED CAPITALIZATION
                                                                                   BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                                                --------------------------------------------------
                                                                  HISTORICAL     2,125,000    2,500,000    2,875,000    3,306,250
                                                                 CAPITALIZATION   SHARES       SHARES       SHARES     SHARES (1)
                                                                 -------------  -----------  -----------  -----------  -----------
                                                                                       (DOLLARS IN THOUSANDS)
Deposits (2)...................................................    $ 143,354     $ 143,354    $ 143,354    $ 143,354    $ 143,354
Borrowed funds.................................................      211,286       211,286      211,286      211,286      211,286
                                                                 -------------  -----------  -----------  -----------  -----------
Total deposits and borrowed funds..............................    $ 354,640     $ 354,640    $ 354,640    $ 354,640    $ 354,640
                                                                 -------------  -----------  -----------  -----------  -----------
                                                                 -------------  -----------  -----------  -----------  -----------
Stockholders' equity:
  Preferred Stock, $.01 par value, 10,000,000 shares authorized;
    none to be issued (3)......................................           --            --           --           --           --
  Common Stock, $.01 par value, 30,000,000 shares authorized;
    shares to be issued as reflected (3).......................          163            40           47           54           63
  Additional paid-in capital (4)...............................       14,914        35,675       39,384       43,092       47,357
  Retained income (5)..........................................        9,273         9,734        9,734        9,734        9,734
  Less:
    Common Stock acquired by KSOP..............................         (104)         (104)        (104)        (104)        (104)
    Additional Common Stock to be acquired by ESOP (6).........           --        (1,700)      (2,000)      (2,300)      (2,645)
    Common Stock to be acquired by 1998 Recognition Plan (7)              --          (850)      (1,000)      (1,150)      (1,323)
                                                                 -------------  -----------  -----------  -----------  -----------
      Total stockholders' equity...............................    $  24,246     $  42,795    $  46,061    $  49,326    $  53,082
                                                                 -------------  -----------  -----------  -----------  -----------
                                                                 -------------  -----------  -----------  -----------  -----------
  Total stockholders' equity as a percentage of pro forma total
    assets.....................................................         6.32%        10.66%       11.38%       12.09%       12.89%
                                                                 -------------  -----------  -----------  -----------  -----------
                                                                 -------------  -----------  -----------  -----------  -----------


------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the Subscription and Community Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The Bank has 10,000,000 authorized shares of preferred stock.

(4) Does not include proceeds from the Offering that the Company intends to lend to the KSOP to enable it to purchase shares of Common Stock in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1998 Stock Option Plan and 1998 Recognition Plan expected to be adopted by the Company. If such plans are approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Offering will be reserved for issuance upon the exercise of options under the 1998 Stock Option Plan, and the 1998 Recognition Plan will acquire an amount of Common Stock equal to 4% of the number of shares sold in the Offering, either through open market purchases or from authorized but unissued shares. No effect has been given to the exercise of options currently outstanding. See "Management of the Bank-- Benefits." The Bank has 20,000,000 authorized shares of Bank Common Stock, par value $.10 per share.

(5) Pro forma retained income reflects consolidation of $461,000 of Mutual Holding Company assets in conjunction with the Offering. The retained income of the Bank will be substantially restricted after the Conversion, see "The Conversion--Liquidation Rights" and "Regulation and Supervision-- Federal Regulations of Savings Institutions--Limitations on Capital Distributions."

(6) Assumes that 8% of the shares issued in the Offering will be acquired by the ESOP portion of the KSOP financed by a loan from the Company. The loan will be repaid principally from the Bank's contributions to the KSOP. Since the Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity.

(7) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Offering will be purchased by the 1998 Recognition Plan in open market puchases. The dollar amount of Common Stock to be purchased is based on the $10.00 per share Subscription Price in the Offering and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Subscription Price in the Offering. As the Bank accrues compensation expense to reflect the vesting of such shares pursuaht to the 1998 Recognition Plan, the charge against capital will be reduced accordingly. Implementation of the 1998 Recognition Plan will require stockholder approval. If the shares to fund the Plan are assumed to come from authorized but unissued shares purchased by the 1998 Recognition Plan from the Company at the Subscription Price, at the minimum, midpoint, maximum and the maximum, ad adjusted, of the offering Range, the number of outstanding shares would be 4,106,914, 4,831,663, 5,556,413 and 6,389,925, respectively, and total stockholders' equity would be $43.6 million, $47.1 million, $50.5 million and $54.4 million, respectively, at September 30, 1997. As a result of the plan acquiring authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 2.07%.


                                 PRO FORMA DATA


    The actual net proceeds from the sale of the Common Stock in the Offering cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $20.6 million and $28.1 million based upon the following assumptions: (i) 63,800 shares are sold in the Offering to the Bank's directors, officers, employees and their families and remaining shares are sold in the Subscription Offering; (ii) 8% of the shares sold in the Offering are purchased by the KSOP; (iii) FBR receives no fee for the sale of shares to the KSOP and the Bank's directors, officers, employees and their families; and (iv) Conversion expenses, excluding marketing fees described above, are $422,500.


    Actual Conversion expenses may vary from those estimated, because the fees paid will depend upon the percentages and total number of the shares sold in the Offering and other factors. Under the Plan of Conversion, the Common Stock must be sold in the Offering at an aggregate Subscription Price not less than nor greater than the Offering Range, which is subject to adjustment. The Offering Range, as established by the Board of Directors is between a minimum of $21.2 million and a maximum of $28.8 million, with a midpoint of $25.0 million. This represents a range between a minimum of 2,125,000 shares and a maximum of 2,875,000 shares, based upon the Subscription Price of $10.00 per share. If the Offering Range is increased by up to 15% to reflect market or general financial conditions following the commencement of the Offering, the adjusted maximum number of shares of Common Stock to be issued would be 3,306,250 for estimated gross proceeds of $33.1 million.


    Pro forma consolidated net income of the Company for the fiscal year ended September 30, 1997 has been calculated as if the Company had been in existence and estimated net proceeds received by the Company and the Bank had been invested at an assumed interest rate of 5.44% for the fiscal year ended September 30, 1997. The reinvestment rate was calculated based on the one year U.S. Treasury bill rate. The use of this rate is viewed to be more relevant in the current low interest rate environment than the use of an arithmetic average of the weighted average yield earned on interest-earning assets and the weighted average rate paid on deposits during such periods. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. The pro forma after-tax yield on the estimated net proceeds is assumed to be 3.36% for the fiscal year ended September 30, 1997, based on an effective combined federal and state tax rate of 38.3%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It has been assumed that the Company has contributed to the Bank a portion of the net proceeds of the Offering sufficient to increase the Bank's tangible capital to at least 10% of its adjusted total assets.


    The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

    The following table summarizes historical data of the Bank and pro forma data of the Company at or for the fiscal year ended September 30, 1997, based on assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to currently outstanding stock options or the 1998 Stock Option Plan, nor does book value give any effect to the liquidation account to be established in the Conversion or the bad debt reserve in liquidation. See "The Conversion--Liquidation Rights," and "Management of the Bank-- Directors' Compensation," and "--Executive Compensation."



                                                 AT OR FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                                          BASED UPON THE SALE FOR $10.00 OF
                                                  --------------------------------------------------
                                                  2,125,000    2,500,000    2,875,000    3,306,250
                                                   SHARES        SHARES       SHARES     SHARES (1)
                                                 -----------  ----------   -----------  -----------
                                                          (DOLLARS AND SHARES IN THOUSANDS)
Gross proceeds................................   $   21,250   $   25,000   $   28,750   $   33,063
Expenses......................................          618          653          687          720
                                                 -----------  -----------  -----------  ----------
  Estimated net proceeds......................   $   20,632   $   24,347   $   28,063   $   32,343
  Common stock purchased by KSOP (2)..........       (1,700)      (2,000)      (2,300)      (2,645)
  Common stock purchased by 1998
   Recognition Plan (3).......................         (850)      (1,000)      (1,150)      (1,323)
                                                 -----------  -----------  -----------  ----------
     Estimated net proceeds, as adjusted......   $   18,082   $   21,347   $   24,613   $   28,375
                                                 -----------  -----------  -----------  ----------
                                                 -----------  -----------  -----------  ----------
For the fiscal year ended September 30, 1997:
Net income:
  Historical..................................   $    2,376   $    2,376   $    2,376   $    2,376
Pro forma adjustments:
  Income on adjusted net proceeds.............          607          717          826          952
  KSOP (2)....................................         (105)        (123)        (142)        (163)
  1998 Recognition Plan (3)...................         (105)        (123)        (142)        (163)
                                                 -----------  -----------  -----------  -----------
     Pro forma net income.....................   $    2,773   $    2,847   $    2,918   $    3,002
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Net income per share (4):
  Historical (8)..............................   $     0.61    $    0.52   $     0.45   $     0.39
Pro forma adjustments:
  Income on net proceeds......................         0.17         0.17         0.16         0.17
  KSOP (2)....................................        (0.03)       (0.03)       (0.03)       (0.03)
  1998 Recognition Plan (3)...................        (0.03)       (0.03)       (0.03)       (0.03)
                                                 -----------  -----------  -----------  -----------
     Pro forma net income per share (4) (5)..    $     0.72   $     0.63   $     0.55   $     0.50
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Pro forma price to earnings...................        13.89x       15.87x       18.05x       20.00x
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Number of shares used in price to earnings
  ratio calculations...........................   3,868,914    4,551,663    5,234,413    6,019,575

At September 30, 1997:
Stockholders' equity:
  Historical (8)..............................   $   24,707   $   24,707   $   24,707    $  24,707
  Estimated net proceeds......................       20,632       24,347       28,063       32,343
  Less: Common stock acquired by KSOP (2).....       (1,700)      (2,000)      (2,300)      (2,645)
        Common Stock acquired by 1998
         Recognition Plan (3).................         (850)      (1,000)      (1,150)      (1,323)
                                                 -----------  -----------  -----------  -----------
Pro forma stockholders' equity (6)............   $   42,789   $   46,054   $   49,320   $   53,082
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Stockholders' equity per share (7):
  Historical..................................   $     6.14   $     5.22   $     4.54   $     3.95
  Estimated net proceeds......................         5.13         5.14         5.15         5.16
  Less: Common stock acquired by KSOP (2).....        (0.42)       (0.42)       (0.42)       (0.42)
        Common Stock acquired by 1998
        Recognition Plan (3)..................        (0.21)       (0.21)       (0.21)       (0.21)
                                                 -----------  -----------  -----------  -----------
  Pro forma stockholders' equity per
   share (6)(7)...............................   $    10.64   $     9.73   $     9.06   $     8.48
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Offering price as a percentage of pro forma
  stockholders' equity per share..............        93.98%      102.77%      110.38%      117.92%
                                                 -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------
Number of shares used in book value per
  share calculations..........................    4,021,914    4,731,663    5,441,413    6,257,625
Pro forma equity as a percent
  of pro forma assets.........................        10.66%       11.38%       12.09%       12.89%



------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market and financial conditions following the commencement of the Offering.

(footnotes continued)


   (2) Assumes that 8% of shares of Common Stock sold in the Offering will be purchased by the ESOP portion of the KSOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP portion of the KSOP from the net proceeds of the Offering retained by the Company. The Bank intends to make annual contributions to the KSOP in an amount at least equal to the principal of the debt. The Bank's total annual payments on the KSOP debt is based upon ten equal annual installments of principal. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the KSOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by the Bank, the fair value of the Common Stock remains at the Subscription Price and the KSOP expense reflects an effective combined federal and state tax rate of 38.3%. The unallocated KSOP shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the KSOP. The pro forma net income further assumes (i) that 17,000, 20,000, 23,000 and 26,450 shares were committed to be released with respect to the fiscal year ended September 30, 1997, in each case at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively, and
    (ii) in accordance with SOP 93-6, only the KSOP shares committed to be released during the respective period were considered outstanding for purposes of net income per share calculations. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."

(3) Subject to the approval of the Company's stockholders, the 1998 Recognition Plan intends to purchase an aggregate number of shares of Common Stock equal to 4% of the shares to be issued in the Offering. The shares may be acquired directly from the Company, or through open market purchases. The funds to be used by the 1998 Recognition Plan to purchase the shares will be provided by the Bank or the Company. See "Management of the Bank--Benefit Plans--1998 Recognition Plan." Assumes that the 1998 Recognition Plan acquires the shares through open market purchases at the Subscription Price with funds contributed by the Bank, and that 20% of the amount contributed to the 1998 Recognition Plan is amortized as an expense during the fiscal year ended September 30, 1997, and the 1998 Recognition and Retention Plan expense reflects an effective combined federal and state tax rate of 38.3%.
    Assuming Stockholder approval of the plan and that the plan shares are awarded through the use of authorized-but-unissued shares of Common Stock, Stockholders would have their voting interests diluted by approximately 2.07%.


(4) Per share figures include shares of Common Stock that will be exchanged for Minority Shares in the Share Exchange. Net income per share computations are determined by taking the number of subscription shares assumed to be sold in the Offering and the number of Exchange Shares assumed to be issued in the Share Exchange and, in accordance with SOP 93-6, subtracting the KSOP shares which have not been committed for release during the respective period. See
    Note 2 above. The number of shares of Common Stock actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1998 Stock Option Plan, which is expected to be adopted by the Company following the Offering and presented to stockholders for approval. If the 1998 Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock sold in the Offerings will be reserved for future issuance upon the exercise of options to be granted under the 1998 Stock Option Plan. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price equal to the Subscription Price, and that the 1998 Recognition Plan purchases shares in the open market at the Subscription Price, (i) pro forma net income per share for the fiscal year ended September 30, 1997 would be $0.70, $0.61, $0.55 and $0.49, and the pro forma stockholders' equity per share at September 30, 1997 would be $10.60, $9.75, $9.11 and $8.56, in each case at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.

(6) The retained income of the Bank will be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation and Supervision--Federal Regulation of Savings
    Institutions--Limitation on Capital Distributions."

(7) Per share figures include shares of Common Stock that will be exchanged for Minority Shares in the Share Exchange. Stockholders' equity per share calculations are based upon the sum of (i) the number of Subscription Shares assumed to be sold in the Offering, and (ii) Exchange Shares equal to the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The Exchange Shares reflect an Exchange Ratio of 2.4638, 2.8985, 3.3333 and 3.8333, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively. The number of Subscription Shares actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.

(8) Includes $461,000 in Mutual Holding Company assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Bank's net income is primarily affected by its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities, and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowed funds, including FHLB advances. The Bank's net income also is affected by its provisions for losses on loans and investments in real estate, as well as the amount of noninterest income (including fees and service charges and gains or losses on sales of loans), and noninterest expense, including salaries and employee benefits, premises and equipment expense, data processing expense, federal deposit insurance premiums and income taxes. Net income of the Bank also is affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.



MARKET RISK ANALYSIS

    GENERAL. It is the objective of the Bank to minimize, to the degree prudently possible, its exposure to interest rate risk, while maintaining an acceptable interest rate spread. Interest rate spread is the difference between the Bank's yield on its interest-earning assets and its cost of interest-bearing liabilities. Interest rate risk is generally understood to be the sensitivity of the Bank's earnings, net asset values, and stockholders' equity to changes in market interest rates.

    Changes in interest rates affect the Bank's earnings. The effect on earnings of changes in interest rates generally depends on how quickly the Bank's yield on interest-earning assets and cost of interest-bearing liabilities react to the changes in market rates of interest. If the Bank's cost of deposit accounts reacts more quickly to changes in market interest rates than the yield on the Bank's mortgage loans and other interest-earnings assets, then an increasing interest rate environment is likely to adversely affect the Bank's earnings and a decreasing interest rate environment is likely to favorably affect the Bank's earnings. On the other hand, if the Bank's yield on its mortgage loans and other interest-earnings assets reacts more quickly to changes in market interest rates than the Bank's cost of deposit accounts, then an increasing interest rate environment is likely to favorably affect the Bank's earnings and a decreasing interest rate environment is likely to adversely affect the Bank's earnings.

    The following table presents the difference between the Bank's interest-earning assets and interest-bearing liabilities at September 30, 1997 expected to reprice or mature, based on certain assumptions, in each of the future time periods shown. This table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes. This table also does not reflect the impact of $40 million in notional amount of interest rate caps purchased by the Bank with expiration dates ranging from December 1998 to December 1999. The effect of such interest rate caps would reduce the Bank's one year cumulative interest rate sensitivity gap to a negative 9.26% at September 30, 1997.

                                                                                MORE THAN
                                                                   MORE THAN   THREE YEARS
                                                        WITHIN    ONE YEAR TO    TO FIVE        OVER
                                                       ONE YEAR   THREE YEARS     YEARS      FIVE YEARS     TOTAL
                                                      ----------  -----------  ------------  -----------  ----------
Interest-earning assets:
 Mortgage loans:
  Fixed-rate........................................  $   6,001   $   4,076    $   2,110    $    4,858   $  17,045
  Adjustable-rate...................................     53,178      51,173       17,153         --        121,504
 Non-mortgage loans:
  Fixed-rate........................................     10,429      15,685         --           --         26,114
  Adjustable rate...................................      --          --            --           --           --
 Securities held to maturity:
  Investment securities.............................        512      26,373            5         4,823      31,713
  Mortgage-backed securities........................    154,672       7,442        3,789         2,937     168,840
  Federal Home Loan Bank stock......................     10,053       --            --           --         10,053
                                                      ---------   ---------    ----------    ---------   ---------
Total interest-earning assets.......................  $ 234,845   $ 104,749    $  23,057     $  12,618   $ 375,269
                                                      ---------   ---------    ----------    ---------   ---------
                                                      ---------   ---------    ----------    ---------   ---------

Interest-bearing liabilities:
 Deposits:
  Demand accounts...................................  $   --      $   --       $    --       $  17,350   $  17,350
  Savings accounts..................................      9,069       --            --           8,655      17,724
  Certificates of deposit...........................     89,363      18,064          853         --        108,280
 Other Liabilities
  FHLB advances--Fixed Rate.........................  $ 114,001   $  --        $    --      $    --      $ 114,001
  FHLB advances--Variable Rate......................     76,600      --             --           --         76,600
  Reverse repurchase agreements.....................     20,685      --             --           --         20,685
  ESOP Loan.........................................       (104)     --             --           --           (104)
                                                      ---------   ---------    ----------    ---------   ---------
Total interest-bearing liabilities..................  $ 309,614   $  18,064    $     853    $  26,005    $ 354,536
                                                      ---------   ---------    ----------    ---------   ---------
                                                      ---------   ---------    ----------    ---------   ---------

Excess (deficiency) of interest-earning assets
  over interest-bearing liabilities.................    (74,769)     86,685       22,204      (13,387)      20,733

Cumulative excess (deficiency) of interest-earning
  assets over interest-bearing liabilities..........    (74,769)     11,916       34,120       20,733

Cumulative ratio of excess (deficiency) of
  interest-earning assets as a percentage of total
  assets............................................     (19.49)%      3.11%        8.89%        5.40%


    In preparing the table above, it has been assumed, in assessing the interest rate sensitivity of the Bank, that: (i) mortgage loans will prepay at a rate of 12.0% per year, (ii) fixed maturity deposits will not be withdrawn prior to maturity; and (iii) demand and savings accounts will decay at the following rates:

                                           OVER 1      OVER 3
                               1 YEAR     THROUGH     THROUGH     OVER 5
                              OR LESS     3 YEARS     5 YEARS      YEARS
                             ---------   ---------   ---------   --------
Demand accounts..........        37.0%       32.0%       17.0%      17.0%
Savings accounts.........        17.0%       17.0%       16.0%      14.0%

    Certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make payments on their adjustable-rate debt may decrease in the event of an interest rate increase.

    NET PORTFOLIO VALUE. The value of the Bank's loan and investment portfolio will change as interest rates change. Rising interest rates will generally decrease the Bank's net portfolio value, while falling interest rates will generally increase the value of that portfolio. The following table sets forth, quantitatively, as of September 30, 1997 the OTS estimate of the projected changes in net portfolio value ("NPV") in the event of a 100, 200, 300 and 400 basis point instantaneous and permanent increase and decrease in market interest rates:


                                                             CHANGE IN NPV
                                                           AS A PERCENTAGE OF
 CHANGE IN                                                  ESTIMATED MARKET
INTEREST RATES             NET PORTFOLIO VALUE              VALUE OF ASSETS
IN BASIS POINTS  -------------------------------------  ----------------------
 (RATE SHOCK)      AMOUNT       $CHANGE     % CHANGE     NPV RATIO     CHANGE
---------------  ----------  ------------  -----------  -----------   --------
                          (DOLLARS IN THOUSANDS)
  +400           $  2,203     $ (33,549)      (94)%        0.62%      $  (844)
  +300             11,914       (23,838)      (67)         3.24          (582)
  +200             21,171       (14,582)      (41)         5.61          (345)
  +100             29,115        (6,637)      (19)         7.53          (153)
   +0              35,752         --           --          9.06           --
  (100)            37,922         2,170         6          9.53            47
  (200)            37,544         1,792         5          9.43            37
  (300)            40,071         4,319        12          9.98            92
  (400)            43,335         7,583        21         10.68           162


    Computations of prospective effects of hypothetical interest rate changes are calculated by the OTS from data provided by the Bank and are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit runoffs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

    Management cannot predict future interest rates or their effect on the Bank's NPV in the future. Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates during the initial term and over the remaining life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods due to refinancing activity if market interest rates decrease. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

COMPARISON OF FINANCIAL CONDITION

    GENERAL. The Bank's total assets increased $1.8 million, or 0.5%, from $381.6 million at September 30, 1996 to $383.4 million at September 30, 1997. Total assets increased $33.0 million, or 9.5%, from $348.6 million at September 30, 1995 to $381.6 million at September 30, 1996.

    LOANS RECEIVABLE, NET. The Bank's net loans receivable increased by $22.8 million, or 16.7%, and $20.4 million, or 17.5%, in fiscal years 1997 and 1996, respectively from the prior years. The increases in both periods were due to significant increases in loan origination activity, reflecting increased loan demand in the Bank's lending area during 1997 and 1996.

    INVESTMENT SECURITIES. The investment securities portfolio decreased by $19.1 million, or 8.7%, to $200.6 million at September 30, 1997 as principal paydowns and maturities of investments were used to fund loan growth. The investment securities portfolio increased $5.3 million, or 2.5%, to $219.7 million at September 30, 1996 compared to $214.4 million at September 30, 1995. The slowdown in growth in the investment securities portfolio during fiscal 1996 was due to the increased loan demand and the utilization of available funds to fund mortgage loan originations.

    CASH SURRENDER VALUE OF LIFE INSURANCE. During the fiscal year ended September 30, 1996, the Bank purchased life insurance on the lives of certain executive officers and members of the board of directors. Such life insurance had cash surrender value of approximately $5.6 million and $5.4 million at September 30, 1997 and 1996, respectively. The increase in fiscal 1997 was due to earnings on the cash surrender value, net of premiums.

    DEPOSITS. Historically, deposits have provided the Bank with a stable source of relatively low cost funding. The market for deposits is competitive, which has caused the Bank to utilize primarily certificate accounts that are more responsive to market interest rates rather than passbook accounts. The Bank offers a traditional line of deposit products that currently includes checking, interest-bearing checking, savings, certificate of deposit, commercial checking and money market accounts. The $27.1 million, or 23.3%, increase in deposits during the fiscal year ended September 30, 1997 was primarily due to the Bank's initiation of a national certificate of deposit marketing program. During the fiscal year ended September 30, 1997, deposits represented by certificates of deposit increased by $26.4 million, or 32.3%. The $3.8 million, or 3.4%, increase in deposits during the fiscal year ended September 30, 1996 was due to regular deposit inflow and marketing of the Bank's deposit products.

    FHLB ADVANCES AND REVERSE REPURCHASE AGREEMENTS. The Bank also relies upon FHLB advances and reverse repurchase agreements as a primary source of funds to fund assets. Approximately 55.1% and 62.2% of the Bank's assets were funded with FHLB advances and reverse repurchase agreements as of September 30, 1997 and 1996, respectively. At September 30, 1997, FHLB advances and reverse repurchase agreements totaled $211.3 million, a decrease of $26.0 million, or 11.0%, from 1996, reflecting, in part, the increased deposits resulting from the Bank's national certificate of deposit marketing program in fiscal 1997. FHLB advances and reverse repurchase agreements totaled $237.3 million at September 30, 1996, an increase of $26.3 million, or 12.5%, from 1995.

    STOCKHOLDERS' EQUITY. Stockholders' equity increased by $1.6 million, or 6.9%, to $24.2 million at September 30, 1997. The increase was attributable to net income of $2.4 million for the fiscal year ended September

30, 1997. Stockholders' equity increased by $1.7 million, or 8.1%, to $22.7 million at September 30, 1996. The increase reflected net income of $2.0 million for the fiscal year ended September 30, 1996. Stockholders' equity includes no contributed capital from the issuance of 862,500 shares of common stock to Pocahontas Federal Mutual Holding Company.


BUSINESS STRATEGY

    The Bank's business objective is to operate as a profitable independent community-oriented savings association dedicated primarily to financing home ownership while maintaining capital in excess of regulatory requirements. To achieve this objective, the Bank has adopted a business strategy designed to:
(1) emphasize the origination of single family residential mortgage loans and commercial, commercial real estate, agricultural and multifamily residential real estate loans, particularly in the area in and around the City of Jonesboro, the fastest growing area within the Bank's market area; (2) maintain or improve asset quality; (3) reduce interest rate risk exposure by better matching asset and liability maturities and rates; (4) closely monitor the needs of customers in order to provide personal, quality customer service; and (5) utilize FHLB advances to fund the Bank's leverage strategy, to help manage interest rate risk, and to reduce the overall cost of interest-bearing liabilities. Management intends to continue this strategy upon completion of the Offering.

    Highlights of the principal elements of the Bank's business strategy are as follows:

    MANAGED GROWTH IN RETAIL BANKING. Following the initial issuance of Bank Common Stock in 1994, management implemented a strategy of leveraging capital by investing in mortgage-backed securities and other investment securities for the purpose of increasing return on equity and earnings per share. More recently, as the purchased mortgage-backed securities have matured and as demand for higher yielding real estate and other loans in the Bank's market area has increased, mortgage-backed securities and investment securities as a percentage of the Bank's total assets have decreased. Management expects to continue to emphasize the origination of higher-yielding single family residential mortgage loans, and commercial, commercial real estate, agricultural and multifamily residential real estate loans following the Conversion. For this purpose, the Bank will seek to increase its loan originations particularly in the Jonesboro area, which is the fastest growing area within the Bank's market area. The City of Jonesboro, which recently was designed a Metropolitan Statistical Area, has recently experienced an influx of a number of small- and medium-sized manufacturing plants, accompanied by steady population growth. The Bank has recently added a commercial loan officer in Jonesboro and the Bank recently acquired another branch office located in the Jonesboro area. The Bank will continue to invest in mortgage-backed securities as needed to supplement local mortgage demand, as well as to improve the Bank's interest rate sensitivity gap and to reduce the overall credit risk of its assets.

    ASSET QUALITY. The Bank has continued to focus on the origination of single-family residential mortgage loans collateralized by properties in its market area. At September 30, 1997, single family residential mortgage loans constituted $138.5 million, or 86.8% of the Bank's total net loan portfolio. The Bank also invests in mortgage-backed securities, which are securities collateralized by FNMA and FHLMC mortgage-backed securities. Mortgage-backed securities increase the credit quality of the Bank's assets because of the federal government or agency guarantees that back them. Single-family residential mortgage loans typically have less credit risk than commercial, commercial real estate, agricultural and multifamily residential real estate loans. In addition, the Bank has sought to reduce its nonperforming assets by restructuring or foreclosing upon and selling such assets. The Bank's ability to reduce its real estate owned ("REO"), however, substantially depends on market conditions in the Bank's market area. There can be no assurance that the Bank will be able to dispose of REO properties promptly and at current estimated fair values. At September 30, 1997, the Bank's nonperforming assets constituted 0.12% of total assets. See "Business of the Bank--Lending Activities--Delinquencies and Classified Assets-- Nonperforming Assets" and "--Classification of Assets."

    INTEREST RATE RISK MANAGEMENT. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter average maturities of deposits compared to mortgage loans. As a result, sharp increases in interest rates may adversely affect the Bank's earnings while decreases in interest rates may beneficially affect earnings. However, this effect on earnings may be mitigated by interest rate risk management strategies. In order to reduce the potential volatility of the Bank's earnings in a rapidly changing interest rate environment, management has implemented the following strategies to improve the match of asset and liability maturities, repricing opportunities and rates, while maintaining an acceptable interest rate spread. At September 30, 1997, the Bank's one-year cumulative interest rate sensitivity gap was a negative 19.49%. After including the impact of interest rate caps purchased by the Bank (and described below), the Bank's one year cumulative interest rate sensitivity gap would be reduced to a negative 9.26% at September 30, 1997. See "--Asset and Liability Management--Interest Rate Sensitivity Analysis" for the assumptions used in calculating this interest rate sensitivity gap.

    - The Bank has made its loan portfolio more interest rate sensitive by originating ARM loans for retention in its loan portfolio, and by generally selling into the secondary mortgage market fixed rate mortgage loans with maturities greater than 15 years. While the Bank's ability to originate ARM loans depends to a great extent on market interest rates and borrowers' preferences, the Bank has succeeded in increasing its ARM loan originations in recent years. ARM loan originations totaled 85% of total loan originations for the fiscal year ended September 30, 1997. At September 30, 1997, ARM loans constituted 73.8% of the Bank's total net loan portfolio. While the current low interest rate environment has resulted in a decrease in the interest rates on newly originated loans, management of the Bank has determined that this reduction in yield is offset by the reduced interest rate risk in a rising market interest rate environment offered by ARM loans. See "Risk Factors--Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment" for a discussion of this and other considerations presented by the Bank's portfolio of ARM loans. The amount of fixed rate loans retained in the Bank's loan portfolio is monitored by predetermined interest rate risk criteria administered by the Bank's Asset-Liability Management Committee.

    - In addition, the Bank invests in floating-rate mortgage-backed securities. As of September 30, 1997, floating rate mortgage-backed securities totaled $151.8 million, or 89.9% of the Bank's total portfolio of mortgage-backed securities and 39.6% of the Bank's total assets.

    - The Bank's Asset-Liability Management Committee models the Bank's interest rate risk quarterly and based upon the results of the model determines whether additional interest rate risk protection is needed. If deemed necessary, the Bank may purchase interest rate caps in an effort to mitigate the effects of interest rate fluctuations. At September 30, 1997, the Bank owned interest rate caps with a total notional amount of $40 million, with expiration dates ranging from December 1998 to December 1999.

    CUSTOMER SERVICE. As a locally based financial institution, the Bank traditionally has been able to offer customers personalized service. Management believes that it can compete effectively against larger institutions in its market area by continuing to offer personalized service, including customer access to senior management. The Bank seeks to keep informed of customer needs by surveying customers and monitoring overall customer service on an ongoing basis.

    FHLB ADVANCES. Management has utilized FHLB advances to reduce the overall cost of interest-bearing liabilities. FHLB advances, unlike deposit accounts, do not require the Bank to incur the operating expenses associated with attracting and servicing customer accounts, such as federal deposit insurance premiums, employee salaries and benefits, and advertising. In addition, FHLB advances can be accessed immediately and in specified amounts; deposits must be attracted with higher deposit interest rates that must be paid also to existing depositors, thereby increasing the average cost of funds for the Bank's overall base of deposits. For the fiscal years ended September 30, 1997, 1996 and 1995, the average balance of the Bank's FHLB advances was $203.8 million, $224.7 million and $167.8 million, respectively. The Bank intends to use the net proceeds of the Offering initially to reduce the balance of its FHLB advances. See "Use of Proceeds."

Average Balance Sheet

    The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly average balances.



                          AT SEPTEMBER 30,
                               1997
                          ----------------

                           ACTUAL   YIELD/
                          BALANCE    COST
                          --------  ------
Interest-earning
  assets: (1)
  Loans receivable,
    net (6).............  $159,690   7.99%
  Investment
    securities..........   210,605   6.86
                          --------  ------
      Total
        interest-earning
        assets..........   370,295   7.34
Noninterest-earning
  cash..................       736
Other
 noninterest-earning
  assets................    12,386
                          --------
      Total
        assets..........  $383,417
                          --------
                          --------
Interest-bearing
  liabilities:
  Deposits..............   143,354   4.85
  Borrowed funds
    (5).................   211,286   5.65
                          --------  ------
      Total
        interest-bearing
        liabilities.....   354,640   5.33
Noninterest-bearing
  liabilities (2).......     4,531
                          --------
      Total
        liabilities.....   359,171
Net worth.............      24,246
                          --------
      Total
        liabilities
        and net
        worth..........   $383,417
                          --------
                          --------
Net interest
  income...............


Net interest rate
  spread (3)...........               2.01%

Interest-earning
  assets and net
  interest margin
  (4)...............

Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities.......

                                                       FISCAL YEAR ENDED SEPTEMBER 30,

                         -----------------------------------------------------------------------------------------------
                                      1997                                1996                           1995
                         ----------------------------        ----------------------------   ----------------------------
                                              AVERAGE                             AVERAGE                        AVERAGE
                         AVERAGE              YIELD/         AVERAGE              YIELD/    AVERAGE              YIELD/
                         BALANCE   INTEREST    COST          BALANCE   INTEREST    COST     BALANCE   INTEREST    COST
                         --------  --------   -------        --------  --------   -------   --------  --------   -------
Interest-earning
  assets: (1)
  Loans receivable,
    net (6)............. $147,317  $12,007      8.15%        $124,609  $10,517      8.44%   $109,658  $ 9,108      8.31%
  Investment
    securities..........  214,953   14,086      6.55          232,291   14,900      6.41     217,814   14,192      6.53
                         --------  --------   -------        --------  --------   -------   --------  --------   -------
      Total
        interest-earning
        assets..........  362,270   26,093      7.20          356,900   25,417      7.11     327,472   23,300      7.12
Noninterest-earning
  cash..................      775                                 723                            672
Other
 noninterest-earning
  assets................   14,041                               8,770                          6,819
                         --------                            --------                       --------
      Total
        assets.......... $377,086                            $366,393                       $334,969
                         --------                            --------                       --------
                         --------                            --------                       --------
Interest-bearing
  liabilities:
  Deposits.............. $127,347  $ 5,939      4.66         $113,779  $ 5,380      4.73    $120,498  $ 5,589      4.64
  Borrowed funds
    (5).................  220,690   12,760      5.78          227,403   13,248      5.83     189,921   11,652      6.14
                         --------  --------   -------        --------  --------   -------   --------  --------   -------
      Total
        interest-bearing
        liabilities.....  348,037   18,699      5.37          341,182   18,628      5.46     310,419   17,241      5.55
                                   --------   -------                  --------   -------             --------   -------
Noninterest-bearing
  liabilities (2).......    5,447                               3,302                          4,266
                         --------                            --------                       --------
      Total
      liabilities.......  353,484                             344,484                        314,685
Net worth                  23,602                              21,909                         20,284
                         --------                            --------                       --------
      Total
        liabilities
        and
        stockholders'
        equity.......... $377,086                            $366,393                       $334,969
                         --------                            --------                       --------
                         --------                            --------                       --------
Net interest
  income................           $ 7,394                             $ 6,789                        $ 6,059
                                   --------                            --------                       --------
                                   --------                            --------                       --------
Net interest rate
  spread (3)............                        1.83%                               1.65%                          1.57%
                                              -------                             -------                        -------
                                              -------                             -------                        -------
Interest-earning
  assets and net
  interest margin
  (4)................... $362,270               2.04%        $356,900               1.89%   $327,472               1.85%
                         --------             -------        --------             -------   --------             -------
                         --------             -------        --------             -------   --------             -------
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities...........                      104.09%                             104.61%                        105.49%
                                              -------                             -------                        -------
                                              -------                             -------                        -------

------------------------

(1) All interest-earning assets are disclosed net of loans in process, unamortized yield adjustments, and valuation allowances.

(2) Escrow accounts are noninterest-bearing and are included in noninterest-bearing liabilities.

(3) Net interest spread represents the difference between te average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Includes FHLB advances and securities sold under agreements to repurchase.


(6) Does not include interest on nonaccrual loans. Non-performing loans are included in loans receivable, net.

    RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate),
(ii) changes in rate (change in rate multiplied by prior year volume), and
(iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated to the change due to volume.

                                1997 VS. 1996                        1996 VS. 1995                         1995 VS. 1994
                      ----------------------------------   ----------------------------------   -----------------------------------
                       INCREASE/(DECREASE)                  INCREASE/(DECREASE)                   INCREASE/(DECREASE)
                             DUE TO                               DUE TO                                DUE TO
                      ---------------------     TOTAL      ---------------------     TOTAL      -----------------------    TOTAL
                                     RATE/     INCREASE                   RATE/     INCREASE                     RATE/    INCREASE
                      VOLUME  RATE   VOLUME   (DECREASE)   VOLUME  RATE   VOLUME   (DECREASE)   VOLUME   RATE    VOLUME  (DECREASE)
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
Interest income:
  Loans
    receivable......  $1,908  $(312) $(106)     $1,490     $1,242  $ 143  $  24      $1,409     $ 639   $    82  $  11     $  732
  Investment
    securities......  (1,112)   325    (27)       (814)      943    (218)   (17)        708     5,209     1,338  1,057      7,604
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
      Total
    interest-earning
        assets......  $ 796   $  13  $(133)     $  676     $2,185  $ (75) $   7      $2,117     $5,848  $ 1,420  $1,068    $8,336
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
Interest expense:
  Deposits..........  $ 642   $ (80) $  (3)     $  559     $(312 ) $ 109  $  (6)     $ (209)    $  69   $ 1,410  $  22     $1,501
  Borrowed funds....   (391 )  (114)    17        (488)    2,302    (589)  (117)      1,596     4,546     1,379  1,461      7,386
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
      Total
    interest-bearing
      liabilities...  $ 251   $(194) $  14      $   71     $1,990  $(480) $(123)     $1,387     $4,615  $ 2,789  $1,483    $8,887
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
Net change in net
  interest income...  $ 545   $ 207  $(147)     $  605     $ 195   $ 405  $ 130      $  730     $1,233  $(1,369) $(413 )   $ (551)
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------
                      ------  -----  ------   ----------   ------  -----  ------   ----------   ------  -------  ------  ----------

COMPARISON OF RESULT OF OPERATIONS


    OVERVIEW. Reference is made to the Summary of Operations table in Selected Consolidated Financial and Other Data of the Bank and Subsidiaries beginning on page 13 of this Prospectus. Net income was $2.4 million for fiscal 1997, compared to $2.0 million and $1.9 million for fiscal 1996 and 1995, respectively. The Bank's average interest earning assets have increased over the three year period ended September 30, 1997 from $335.0 million to $377.1 million, which has resulted in higher levels of interest income. The favorable results were offset by a special Savings Association Insurance Fund ("SAIF") premium of $937,000 which was assessed in fiscal 1996. The Deposit Insurance Funds Act of 1996 required a special one-time assessment on Savings Association Insurance Fund ("SAIF") assessable deposits of 65.7 basis points to recapitalize the SAIF. The Bank's net interest rate spread increased to 1.83% for the fiscal year ended September 30, 1997 from 1.65% for the fiscal year ended September 30, 1996 and 1.57% for the fiscal year ended September 30, 1995. The increase in net interest rate spread is a result of an increase in average loans outstanding, a decrease in average investments outstanding, a decrease in the average cost of borrowed funds and, in fiscal 1997, an increase in deposits and a decrease in borrowed funds. The Bank's strategy has been to utilize the run-off and principal pay-downs from investment securities to fund loan growth within the Bank's local market. Such loans generally have higher yields than investment securities.



    NET INTEREST INCOME. The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Bank's net interest rate spread is impacted by changes in general market interest rates, including changes in the relation between short and long-term interest rates (the "yield curve"), and the Bank's interest rate sensitivity position. While management seeks to manage its business to limit the exposure of the Bank's net interest income to changes in interest rates, different aspects of its business nevertheless remain subject to risk from interest rate changes. Net interest income was $7.4 million for fiscal 1997 compared to $6.8 million and $6.1 million, for fiscal 1996 and 1995, respectively.

    The Bank's interest-earning assets are primarily comprised of single-family mortgage loans and investment securities, which are primarily mortgage-backed securities. Interest-bearing liabilities primarily include deposits and FHLB advances. The increases in average interest-earning assets during fiscal 1997, 1996 and 1995 reflected increases in the loan portfolio, funded primarily with deposits and FHLB advances. See "Discussion of Changes in Financial Condition" for a discussion of the Bank's asset portfolio and "Capital Resources and Liquidity" for discussion of borrowings.

    Increased net interest income resulted from higher average loans outstanding and improved net interest rate spreads during fiscal 1997 and 1996. Increased net interest income in fiscal 1995 resulted primarily from higher average loans outstanding. The average balance of interest earning assets increased $5.4 million, $29.4 million and $106.8 million in fiscal 1997, 1996 and 1995, respectively. The net interest rate spread increased 18 basis points and 8 basis points in fiscal 1997 and 1996, respectively. The net interest rate spread decreased 116 basis points in fiscal 1995 due to the increase in the investment portfolio portion of total assets. Average loans receivable increased to 40.7% of average total interest earning assets in fiscal 1997 from 34.9% in fiscal 1996 and 33.5% in fiscal 1995.

    The majority of the Bank's interest-earning assets are comprised of adjustable-rate assets. The Bank's adjustable-rate loans and investment securities are subject to periodic interest rate caps. Periodic caps limit the amount by which the interest rate on a particular mortgage loan may increase at its next interest rate reset date. In a rising rate environment, the interest rate spread could be negatively impacted if the repricing of interest-earning assets lags behind market interest rate movements, as a result of periodic interest rate caps.

    During fiscal 1997, market interest rates remained relatively flat and loan demand remained relatively strong, resulting in an increase in mortgage loans outstanding, an increase in the net interest rate spread and an increase of $0.6 million, or 8.9%, in net interest income. The average yield on interest earnings assets increased to 7.20% in fiscal 1997 compared to 7.11% and 7.12% in fiscal 1996 and 1995, respectively, while the average cost of interest bearing liabilities decreased to 5.37% in fiscal 1997 from 5.46% and 5.55% in fiscal 1996 and 1995, respectively. The increase in the average yield on interest earning assets was largely due to an increase in average loans receivable, net and a decrease in average investments receivable. The decrease in average cost of interest bearing liabilities was primarily due to an increase in average deposits and decrease in average borrowed funds.

    PROVISION FOR LOAN LOSSES. The Bank made a provision for loan losses of $60,000 and $411,200, respectively, in the fiscal years ended September 30, 1997 and 1996 and made no provision in the fiscal year ended September 30, 1995. Management considered several factors in determining the necessary level of its allowance for loan losses and as a derivative of the process, the necessary provision for loan losses. For the fiscal year ended September 30, 1996, the closing of a local plant by one of the largest employers in the Bank's lending area, a 65% increase in nonperforming assets and a 20% increase in commercial lending were among the reasons considered in increasing the allowance for loan losses from $1,357,000 at September 30, 1996. For the fiscal year ended September 30, 1997, consideration was given to the improvement in nonperforming assets, but this positive factor was somewhat offset by management's concern that the full impact of the plant closing by the large employer in the fiscal year ended September 30, 1996 had not been fully felt in the local economy due to compensation continuation plans and public support. Therefore, while the allowance for loan losses was decreased to $1,691,000 at September 30, 1997, management determined that this level should be maintained as long as the present economic factors remain unimproved. The provision for loan losses and the adequacy of the allowance for loan losses is generally evaluated periodically by management of the Bank based on the Bank's past experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions.

    NONINTEREST INCOME. Non-interest income totaled $1.4 million for the fiscal year ended September 30, 1997, compared to $1.5 million for the fiscal year ended September 30, 1996 and $0.9 million for the fiscal year ended September 30, 1995. These fluctuations were due primarily to increases and decreases in the amount of FHLB dividends received in the periods.

    NONINTEREST EXPENSE. Non-interest expense consisting primarily of salaries and employee benefits, premises and equipment, data processing and federal deposit insurance premiums totaled $5.0 million for the fiscal year ended September 30, 1997, compared to $5.6 million for the fiscal year ended September 30, 1996, a decrease of 10.6%. The decrease was the result of the $937,000 special SAIF assessment in fiscal 1996, net of general cost increases in fiscal 1997. This assessment was the primary reason for the increase from $4.0 million for the fiscal year ended September 30, 1995.


    The Bank has contacted its major computer service vendors and has received assurances that those computer services will properly function on January 1, 2000, the date that computer problems are expected to develop worldwide. Internally, the Bank has determined that certain computer programs must be revised in advance of the year 2000. The Bank does not believe that the costs associated with its actions and those of its vendors will be material to the Bank. The Bank is currently working with its computer service provider to develop a testing plan and contingency. However, in the event a major vendor of the Bank is unable to fulfill its contractual obligation to the Bank, the Company and the Bank could experience material cost. See "Risk Factors--Possible Year 2000 Computer Program Problems."


    INCOME TAXES. Income tax expense for the fiscal year ended September 30, 1997 was $1.3 million, an increase of $958,000, or 248.0%. The increase was due primarily to an increase in net income before tax, a decrease in tax exempt income and a change in an estimate in the fiscal year ended September 30, 1996. Income tax expense for the fiscal year ended September 30, 1996 was $386,000 a decrease of $614,000, or 61.3%. The decrease in income tax expense was due to change in estimate and removal of a valuation allowance on certain deferred tax assets in the fiscal year ended September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4%. The Bank adjusts liquidity as appropriate to meet its asset and liability management objectives. At September 30, 1997, the Bank was in compliance with such liquidity requirements.

    The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, FHLB advances, and earnings and funds provided from operations. While scheduled principal repayments on loans, and mortgage-backed securities are a relatively predictable source of funds, deposit flows, loan prepayments and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Bank manages the pricing of its deposits to maintain a desired deposit balance. For additional information about cash flows from the Bank's operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

    At September 30, 1997, the Bank had contractual commitments to extend credit (exclusive of undisbursed loans in process) of $8.4 million. Certificates of deposit scheduled to mature in less than one year at September 30, 1997, totaled $89.4 million, or 62.3% of total deposits. Based on prior experience, management believes that a significant portion of such deposits will remain with the Bank. Management also believes that it will have sufficient liquidity to meet maturing certificates of deposit that do not remain with the Bank.

    At September 30, 1997, the Bank exceeded all of its regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

    The consolidated financial statements of the Bank and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FDIC INSURANCE PREMIUMS AND ASSESSMENT

    In September of 1995, the FDIC announced that the Bank Insurance Fund (the "BIF") was fully capitalized at the end of May 1995. The FDIC has reduced the deposit insurance premiums paid by "well-capitalized" institutions insured by the BIF. The Bank's deposits are insured by the Savings Association Insurance Fund (the "SAIF").

    In September 1996, Congress enacted legislation to recapitalize the SAIF by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The assessment was 65.7 basis points per $100 in deposits, payable on November 30, 1996. For the Bank, the assessment amounted to $937,000 (or $618,000 after consideration of tax benefits), based on the Bank's SAIF-insured deposits of $142.6 million. In addition, beginning January 1, 1997, pursuant to the legislation, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation will be paid jointly by BIF-insured institutions and SAIF-insured institutions. The FICO assessment will be 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately
2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the saving association charter is eliminated by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.

IMPACT OF NEW ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Accounting Principles Board ("APB") Opinion 25, requires compensation cost for stock-based employee compensation plans to be recognized based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. SFAS No. 123 permits an entity in determining its net income to continue to apply the accounting provisions of APB Opinion 25 to its stock-based employee compensation arrangements. An entity that continues to apply APB Opinion 25 must comply with the disclosure requirements of SFAS
123. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Bank adopted SFAS 123 during the year ended September 30, 1997, with no material effect on the Bank's consolidated financial statements.

    The FASB has issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, ("SFAS 125"), as amended by SFAS No. 127. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS 127 delayed the effective date of certain provisions of SFAS 125 until December 31, 1997. The adoption of SFAS 125, as amended by SFAS 127, is not expected to have a material effect on the Bank's financial position or results of operations.

    In February 1997, the FASB issued Statement No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifying the standards previously found in APB Option No. 15, "Earnings Per Share." The current presentation of primary EPS is replaced with a presentation of basic EPS. Dual presentation of basic and diluted EPS will be required on the face of the income statement as well as a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. Also in February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"), establishing standards for disclosing information about an entity's capital structure. SFAS 129 calls for summary form information regarding rights and privileges of various securities outstanding and other capital instrument information. SFAS 128 and 129 are effective for financial statements issued for periods ending December 15, 1997, including interim periods. The adoption of SFAS 128 and 129 is not expected to have a material effect on the Bank's financial condition or results of operations.

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Bank will be required to classify items of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), establishing standards for the way public enterprises report information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 130 and 131 are effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods. The adoption of SFAS 130 and 131 is not expected to have a material effect on the Bank's financial condition or results of operations.

                              BUSINESS OF THE BANK

GENERAL

    The profitability of the Bank depends primarily on its net interest income, which is the difference between interest income on interest-earning assets, principally loans, mortgage-backed securities and investment securities and interest expense on interest-bearing deposits and borrowed funds. The Bank's net income also is dependent, to a lesser extent, on the level of its other operating income (including service charges) and operating expenses, such as salaries and employee benefits, net occupancy expense, deposit insurance premiums, professional fees, data processing and miscellaneous other expenses, as well as federal and state income tax expenses.

MARKET AREA

    The Bank's market area is comprised of the Arkansas counties of Randolph, Lawrence, Craighead, Sharp and Clay, all of which are located in northeast Arkansas. The Bank has at least one branch office in each of these counties. The northeastern section of Arkansas has an economy based on agriculture, manufacturing, services and wholesale/retail trade. Agriculture and related industries, which constitute the historical basis of the markets area economy, continue to be prominent throughout the market area, particularly in the eastern portions of the market area. Manufacturing employment in the market area is fairly diverse and represents a relatively high portion of the earnings in the market area. Notably, the largest manufacturer in the Randolph County market area, Brown Shoe Company, went out of business in 1995, which resulted in the loss of more than 600 jobs. This loss of jobs is gradually being absorbed by the local economy, which will be aided by the opening of two factories in Pocahontas that will add approximately 250 jobs to the local economy. The City of Jonesboro, a Metropolitan Statistical Area, is located in Craighead county and is the economic center of the market area. The Jonesboro economy is more diverse and vibrant compared to the other markets served by the Bank, with the relative affluence of the Jonesboro economy being supported by Arkansas State University, numerous small- to medium-sized manufacturing plants, and the benefits derived from being a regional medical center.

    As of 1990, according to the latest available census data, the population of the Bank's market area was approximately 150,000. The population in the Bank's market area is estimated to have increased only slightly since 1990. The median household income for Craighead county is estimated to be approximately $28,000, while the median household income for the other counties that comprise the Bank's market area is estimated to be approximately $19,500. The unemployment rate in the Bank's market area varies by county, with Craighead and Sharp counties having consistently lower levels of unemployment than the other counties in the Bank's market area. As of September 1997, according to the U.S. Bureau of Labor Statistics, the unemployment rate in Randolph county was 8.4%, Lawrence county was 5.3%, Clay county was 4.2%, Sharp county was 6.0% and Craighead county was 4.0%. This compares to an unemployment rate of 4.7% for the nation generally.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The Bank's net loan portfolio consists primarily of first mortgage loans collateralized by single-family residential real estate and, to a lesser extent, multifamily residential real estate, commercial real estate and agricultural real estate loans. At September 30, 1997, the Bank's net loan portfolio totaled $159.7 million, of which $138.5 million, or 86.8% were single-family residential real estate mortgage loans, $1.6 million, or 1.0%, were multifamily residential real estate loans, $9.6 million, or 6.0%, were commercial real estate loans (including land loans), and $4.7 million, or 2.9%, were agricultural real estate loans. The remainder of the Bank's loans at September 30, 1997 included commercial business loans (i.e., crop production, equipment and livestock loans) which totaled $6.5 million, or 4.1%, of the Bank's total net loan portfolio as of September 30, 1997. Other loans, including automobile loans and loans collateralized by deposit accounts, totaled $3.8 million, or 2.3%, of the Bank's net loan portfolio as of September 30, 1997.

ANALYSIS OF LOAN PORTFOLIO

    Set forth below is selected data relating to the composition of the Bank's loan portfolio, including loans held for sale, by type of loan as of the dates indicated.


                                                                            AT SEPTEMBER 30,
                             --------------------------------------------------------------------------------------------------
                                      1997                     1996                     1995                     1994
                             -----------------------  -----------------------  -----------------------  -----------------------
                               AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
                             ----------  -----------  ----------  -----------  ----------  -----------  ----------  -----------
Real estate loans:
  Single-family
    residential............  $  138,539        86.8%  $  118,291        86.4%  $  100,100        86.0%  $   88,725        86.0%
  Multifamily residential..       1,600         1.0        4,729         3.5        3,500         3.0        3,673         3.5
  Agricultural.............       4,654         2.9        4,532         3.3        3,995         3.4        4,519         4.3
  Commercial...............       9,606         6.0        6,703         4.9        5,246         4.5        4,781         4.6
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----
    Total real estate
      loans................     154,399        96.7      134,275        98.1      112,841        96.9      101,698        97.6
Other loans:
  Savings account loans....       1,015         0.6          886         0.6          896         0.8          893         0.9
  Commercial business
    (1)....................       6,533         4.1        5,729         4.2        4,466         3.8        3,736         3.6
    Other (2)..............       2,726         1.7        1,913         1.4        2,137         1.9        1,353         1.3
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----
    Total other loans......      10,274         6.4        8,528         6.2        7,499         6.5        5,982         5.8
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----
    Total loans
      receivable...........     164,673       103.1      142,803       104.3      120,340       103.4      107,680       103.4
Less:
  Undisbursed loan
    proceeds...............       2,815         1.8        3,715         2.7        1,942         1.7        1,611         1.5
  Unearned discount and net
    deferred loan fee......         467         0.3          482         0.4          594         0.5          656         0.6
  Allowance for loan
    losses.................       1,691         1.0        1,734         1.3        1,357         1.2        1,330         1.3
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----
    Total loans receivable
      net..................  $  159,690       100.0%  $  136,872       100.0%  $  116,447       100.0%  $  104,083       100.0%
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----
                             ----------       -----   ----------       -----   ----------       -----   ----------       -----


                               AT SEPTEMBER 30,
                           -----------------------
                                    1993
                           -----------------------
                             AMOUNT      PERCENT
                           ----------  -----------
Real estate loans:
  Single-family
    residential............  $   83,662        83.1%
  Multifamily residential..       4,227         4.2
  Agricultural.............       3,499         3.4
  Commercial...............       5,738         5.7
                             ----------       -----
    Total real estate
      loans................      97,126        96.4
Other loans:
  Savings account loans....       1,003         1.0
  Commercial business
    (1)....................       4,109         4.1
  Other (2)................       1,308         1.3
                             ----------       -----
    Total other loans......       6,420         6.4
                             ----------       -----
    Total loans
      receivable...........     103,546       102.8
Less:
  Undisbursed loan
    proceeds...............         872         0.9
  Unearned discount and net
    deferred loan fee......         630         0.6
  Allowance for loan
    losses.................       1,349         1.3
                             ----------       -----
    Total loans receivable
      net..................  $  100,695       100.0%
                           ----------       -----
                           ----------       -----


------------------------

(1) Includes crop-production loans, livestock loans and equipment loans.

(2) Includes second mortgage loans, unsecured personal lines of credit and automobile loans.

    LOAN MATURITY SCHEDULE. The following table sets forth certain information as of September 30, 1997, regarding the dollar amount of gross loans maturing in the Bank's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments, and overdrafts are reported as due in one year or less. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they mature, and fixed rate loans are included in the period in which the final contractual repayment is due.

                                                                                      BEYOND
                               WITHIN      1-3        3-5        5-10       10-20       20
                               1 YEAR     YEARS      YEARS       YEARS      YEARS      YEARS      TOTAL
                              --------  ---------  ----------  ---------  ---------  ---------  ----------
                                                         (IN THOUSANDS)
Fixed rate loans............  $ 9,037   $  5,699   $  14,121  $   3,442  $   6,625  $   4,245  $   43,169
Variable rate loans.........   32,815     42,756      43,057      2,876       --         --       121,504
                              --------  ---------  ----------  ---------  ---------  ---------  ----------
  Total.....................  $41,852   $ 48,455   $  57,178  $   6,318  $   6,625  $   4,245  $  164,673
                              --------  ---------  ----------  ---------  ---------  ---------  ----------
                              --------  ---------  ----------  ---------  ---------  ---------  ----------


    The following table sets forth at September 30, 1997, the dollar amount of all fixed rate and adjustable rate loans due after September 30, 1998.

                                       FIXED    ADJUSTABLE     TOTAL
                                     ---------  -----------  ----------
                                               (IN THOUSANDS)
Real estate loans:
  Single-family residential........  $  15,847   $  87,522   $  103,369
  Multifamily residential..........        845       1,167        2,012
Agricultural.......................      1,533      --            1,533
Commercial.........................     13,675      --           13,675
Other..............................      2,232      --            2,232
                                     ---------  -----------  ----------
  Total............................  $  34,132   $  88,689   $  122,821
                                     ---------  -----------  ----------
                                     ---------  -----------  ----------

    SINGLE-FAMILY RESIDENTIAL REAL ESTATE LOANS. The Bank's primary lending activity is the origination of single-family, owner-occupied, residential mortgage loans collateralized by properties located in the Bank's market area. The Bank generally does not originate single-family residential loans collateralized by properties outside of its market area. At September 30, 1997, the Bank had $138.5 million, or 86.8%, of its total net loan portfolio invested in single-family residential mortgage loans, substantially all of which were collateralized by properties located in the Bank's market area or in counties contiguous with the Bank's market area.

    The Bank's single-family, fixed rate, residential real estate loans generally are originated and underwritten according to standards that qualify such loans for resale in the secondary mortgage market. The Bank's fixed rate loans are currently originated with terms ranging from 10 to 30 years and amortize on a monthly basis with principal and interest due each month. Generally, fixed rate loans with maturities in excess of 15 years are sold in the secondary market. Conforming fixed rate loans with maturities of 15 years are generally sold in the secondary market, while non-conforming 15 year fixed rate loans are held in portfolio. The Bank generally retains in its loan portfolio adjustable rate mortgage ("ARM") loans that it originates. Whether the Bank can or will sell fixed rate loans, however, depends on a number of factors including the yield and the term of the loan, market conditions, and the Bank's current interest rate gap position. At September 30, 1997 and 1996, loans held for sale were insignificant. During the fiscal years ended September 30, 1997, 1996 and 1995, the Bank sold into the secondary market $2.2 million, $1.3 million and $0.8 million, respectively, of single-family, fixed rate, residential mortgage loans, generally from current period originations. The Bank generally does not retain the servicing rights on loans it has sold.

    The Bank currently offers single-family residential mortgage loans with terms typically ranging from 10 to 30 years, and with adjustable or fixed interest rates. Single-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. The average length of time that the Bank's single-family residential mortgage loans remain outstanding varies significantly depending upon trends in market interest rates and other factors. Accordingly, estimates of the average length of single-family loans that remain outstanding cannot be made with any degree of accuracy.



Originations of fixed-rate loans versus ARM loans are monitored on an ongoing basis and are affected significantly by the level of market interest rates, customer preference, the Bank's interest rate gap position, and loan products offered by the Bank's competitors. Particularly in a relatively low interest rate environment, borrowers may prefer fixed rate loans to ARM loans. However, management's strategy is to emphasize ARM loans, and the Bank has been successful in maintaining a level of ARM loan originations acceptable to management.

    The following table sets forth the Bank's portfolio of fixed rate loans and adjustable rate loans as of the periods indicated:




                                                                          AT SEPTEMBER 30,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
Adjustable-rate loans................................  $  121,504  $  100,825  $   86,205  $   75,077  $   67,960
Fixed-rate loans.....................................      43,169      36,047      30,242      29,006      32,735
                                                       ----------  ----------  ----------  ----------  ----------
Total loans..........................................  $  164,673  $  136,872  $  116,447  $  104,083  $  100,695
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------


    The Bank's ARM loans are generally originated for terms of 30 years, with interest rates that adjust annually. The Bank establishes various annual and life-of-the-loan caps on ARM loan interest rate adjustments. The Bank's current index on its ARM loans is the one-year constant maturity treasury ("CMT") rate for one-year ARM loans, a three-year CMT rate for three-year ARM loans, and a five-year CMT rate for five-year ARM loans, plus a range of margin of 225 to 300 basis points, subject to change based on market conditions. The Bank determines whether a borrower qualifies for an ARM loan based on the fully indexed rate of the ARM loan at the time the loan is originated.

    The primary purpose of offering ARM loans is to make the Bank's loan portfolio more interest rate sensitive. ARM loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase. It is possible, therefore, that during periods of rising interest rates, the risk of default on ARM loans may increase due to the upward adjustment of interest costs to the borrower. Management believes that the Bank's credit risk associated with its ARM loans is reduced because of the lifetime interest rate adjustment limitations on such loans. However, interest rate caps and the changes in the CMT rate, which is a lagging market index to which the Bank's ARM loans are indexed, may reduce the Bank's net earnings in a period of rising market interest rates.

    The Bank's single-family residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on the Bank's fixed rate mortgage loan portfolio.

    Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ratio of 100% for residential property and a lower percentage for other real estate loans, depending on the type of loan. The Bank's lending policies limit the maximum loan-to-value ratio on both fixed rate and ARM loans without private mortgage insurance to 90% of the lesser of the appraised value or the purchase price of the property to serve as collateral for the loan. The Bank generally requires fire and casualty insurance, as well as title insurance regarding good title, on all properties securing real estate loans made by the Bank.

    MULTIFAMILY RESIDENTIAL REAL ESTATE LOANS. Although the Bank does not emphasize multi family residential loans and has not been active in this area, the Bank has originated loans collateralized by multifamily residential real estate. Such loans constituted approximately $1.6 million, or 1.0%, of the Bank's total net loan portfolio at September 30, 1997, compared to $4.7 million, or 3.5%, of the Bank's total net loan portfolio at September 30, 1996, $3.5 million, or 3.0%, of the total net loan portfolio at September 30, 1995, $3.7 million, or 3.5%, of the total net loan portfolio at September 30, 1994 and $4.2 million, or 4.2%, of the total net loan portfolio at September 30, 1993. The Bank's multifamily real estate loans are primarily collateralized by multifamily residences, such as apartment buildings. Multifamily residential real estate loans are offered with fixed and adjustable interest rates and are structured in a number of different ways depending upon the circumstances of the borrower and the type of multifamily project. Fixed interest rate loans generally have five-to seven-year terms with a balloon payment based on a 15 to 25 year amortization schedule.

    Loans collateralized by multifamily real estate generally involve a greater degree of credit risk than single-family residential mortgage loans and carry individually larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans collateralized by multifamily real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

    AGRICULTURAL REAL ESTATE LOANS. In recent years the Bank has increased its originations of agricultural real estate loans for the purchase of farmland in the Bank's market area. Loans collateralized by farmland constituted approximately $4.7 million, or 2.9%, of the Bank's total net loan portfolio at September 30, 1997, compared to $4.6 million, or 3.3%, $4.0 million, or 3.4%, $4.5 million, or 4.3%, and $3.5 million, or 3.4% of the Bank's total net loan portfolio at September 30, 1996, 1995, 1994 and 1993, respectively.

    Agricultural mortgage loans have various terms up to 10 years with a balloon payment based on a 20-year amortization schedule. Such loans are originated with fixed rates and generally include personal guarantees. The loan-to-value ratio on agricultural mortgage loans is generally limited to 75%. The Bank earns higher yields on agricultural mortgage loans than on single-family residential mortgage loans. Agricultural related lending, however, involves a greater degree of risk than single-family residential mortgage loans because of the typically larger loan amounts and a somewhat more volatile market. In addition, repayments on agricultural mortgage loans are substantially dependent on the successful operation or management of the farm property collateralizing the loan, which is affected by many factors, such as weather and changing market prices, outside the control of the borrower.

    COMMERCIAL REAL ESTATE LOANS. Loans collateralized by commercial real estate, including land loans, constituted approximately $9.6 million, or 6.0% of the Bank's total net loan portfolio at September 30, 1997 compared to $6.7 million, or 4.9%, $5.2 million, or 4.5%, $4.8 million, or 4.6%, and $5.7 million, or 5.7% of the Bank's total net loan portfolio at September 30, 1996, 1995, 1994 and 1993, respectively. The Bank's commercial real estate loans are collateralized by improved property such as office buildings, churches and other nonresidential buildings. At September 30, 1997, substantially all of the Bank's commercial real estate loans were collateralized by properties located within the Bank's market area.

    Commercial real estate loans currently are offered with fixed rates only and are structured in a number of different ways depending upon the circumstances of the borrower and the nature of the project. Fixed rate loans generally have five- to seven-year terms with a balloon payment based on a 15 to 25 year amortization schedule. The loan-to-value ratio on commercial real estate loans is generally limited to 75%. In addition, the Bank generally requires personal guarantees on such loans.

    Loans collateralized by commercial real estate generally involve a greater degree of credit risk than single-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans collateralized by commercial real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

    OTHER LOANS. The Bank originates various consumer loans, including automobile, deposit account loans and second mortgage loans, principally in response to customer demand. At September 30, 1997, such loans totaled $3.7 million, or 2.3% of the Bank's total net loan portfolio as compared to $2.8 million, or 2.0%, $3.0 million, or 2.7%, $2.2 million, or 2.2%, and $2.3 million, or 2.3 % of the Bank's total net loan portfolio at September 30, 1996, 1995,1994 and 1993, respectively. Consumer loans are offered primarily on a fixed rate basis with maturities generally of less than ten years.

    In recent years, the Bank has emphasized the origination of commercial business loans, which principally include agricultural-related commercial loans to finance the purchase of livestock, cattle, farm machinery and equipment, seed, fertilizer and other farm-related products. Such loans comprised $6.5 million, or 4.1% of the Bank's total net loan portfolio at September 30, 1997 as compared to $5.7 million, or 4.2%, $4.5 million, or 3.8%, $3.7 million, or 3.6%, and $4.1 million, or 4.1% of the Bank's total net loan portfolio as of September 30, 1996, 1995, 1994 and 1993, respectively.

    As with agricultural real estate loans, agricultural operating loans involve a greater degree of risk than residential mortgage loans because the payments on such loans are dependent on the successful operation or management of the farm property for which the operating loan is utilized. See "--Agricultural Real Estate Loans" for the various risks associated with agricultural operating loans.

    ORIGINATION, PURCHASE AND SALE OF LOANS AND MORTGAGE-BACKED SECURITIES. The table below shows the Bank's originations, purchases and sales of loans and mortgage-backed securities for the periods indicated.

                                                                        YEAR ENDED SEPTEMBER 30,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
Total loans receivable, net at beginning of year.....  $  136,872  $  116,447  $  104,083  $  100,695  $   97,801
Loans originated:
  Real estate:
    Single-family residential........................      49,215      48,568      28,295      21,046      23,139
    Multifamily residential..........................          93      --          --          --             480
    Commercial.......................................       3,467         299         552         667         344
    Agricultural.....................................       2,863       1,596       1,654       1,648         918
  Other:
    Commercial business..............................       6,697       5,743       4,510       3,254       2,998
    Savings account loans............................         926         826         682         688         776
    Other............................................       2,684       2,023       1,630       1,348       1,207
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans originated...........................      65,945      59,055      37,323      28,651      29,862
Loans purchased......................................      --          --             385          72         106
Loans to facilitate sale of REO......................        (349)       (145)       (205)       (472)       (119)
Loans sold...........................................      (2,156)     (1,321)       (752)       (311)       (263)
Loans transferred to REO.............................        (294)       (233)        (88)       (468)       (879)
Loan repayments......................................     (40,004)    (36,470)    (24,350)    (23,961)    (25,300)
Other loan activity (net)............................        (324)       (461)         51        (123)       (513)
                                                       ----------  ----------  ----------  ----------  ----------
    Total loans receivable, net at end of year.......  $  159,690  $  136,872  $  116,447  $  104,083  $  100,695
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Mortgage-backed securities, net at beginning of
  year...............................................  $  179,359  $  163,287  $  121,925  $   48,830  $   34,116
Purchases............................................      --          38,430      50,176      90,270      33,515
Sales................................................      --         (10,020)     --          --          --
Repayments...........................................     (10,669)    (13,575)     (8,978)    (17,270)    (18,827)
Discount (premium) amortization......................         146       1,237         164          95          26
                                                       ----------  ----------  ----------  ----------  ----------
Mortgage-backed and related securities, net at end of
  year...............................................  $  168,836  $  179,359  $  163,287  $  121,925  $   48,830
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Total loans receivable, net and mortgage-backed and
  related securities, net at end of year.............  $  328,526  $  316,231  $  279,734  $  226,008  $  149,525
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    LOANS TO ONE BORROWER. The maximum loans that a savings association may make to one borrower or a related group of borrowers is 15% of the savings association's unimpaired capital and unimpaired surplus, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is collateralized by readily marketable collateral (generally, financial instruments and bullion, but not real estate). At September 30, 1997, the Bank's largest real estate related borrower had an aggregate principal outstanding balance of $1.5 million, or 6.2% of unimpaired capital.

ASSET QUALITY

    When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking the payment. Depending upon the type of loan, late notices are sent and/or personal contacts are made. In most cases, deficiencies are cured promptly. While the Bank generally prefers to work with borrowers to resolve such problems, when a mortgage loan becomes 90 days delinquent, the Bank generally institutes foreclosure or other proceedings, as necessary, to minimize any potential loss.



    Loans are placed on non-accrual status when, in the judgement of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. The amount of interest that would have been recorded in the year ended September 30, 1997 if the loans had been current in accordance with their original terms and had been outstanding throughout the year or since orgination, if held for part of the period was $14,981 and the amount of interest included in interest income was $1,824. The Bank generally does not accrue interest on loans past due 90 days or more. Loans may be reinstated to accrual status when payments are made to bring the loan under 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected.



    Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. REO is initially recorded at its estimated fair value, less estimated selling expenses. Valuations are periodically performed by management, and any subsequent decline in fair value is charged to operations.

    The following table sets forth information regarding loans delinquent for 90 days or more and real estate owned by the Bank at the dates indicated.

                                                                                              AT SEPTEMBER 30
                                                                           -----------------------------------------------------
                                                                             1997       1996       1995       1994       1993
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (DOLLARS IN THOUSANDS)
Nonperforming loans:
  Single-family residential real estate..................................  $     422  $     766  $     409  $     253  $     635
  All other mortgage loans...............................................     --            195         32        178         71
  Other loans............................................................         31         62         55         66          5
                                                                                 ---  ---------        ---        ---  ---------
    Total delinquent loans...............................................        453      1,023        496        497        711
Total real estate owned..................................................         17        111        190        130      1,132
                                                                                 ---  ---------        ---        ---  ---------
    Total nonperforming assets...........................................  $     470  $   1,134  $     686  $     627  $   1,843
                                                                                 ---  ---------        ---        ---  ---------
                                                                                 ---  ---------        ---        ---  ---------
Total loan delinquent 90 days or more to net loans receivable............       0.28%      0.74%      0.43%      0.48%      0.71%
Total loans delinquent 90 days or more to total assets...................       0.12%      0.27%      0.14%      0.16%      0.42%
Total nonperforming loans and REO to total assets........................       0.12%      0.30%      0.20%      0.20%      1.09%

    CLASSIFICATION OF ASSETS. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful," or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated "special mention" by management. Loans designated as special mention are generally loans that, while current in required payments, have exhibited some potential weaknesses that, if not corrected, could increase the level of risk in the future.

    A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by federal regulators, who can order the establishment of additional general or specific loss allowances.

    The following table sets forth the aggregate amount of the Bank's classified assets at the dates indicated.

                                                                                      AT SEPTEMBER 30
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Substandard assets...............................................  $   1,640  $   3,515  $   3,074  $   3,991  $   1,713
Doubtful assets..................................................     --         --         --             26      2,448
Loss assets......................................................         25         89        155        212         73
                                                                   ---------  ---------  ---------  ---------  ---------
Total classified assets (1)......................................  $   1,665  $   3,604  $   3,229  $   4,229  $   4,234
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

------------------------

(1) With respect to assets classified "doubtful" and "loss," the Bank has established aggregate specific loan loss reserves of $25,000, $89,000, $155,000, $212,000 and $73,000 (in actual dollars) for the years ended September 30, 1997, 1996, 1995, 1994 and 1993, respectively.

    ALLOWANCE FOR LOAN LOSSES. It is management's policy to provide for estimated losses on the Bank's loan portfolio based on management's evaluation of the potential losses that may be incurred. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification or the establishment of appropriate reserves or allowances for losses. Such evaluation, which includes a review of all loans for which full collection of interest and principal may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral. Other factors considered by management include the size and risk exposure of each segment of the loan portfolio, present indicators such as delinquency rates and the borrower's current financial condition, and the potential for losses in future periods. Management calculates the general allowance for loan losses in part based on past experience, and in part based on specified percentages of loan balances. While both general and specific loss allowances are charged against earnings, general loan loss allowances are added back to capital, subject to a limitation of 1.25% of risk-based assets, in computing risk-based capital under OTS regulations.

    During the fiscal years ended September 30, 1997, 1996, 1995, 1994 and 1993, the Bank added $60,000, $411,200, $0, $0 and $193,299, respectively, to its allowance for loan losses. The Bank's allowance for loan losses totaled $1.7 million, $1.7 million, $1.4 million, $1.3 million and $1.3 million at September 30, 1997, 1996, 1995, 1994 and 1993, respectively.

    ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.

                                                                        YEAR ENDED SEPTEMBER 30,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Total loans outstanding..............................  $  164,663  $  142,802  $  120,340  $  107,680  $  103,546
Average net loans outstanding........................     147,316     124,609     109,658     102,368      98,127
Allowance balances (at beginning of year)............  $    1,734  $    1,357  $    1,330  $    1,349  $    1,263
Provision for losses:
  Real estate loans..................................          30        --          --          --            90
  Other loans........................................          30         411        --          --           103
Charge-offs:
  Real estate loans..................................         (11)        (17)        (19)        (19)        (98)
  Other loans........................................         (93)        (32)         (4)       --            (9)
Recoveries:
  Real estate loans..................................           1          15          50        --          --
  Other loans........................................        --          --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
Allowance balance (at end of year)...................  $    1,691  $    1,734  $    1,357  $    1,330  $    1,349
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Allowance for loan losses as a percent of total loans
  receivable at end of year..........................        1.03%       1.21%       1.13%       1.24%       1.30%
Net loans charged off as a percent of average net
  loans outstanding..................................        0.07%       0.04%      (0.02)%       0.02%       0.11%
Ratio of allowance for loan losses to total
  nonperforming loans at end of year.................      373.45%     169.50%     273.59%     267.60%     189.73%
Ratio of allowance for loan losses to total
  nonperforming loans and REO at end of year.........      359.79%     152.91%     197.81%     212.12%      73.20%

    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of allowance for loan losses by loan category for the periods indicated.

                                                             YEAR ENDED SEPTEMBER 30,
                      ------------------------------------------------------------------------------------------------------
                                1997                      1996                      1995                      1994
                      ------------------------  ------------------------  ------------------------  ------------------------
                                  % OF LOANS                % OF LOANS                % OF LOANS                % OF LOANS
                                    IN EACH                   IN EACH                   IN EACH                   IN EACH
                                  CATEGORY TO               CATEGORY TO               CATEGORY TO               CATEGORY TO
                       AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS
                      ---------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                                              (DOLLARS IN THOUSANDS)
Balance at end of
  period applicable
  to:
  Mortgage loans....  $     927         96.7%   $     903         93.9%   $     894         93.8%   $     863         94.4%
  Non-mortgage
    loans...........        764          3.3          831          6.1          463          6.2          467          5.6
                      ---------        -----    ---------        -----    ---------        -----    ---------        -----
    Total allowance
      for loan
      losses........  $   1,691        100.0%   $   1,734        100.0%   $   1,357        100.0%   $   1,330        100.0%
                      ---------        -----    ---------        -----    ---------        -----    ---------        -----
                      ---------        -----    ---------        -----    ---------        -----    ---------        -----

                      Year Ended September 30,
                      ------------------------
                                1993
                      ------------------------
                                  % OF LOANS
                                    IN EACH
                                  CATEGORY TO
                       AMOUNT     TOTAL LOANS
                      ---------  -------------
                       (DOLLARS IN THOUSANDS)
Balance at end of
  period applicable
  to:
  Mortgage loans....  $     957         93.8%
  Non-mortgage
    loans...........        392          6.2
                      ---------        -----
      Total allowance
        for loan
        losses......  $   1,349        100.0%
                      ---------        -----
                      ---------        -----

INVESTMENT ACTIVITIES

    Mortgage-Backed Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multifamily mortgages, the principal and interest payments on which are passed from the mortgagors, through intermediaries that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate mortgages or ARM loans. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as the prepayment risk, are passed on to the certificate holder. The Bank invests in mortgage-backed securities to supplement local single-family loan originations as well as to reduce interest rate risk exposure, because mortgage-backed securities are more liquid than mortgage loans.

    Set forth below is selected data relating to the composition of the Bank's mortgage-backed securities portfolio as of the dates indicated.

                                                                      AT SEPTEMBER 30,
                                 ------------------------------------------------------------------------------------------
                                         1997                   1996                   1995                   1994
                                 ---------------------  ---------------------  ---------------------  ---------------------
                                     $           %          $           %          $           %          $           %
                                 ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
  Adjustable...................  $  151,766       89.9% $  155,949       86.9% $  126,654       77.6% $   80,380       65.9%
  Fixed........................      17,070       10.1      23,410       13.1      36,633       22.4      41,545       34.1
    Total mortgage-backed
      securities, net..........  $  168,836      100.0% $  179,359      100.0% $  163,287      100.0% $  121,925      100.0%
                                 ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------
                                 ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------

                                    AT SEPTEMBER 30,
                                 --------------------
                                         1993
                                 --------------------
                                     $          %
                                 ---------  ---------
                                (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
  Adjustable...................  $  28,663       58.7%
  Fixed........................     20,167       41.3
    Total mortgage-backed
      securities, net..........  $  48,830      100.0%
                                 ---------  ---------
                                 ---------  ---------

    At September 30, 1997, mortgage-backed securities aggregated $168,836 million, or 44.0%, of the Bank's total assets. At September 30, 1997, all of the Bank's mortgage-backed securities were classified as held-to-maturity.

    OTHER INVESTMENT SECURITIES. The Bank's investment portfolio, excluding mortgage-backed securities and FHLB stock, consists of obligations of the United States Government and agencies thereof, municipal bonds, and interest-earning deposits in other institutions. The carrying value of this portion of the Bank's investment portfolio totaled $31.7 million, $40.3 million, $51.1 million, $75.7 million and $11.7 million at September 30, 1997, 1996, 1995, 1994 and 1993, respectively. At September 30, 1997, $0.5 million, or 1.22%, of the Bank's investment securities, excluding mortgage-backed securities, had a remaining term to maturity of one year or less, and $19.3 million, or 9.6%, of the Bank's investment securities portfolio had a remaining term to maturity of five years or less.

    The Bank is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short-term securities and certain other investments. See "Regulation Liquidity Requirements." The Bank generally has maintained a portfolio of liquid assets that exceeds regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the available yields in relation to other opportunities, management's expectation of the level of yield that will be available in the future, as well as management's projections of short term demand for funds in the Bank's loan origination and other activities.

    The following table sets forth the carrying value of the Bank's investment portfolio and FHLB stock at the dates indicated. At September 30, 1997, the market value of the Bank's investment portfolio was $213.0 million.

                                                                            AT SEPTEMBER 30,
                                                        ---------------------------------------------------------
                                                           1997        1996        1995        1994       1993
                                                        ----------  ----------  ----------  ----------  ---------
                                                                             (IN THOUSANDS)
Investment securities:
  Mortgage-backed securities..........................  $  168,836  $  179,359  $  163,287  $  121,925  $  48,830
  U.S. Government treasury obligations................      --           1,000       2,948       3,148      8,352
  U.S. Government agency obligations..................      26,858      38,871      47,721      72,445      3,316
  Municipal bonds.....................................       4,859         459         469         150        150
                                                        ----------  ----------  ----------  ----------  ---------
    Total investment securities.......................     200,553     219,689     214,425     197,668     60,648
FHLB stock............................................      10,053      11,608      10,549       2,496      1,831
                                                        ----------  ----------  ----------  ----------  ---------
    Total investments.................................  $  210,606  $  231,297  $  224,974  $  200,164  $  62,479
                                                        ----------  ----------  ----------  ----------  ---------
                                                        ----------  ----------  ----------  ----------  ---------

    INVESTMENT PORTFOLIO MATURITIES. The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's investment securities at September 30, 1997.


                                                                   AT SEPTEMBER 30, 1997
                                --------------------------------------------------------------------------------------------
                                      ONE YEAR            ONE TO FIVE YEARS      FIVE TO TEN YEARS        OVER TEN YEARS
                                ---------------------   ---------------------   --------------------   ---------------------

                                           ANNUALIZED              ANNUALIZED             ANNUALIZED              ANNUALIZED
                                            WEIGHTED                WEIGHTED               WEIGHTED                WEIGHTED
                                CARRYING    AVERAGE     CARRYING    AVERAGE     CARRYING   AVERAGE     CARRYING    AVERAGE
                                 VALUE       YIELD       VALUE       YIELD       VALUE      YIELD       VALUE       YIELD
                                --------   ----------   --------   ----------   --------  ----------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Investment securities:
U.S. Government agency
  securities..................   $  501        8.63%    $ 19,264        6.32%   $  7,093       7.34%   $  --            -%
State and municipal
  obligations (1).............        5        5.11           20        5.35          55       5.91       4,779      5.32
CMOs (2)......................    --          --             924        6.86         315       8.60     136,598      6.81
Mortgage-backed securities....      530        5.73        3,670        6.44      10,188       6.77      16,611      7.50
                                --------   ----------   --------   ----------   --------  ----------   --------       ---
Total investment securities...    1,036        7.12%      23,878        6.36%     17,651       7.03%    157,988      6.84%
                                           ----------              ----------             ----------                  ---
                                           ----------              ----------             ----------                  ---
FHLB stock....................    --                      --                       --                     --
Accrued interest on
  investments.................       11                      209                     128                    590
                                --------                --------                --------             ----------
Total investment securities,
  including accrued interest..   $1,047                  $24,087                $ 17,779               $158,578
                                --------                --------                --------               --------
                                --------                --------                --------               --------


                                                 TOTAL
                                ----------------------------------------
                                                              ANNUALIZED
                                                    AVERAGE    WEIGHTED
                                CARRYING   MARKET   LIFE IN    AVERAGE
                                 VALUE      VALUE    YEARS      YIELD
                                --------   -------  -------   ----------

Investment securities:
U.S. Government agency
  securities..................  $ 26,858   $27,076    2.59       6.63%
State and municipal
  obligations (1).............     4,859     4,948   16.39       5.33
CMOs (2)......................   137,837   139,081   24.63       6.81
Mortgage-backed securities....    30,999    31,792   12.69       7.10
                                --------   -------  -------       ---
Total investment securities...   200,553   202,897    6.80
                                                    -------
                                                    -------
FHLB stock....................    10,053    10,053               5.96
Accrued interest on
  investments.................       938       938
                                --------   -------
Total investment securities,
  including accrued interest..  $211,544  $213,888
                                --------   -------
                                --------   -------

------------------------

(1) The yield on these tax-exempt obligations has not been compiled on a tax-equivalent basis.

(2) The average life in years is based on actual stated maturities; however, management anticipates a shorter life on these securities.

SOURCES OF FUNDS

    GENERAL.

    Deposits are a significant source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from FHLB advances, the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

    DEPOSITS. Consumer and commercial deposits are received principally from within the Bank's market area through the offering of a broad selection of deposit instruments including NOW accounts, passbook savings, money market deposit accounts, term certificate accounts and individual retirement accounts. The Bank also markets term certificate accounts nationally to attract deposits. Deposit account terms vary according to the minimum balance required, the period of time during which the funds must remain on deposit, and the interest rate, among other factors. The maximum rate of interest the Bank must pay is not established by regulatory authority. The Bank regularly evaluates its internal cost of funds, surveys rates offered by competing institutions, reviews the Bank's cash flow requirements for lending and liquidity, and executes rate changes when deemed appropriate. As of September 30, 1997, the Bank did not have any brokered deposits.

    TIME DEPOSIT RATES. The following table sets forth the certificates of deposit of the Bank classified by rates as of the dates indicated:

                                                                               AT SEPTEMBER 30,
                                                            ------------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                            ----------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Rate:
2.00-3.99%................................................  $       16  $      17  $     126  $  35,529  $  72,268
4.00-5.99%................................................      76,094     75,615     51,125     42,154      8,339
6.00-7.99%................................................      32,170      6,205     32,916        817      1,989
8.00-9.99%................................................        --           20         20        836      2,004
                                                            ----------  ---------  ---------  ---------  ---------
                                                            $  108,280  $  81,857  $  84,187  $  79,336  $  84,600
                                                            ----------  ---------  ---------  ---------  ---------
                                                            ----------  ---------  ---------  ---------  ---------

    TIME DEPOSIT MATURITIES. The following table sets forth the amount and maturities of certificates of deposit at September 30, 1997.

                                                                                    MATURITY
                                                            --------------------------------------------------------
                                                             3 MONTHS     3 TO 6     6 TO 12    OVER 12
                                                              OR LESS     MONTHS     MONTHS     MONTHS      TOTAL
                                                            -----------  ---------  ---------  ---------  ----------
                                                                                 (IN THOUSANDS)
Certificates of deposit less than $100,000................   $  26,659   $  28,726  $  16,757  $  15,727  $   87,869
Certificates of deposit greater than $100,000.............       3,988       5,924      7,306      3,193      20,411
                                                            -----------  ---------  ---------  ---------  ----------
Total certificates of deposit.............................   $  30,647   $  34,650  $  24,063  $  18,920  $  108,280
                                                            -----------  ---------  ---------  ---------  ----------
                                                            -----------  ---------  ---------  ---------  ----------

BORROWINGS

    Deposits of the Bank are a significant source of funds as is short term and long term advances from the FHLB. FHLB advances are collateralized by the Bank's stock in the FHLB, investment securities and a blanket lien on the Bank's mortgage portfolio. Such advances are made pursuant to different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, for purposes other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB. The maximum amount of FHLB advances to a member institution generally is reduced by borrowings from any other source. At September 30, 1997, the Bank's FHLB advances totaled $190.6 million.

    The Bank sells securities under agreements to repurchase with selected dealers (reverse repurchase agreements) as a means of obtaining short-term funds as market conditions permit. In a reverse repurchase agreement, the Bank sells a fixed dollar amount of securities to a dealer under an agreement to repurchase the securities at a specific price within a specific period of time, typically not more than 180 days. Reverse repurchase agreements are treated as a liability of the Bank. The dollar amount of securities underlying the agreements remain an asset of the Bank. At September 30, 1997, the Bank's securities sold under agreements to repurchase totaled $20.7 million.

    The following table sets forth certain information regarding borrowings by the Bank during the periods indicated.

                                                                        YEAR ENDED SEPTEMBER 30,
                                                        ---------------------------------------------------------
                                                           1997        1996        1995        1994       1993
                                                        ----------  ----------  ----------  ----------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Weighted average rate paid on: (1)
  FHLB advances.......................................        5.54%       5.64%       6.17%       3.78%      5.43%
  Other borrowings (2)................................        5.81%       5.59%       5.75%       4.48%      3.46%
FHLB advances:
  Maximum balance.....................................  $  230,317  $  239,686  $  210,987  $   49,369  $  36,366
  Average balance.....................................  $  203,835  $  224,719  $  167,766  $   31,254  $  26,109
Other borrowings: (2)
  Maximum balance.....................................  $   21,060  $   10,306  $  131,500  $  119,430  $   1,450
  Average balance.....................................  $   17,684  $    2,940  $   67,000  $   53,784  $   1,355

------------------------

(1) Calculated using monthly weighted average interest rates.

(2) Includes borrowings under reverse repurchase agreements.

SUBSIDIARIES' ACTIVITIES

    The Bank has two wholly owned subsidiaries, Sun Realty, Inc. ("Sun") and P.F. Service, Inc. ("P.F. Service"). Both are Arkansas corporations and both are substantially inactive.

    At September 30, 1997, the Bank had a $18,723 equity investment in Sun, and a $363,428 equity investment in P.F. Service. For the fiscal year ended September 30, 1997, Sun had net loss of $1,117 and P.F. Service had net income of $1,665. At September 30, 1997, Sun had $19,223 in total assets, $500 in total liabilities and $18,723 in stockholder's equity. At September 30, 1997, P.F. Service had $383,228 in total assets, $19,800 in total liabilities and $363,428 in stockholder's equity.

PERSONNEL

    The Bank and its subsidiaries had 55 full-time employees and 9 part-time employees at September 30, 1997. None of these employees is party to a collective bargaining agreement, and the Bank believes that it enjoys good relations with its personnel.

COMPETITION

    The Bank faces strong competition both in attracting deposits and in origination of loans. Competitors for deposits include thrift institutions, commercial banks, credit unions, money market funds, and other investment alternatives, such as mutual funds, full service and discount broker-dealers, brokerage accounts, and savings bonds or other government securities. Primary competitive factors include convenience of locations, variety of deposit or investment options, rates or terms offered, and quality of customer service.

    The Bank competes for mortgage loan originations with thrift institutions, banks and mortgage companies, including many large financial institutions, which have greater financial and marketing resources available to them. Primary competitive factors include service quality and speed, relationships with builders and real estate brokers, and rates and fees.

    The Bank believes that it has been able to compete effectively in its principal markets, and that competitive pressures have not materially interfered with the Bank's ongoing operations.

PROPERTIES

    The Bank conducts its business through its main office and eight full-service branch offices located in five counties in Northeast Arkansas. Each office is owned by the Bank. The following table sets forth certain information concerning the main office and each branch office of the Bank at September 30, 1997. The aggregate net book value of the Bank's premises and equipment at these locations was $1.8 million at September 30, 1997.

Main Office:
203 W. Broadway
Pocahontas, Arkansas
(Opened 1935)

Branch Offices:
Walnut Ridge Branch                            Corning Branch
120 W. Main Street Walnut                      309 Missouri Avenue
Ridge, AR                                      Corning, Arkansas
(Opened 1968)                                  (Opened 1983)

Jonesboro Branch                               Hardy Branch
700 S.W. Drive                                 Highway 62
Jonesboro, Arkansas                            Hardy, Arkansas
(Opened 1976)                                  (Opened 1983)

Jonesboro Branch
2213 Caraway Road
Jonesboro, Arkansas
(Opened 1996)

    In January 1998, the Bank completed it acquisition of three additional full-service branch offices located in Lawrence, Sharp and Craighead Counties, Arkansas. The addresses of these newly acquired branches are set forth below. The aggregate net book value of the Bank's premises and equipment at these
branch offices was $         million as of January 22, 1998.

Lake City                                Hardy
100 Cobean Boulevard                     522 Main
Lake City, Arkansas 72437                Hardy, Arkansas 72542

Walnut Ridge
300 W. Main Walnut
Ridge, Arkansas 72476

LEGAL PROCEEDINGS

    There are various claims and lawsuits in which the Bank is periodically involved incident to the Bank's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

                                   REGULATION

    As a federally chartered SAIF-insured savings association, the Bank is subject to examination, supervision and extensive regulation by the OTS and the FDIC. The Bank is a member of the Federal Home Loan Bank ("FHLB") system. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The Bank also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they may find in the Bank's operations. The FDIC also examines the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material impact on the Company and the Bank and their operations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

    BUSINESS ACTIVITIES. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings association may engage. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on the Bank.

    LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to a single or related group of borrowers. Generally, this limit is 15% of the Bank's unimpaired capital and surplus plans and an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirement to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

    QUALIFIED THRIFT LENDER TEST. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." the Bank is a domestic building and loan association as defined in the Code.

    Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At
September 30, 1997, under the expanded QTL test, approximately 85.5% of the Bank's portfolio assets were qualified thrift investments.

    LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as the Bank, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. In the event the Bank's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    LIQUIDITY. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the quarter ended September 30, 1997 was 10.01%, which exceeded the then applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

    COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to complete with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received a "satisfactory" CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

    TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA").
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

    ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

    STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

    CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

    The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

    At September 30, 1997, the Bank met each of its capital requirements. See "Historical and Pro Forma Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at September 30, 1997, and pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by the Company.

    THRIFT CHARTER. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings association and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single deposit insurance fund on that date. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and the Company.

PROMPT CORRECTIVE REGULATORY ACTION

    Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

    The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

FEDERAL HOME LOAN BANK SYSTEM

    The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of September 30, 1997, the Bank was in compliance with this requirement.

    The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

FEDERAL RESERVE SYSTEM

    The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $49.3 million, the reserve requirement is $1.5 million (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

HOLDING COMPANY REGULATION

    THE COMPANY. The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

    As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "--Federal Regulation of Savings Institutions--Qualified Thrift Lender Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors-- Regulatory Oversight and Possible Legislation."

    The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

    The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

    THE MUTUAL HOLDING COMPANY. The Mutual Holding Company is a non-diversified mutual savings and loan holding company within the meaning of the HOLA, as amended. As such, the Mutual Holding Company is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and any non-savings institution subsidiaries.
Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

    Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a mutual holding company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company; one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

    The HOLA prohibits a savings and loan holding company, including the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

    The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

    In addition, OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

FEDERAL SECURITIES LAWS

    The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended ("Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

    The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                    TAXATION

FEDERAL TAXATION

    TAX BAD DEBT RESERVES. The Bank is subject to the rules of federal income taxation generally applicable to corporations under the Internal Revenue Code of 1986, as amended (the "Code"). Most corporations are not permitted to make deductible additions to bad debt reserves under the Code. However, savings and loan associations and savings associations such as the Bank, which meet certain tests prescribed by the Code may benefit from favorable provisions regarding deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans collateralized by interests in real property, and non-qualifying loans, which are all other loans. The bad debt reserve deduction with respect to non-qualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

    The Bank has elected to use the method that results in the greatest deduction for federal income tax purposes. The amount of the bad debt deduction that a thrift institution may claim with respect to additions to its reserve for bad debts is subject to certain limitations. First, the full deduction is available only if at least 60% of the institution's assets fall within certain designated categories. Second, under the percentage of taxable income method the bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equals the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable years exceeds the sum of the surplus, undivided profits, and reserves at the beginning of the taxable year. Third, the amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method is permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year does not exceed 6% of such loans outstanding at such time.

    Under recently enacted legislation, the percentage of taxable income method has been repealed for years beginning after December 31, 1995. Large associations, i.e., those for which the quarterly average of the association's total assets or the consolidated group of which it is a member, exceeds $500 million for the year, may no longer be entitled to use the experience method of computing additions to their bad debt reserve. A "large" association must use the direct write-off method for deducting bad debts, under which charge-offs are deducted and recoveries are taken into taxable income as incurred. If the Bank is not a "large" association, the Bank will continue to be permitted to use the experience method. The Bank will be required to recapture (i.e., take into income) over a six year period its applicable excess reserves, i.e. the balances of its reserves for losses on qualifying loans and nonqualifying loans, as of the close of the last tax year beginning before January 1, 1996, over the greater of (a) the balance of such reserves as of December 31, 1987 (pre-1988 reserves) or (b) in the case of a bank which is not a "large" association, an amount that would have been the balance of such reserves as of the close of the last tax year beginning before January 1, 1996, had the bank always computed the additions to its reserves using the experience method. Postponement of the recapture is possible for a two-year period if an association meets a minimum level of mortgage lending for 1996 and 1997. As of September 30, 1997, the Bank's bad debt reserve subject to recapture over a six-year period totaled approximately $1,178,000. The Bank has established, as a component of its net deferred tax asset, a deferred tax liability of approximately $477,000 for this recapture.

    If an association ceases to qualify as a a bank (as defined in Code
Section 581) or converts to a credit union, the pre-1988 reserves and the supplemental reserve are restored to income ratably over a six-year period, beginning in the tax year the association no longer qualifies as a bank. The balance of the pre-1988 reserves are also subject to recapture in the case of certain excess distributions to (including distributions on liquidation and dissolution), or redemptions of, shareholders.

    DISTRIBUTIONS. To the extent that (i) the Bank's tax bad debt reserve for losses on qualifying real property loans exceeds the amount that would have been allowed under an experience method and (ii) the Bank makes "non-dividend distributions" to stockholders that are considered to result in distributions from the excess tax bad debt reserve or the reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's tax bad debt reserves. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's tax bad debt reserves and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that when reduced by the tax attributable to the income is equal to the amount of the distribution. Thus, if certain portions of the Bank's accumulated tax bad debt reserve are used for any purpose other than to absorb qualified tax bad debt losses, such as for the payment of dividends or other distributions with respect to the Bank's capital stock (including distributions upon redemption or liquidation), approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state taxes). See "Regulation--Federal Regulations--Limitations on Capital Distributions" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

    CORPORATE ALTERNATIVE MINIMUM TAX. The Bank is subject to the corporate alternative minimum tax which is imposed to the extent it exceeds the Bank's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base will be a number of preference items, including the following: (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) for years beginning in 1988 and 1989 an amount equal to one-half of the amount by which a institution's "book income" (as specially defined) exceeds its taxable income with certain adjustments, including the addition of preference items (for taxable years commencing after 1989 this adjustment item is replaced with a new preference item relating to "adjusted current earnings" as specially computed). In addition, for purposes of the new alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

    The Mutual Holding Company and the Bank file separate federal tax return. The Bank has not had its income tax returns examined by the IRS or the State of Arkansas within the last three years. The Bank has not been audited by the IRS or the Arkansas State Revenue Department in recent years.

ARKANSAS TAXATION

    The State of Arkansas generally imposes income tax on thrift institutions computed at a rate of 6.5% of net earnings. For the purpose of the 6.5% income tax, net earnings are defined as the net income of the thrift institution computed in the manner prescribed for computing the net taxable income for federal corporate income tax purposes, less (i) interest income from obligations of the United States, of any county, municipal or public corporation authority, special district or political subdivision of Arkansas, plus (ii) any deduction for state income taxes.

    The Company will be required to file an Arkansas income tax return because it will be doing business in Arkansas. For Arkansas tax purposes, regular corporations are presently taxed at a rate equal to 6.5% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligation).

DELAWARE TAXATION

    As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                           MANAGEMENT OF THE COMPANY

    The Board of Directors of the Company consists of those persons who currently serve as Directors of the Bank. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of directors Martin, Ervin and Campbell have terms of office expiring in 1998; a second class, consisting of directors Rainwater and Edington have terms of office expiring in 1999; and a third class, consisting of directors Baltz and Van Camp have terms of office expiring in 2000. Their names and biographical information are set forth under "Management of the Bank--Directors."

    The following individuals hold positions as executive officers of the Company as is set forth below opposite their names.


NAME                                              POSITION WITH THE COMPANY
---------------------------------------     ----------------------------------

Skip Martin                                 Director, President and Chief
                                              Executive Officer

James A. Edington                           Executive Vice President and
                                              Director

Dwayne Powell                               Chief Financial Officer

    The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

    Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank."

                             MANAGEMENT OF THE BANK

DIRECTORS

    The Bank's Board of Directors is composed of seven members. Directors of the Bank are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The following table sets forth certain information regarding the composition of the Bank's Board of Directors as of September 30, 1997, including the terms of office of Board members.

                                                                                     SHARES OF
                                                                                   COMMON STOCK
                                      POSITIONS                                    BENEFICIALLY
                                     HELD IN THE           SERVED    CURRENT TERM    OWNED ON        PERCENT
NAME (1)              AGE                BANK             SINCE (2)    TO EXPIRE   RECORD DATE (3)   OF CLASS
----------------      ---      -------------------------  ---------  ------------  ---------------   --------

Ralph P. Baltz        49       Chairman                      1986        2000           26,183          1.6%

Skip Martin           48       President, Chief              1988        1998           32,537          2.0%
                               Executive Officer and
                               Director

Robert Rainwater      62       Director                      1981        1999            6,158           *

N. Ray Campell        47       Director                      1992        1998            7,039           *

Charles R. Ervin      60       Director                      1988        1998           11,265           *

James A. Edington     47       Executive Vice                1994        1999           21,494          1.3%
                               President and
                               Director

Marcus Van Camp       49       Director                      1990        2000            5,283           *


------------------------

*   Less than 1%

(1) The mailing address for each person listed is 203 West Broadway, Pocahontas, Arkansas 72455. Each of the persons listed is also a director of Pocahontas Federal Mutual Holding Company, Inc., which owns the majority of the Bank's issued and outstanding shares of Common Stock.

(2) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.

(3) See definition of "beneficial ownership" in the table "Beneficial Ownership of Common Stock."

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    The following table sets forth information regarding the executive officer of the Bank who is not also a director.

                                                            POSITION
                                                           HELD IN THE
NAME                              AGE                         BANK
----------------------------      ---                -----------------------

Dwayne Powell                     33                 Chief Financial Officer

    SKIP MARTIN has been the President and Chief Executive Officer of the Bank since 1990, and a member of the Board of Directors of the Bank since 1988. Prior to his appointment as President and Chief Executive Officer, Mr. Martin served as Vice President of the Bank. Mr. Martin has been employed by the Bank since 1972 and has been an officer of the Bank since 1978.

    RALPH P. BALTZ has been Chairman of the Board since January 1997. Mr. Baltz is a general contractor and residential developer and is the President and owner/operator of Tri-County Sand and Gravel, Inc.

    MARCUS VAN CAMP is the Superintendent of Schools at Pocahontas Public Schools, and has been employed by such schools for 25 years.

    JAMES A. EDINGTON has been Executive Vice President of the Bank since 1991. In this position, Mr. Edington serves as the Bank's compliance officer, security officer, secretary and treasurer. Mr. Edington serves a similar role with the Mutual Holding Company. Mr. Edington has been employed in executive roles with the Bank since 1983.

    CHARLES R. ERVIN is retired. Prior to his retirement, Mr. Ervin was President and owner of C.E.C., Inc., a construction company, since March 1992. Prior to that, Mr. Ervin was President and part-owner of M.T.C., Inc., a general contractor specializing in tenant construction in shopping centers nationally.

    N. RAY CAMPBELL is the Plant Manager at Waterloo Industries Incorporated, an industrial firm located in Pocahontas, Arkansas.

    ROBERT RAINWATER is semi-retired. Prior to his retirement, Mr. Rainwater was the owner of Sexton Pharmacy in Walnut Ridge, Arkansas.

    DWAYNE POWELL, CPA, has served as Chief Financial Officer of the Bank since October 1996. Prior to that Mr. Powell was an Audit Manager for Deloitte & Touche LLP, primarily serving financial institution clients.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The business of the Bank's Board of Directors is conducted through meetings and activities of the Board and its committees. During the fiscal year ended September 30, 1997, the Board of Directors held 12 regular and two special meetings. During the fiscal year ended September 30, 1997, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Bank and committees on which such director served.

    The Asset/Liability Management Committee consists of the entire Board of Directors and meets at least quarterly to oversee interest rate risk and asset classification. The Asset/Liability Management Committee met five times during the fiscal year ended September 30, 1997.

    The Audit Committee of the Bank consists of all the outside Board of Directors. The Audit Committee met three times during the fiscal year ended September 30, 1997. The Audit Committee normally meets on a quarterly basis and serves as a liaison between the Board, the Bank's independent auditors, federal regulators and management.

    The Loan Committee of the Bank consists of all the Board of Directors, Chief Financial Officer Dwayne Powell, Vice President Robert Sorg and Senior Vice President Bill Stacy, and meets as necessary to approve loans over a pre-established dollar limit. The Loan Committee must have at least two outside board members to have a quorum. The Loan Committee met nineteen times during the fiscal year ended September 30, 1997.

    The Finance/Budget Committee consists of directors Ralph P. Baltz, N. Ray Campbell, Robert Rainwater, James A. Edington, Skip Martin and Chief Financial Officer Dwayne Powell. The Finance Committee reviews management's implementation of the Bank's investment policy. The Finance Committee met one time during the fiscal year ended September 30, 1997.

    The Nominating Committee consists of directors Robert Rainwater, Marc Van Camp and James A. Edington, and meets annually to present officer and director candidates to the Bank. The Nominating Committee met once during the fiscal year ended September 30, 1997.

    The Proxy Committee consists of all the Board of Directors and meets as needed at the request of the Chairman of the Board. The Proxy Committee met once during the fiscal year ended September 30, 1997.

    The Executive Compensation Committee consists of directors Ralph P. Baltz, N. Ray Campbell, Marc Van Camp and Robert Rainwater, and meets annually to set the compensation levels of executive officers. The committee met once for the fiscal year ended September 30, 1997.

    The Dividend Committee consists of the entire Board of Directors. The Dividend Committee meets at least quarterly to recommend the amount and type of dividend to be paid by the Bank. The Dividend Committee met seven times during the fiscal year ended September 30, 1997.

EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal years ended September 30, 1997, 1996, and 1995, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer of the Bank and all other executive officers earning in excess of $100,000.

                                                                                                ANNUAL COMPENSATION
                                                                                        -----------------------------------
NAME AND                                                                   YEAR                                   OTHER
PRINCIPAL                                                                  ENDED         SALARY                  ANNUAL
POSITION                                                               SEPTEMBER 30,       (1)       BONUS    COMPENSATION
-------------------------------------------------------------------  -----------------  ---------  ---------  -------------

Skip Martin,.......................................................           1997      $ 166,100  $  10,200       --
  President and Chief Executive Officer                                       1996        141,100      9,900       --
                                                                              1995        138,100     11,100       --

James A. Edington,.................................................           1997      $ 140,000  $   9,700       --
  Executive Vice President                                                    1996         95,000      9,700       --
                                                                              1995         89,883     10,900       --

Dwayne Powell,.....................................................
  Chief Financial Office (4)                                                  1997      $ 100,000     --           --

                                                                           LONG-TERM COMPENSATION
                                                                     -----------------------------------

                                                                              AWARDS            PAYOUTS
                                                                     ------------------------  ---------       ALL
NAME AND                                                             RESTRICTED    OPTIONS/                   OTHER
PRINCIPAL                                                               STOCK        SARS        LTIP     COMPENSATION
POSITION                                                              AWARDS(3)       (#)       PAYOUTS        (2)
-------------------------------------------------------------------  -----------  -----------  ---------  -------------
Skip Martin,.......................................................   $  --           --       $  --        $  18,957
  President and Chief Executive Officer                                  --           --          --           20,551
                                                                         --           --          --           21,507
James A. Edington,.................................................   $  --               --   $  --        $  19,778
  Executive Vice President                                               --               --      --           13,071
                                                                         --               --      --           13,845
Dwayne Powell,.....................................................
  Chief Financial Office (4)                                          $  53,047       --       $  --               88

------------------------
(1) Includes Board of Director and committee fees.

(2) Consists of payments made pursuant to the Bank's Profit Sharing Plan. See "Benefits--Profit Sharing Plan." Also includes the Bank's contributions or allocations (but not earnings) pursuant to the Bank's Employee Stock Ownership Plan. Does not include benefits pursuant to the Bank's Pension Plan. See "Benefits." The Bank also provides its Chief Executive Officer with use of a Bank-owned automobile, the value of which use did not exceed the lesser of $50,000 or 10% of such officer's cash compensation.

(3) Represents awards made pursuant to the Bank's Recognition and Retention Plan for Employees, which awards vest in five equal annual installments commencing on March 31, 1995. Dividends on such shares accrue and are paid to the recipient when the shares vest. The value of such shares was determined by multiplying the number of shares awarded by the price at which the shares of common stock were sold in the Bank's initial public offering on such date. At September 30, 1997, Mr. Martin held 2,990, Mr. Edington held 1,994, and Mr. Powell held 1,564 shares, respectively, of common stock that remained subject to restrictions under the Plan. The fair market value of such restricted stock on September 30, 1997 (based on the price of the last sale reported on NASDAQ on such date) was $98,670, $65,802 and $51,612, respectively.

(4) Mr. Powell was not employed by the Bank in fiscal year 1996 or 1995.

    EMPLOYMENT AGREEMENTS. The Bank has entered into employment agreements with Skip Martin, its President and Chief Executive Officer, James A. Edington, its Executive Vice President and Dwayne Powell, its Chief Financial Officer. Each employment agreement provides for a term of three years. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend each agreement for an additional year such that the remaining terms shall be up to three years unless written notice of nonrenewal is given by the Board of Directors after conducting a performance evaluation. The agreements provide that the base salary of the executive will be reviewed annually. In addition to the base salary, the agreements provide that the executive is to receive all benefits provided to permanent full time employees of the Bank, including among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel. Each agreement permits the Bank to terminate the executive's employment for cause at any time. In the event the Bank chooses to terminate the executive's employment for reasons other than for cause, or upon the termination of executive's employment for reasons other than a change in control, as defined, or in the event of the executive's resignation from the Bank upon (i) failure to be reelected to his current office, (ii) a material change in his functions, duties or responsibilities, (iii) relocation of his principal place of employment, (iv) the liquidation or dissolution of the Bank or the Holding Company, or (v) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiaries, would be entitled to receive an amount equal to the greater of the remaining payments, including base salary, bonuses and other payments due under the remaining term of the agreement or three times the average of the executive's base salary, including bonuses and other cash compensation paid, and the amount of any benefits received pursuant to any employee benefit plans maintained by the Bank.

    If termination, voluntary or involuntary, follows a change in control of the Bank, as defined in the agreement, the executive or, in the event of his death, his beneficiaries, would be entitled to a payment equal to the greater of (i) the payments due under the remaining term of the agreement or (ii) 2.99 times his average annual compensation over the five years preceding termination. The Bank would also continue the executive's life, health, and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plan or policies maintained by the Bank from time to time. The Bank would also continue the executive's life, health, and disability coverage for the remaining unexpired term of the agreement to the extent allowed by the plans or policies maintained by the Bank from time to time.

    Each employment agreement provides that for a period of one year following termination, the executive agrees not to compete with the Bank in any city, town or county in which the Bank maintains an office or has filed an application to establish an office.

DIRECTORS' COMPENSATION

    Members of the Board of Directors of the Bank each received fees of $1,250 per month during the fiscal year ended September 30, 1997. In addition, the Chairman of the Board received an additional $625 per month during the fiscal year ended September 30, 1997. No additional compensation or fees are received for serving as directors of the Bank.

    1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. The Bank adopted the 1994 Stock Option Plan for Outside Directors of the Bank (the "1994 Directors' Plan") in April 1994, and such plan was subsequently approved by the Bank's stockholders. At that time, non-statutory stock options to purchase 20,643 shares were granted to the outside directors of the Bank. The 1994 Directors' Plan reserved 4,274 shares of Bank Common Stock for future grant. Any person who becomes a non-employee director subsequent to the effective date of the 1994 Directors' Plan is entitled to receive options for 1,424 shares of Bank Common Stock to the extent options are available. Options granted in 1994 vest ratably at 20% per year commencing on the first September 30th after the effective date of the 1994 Directors' Plan. The exercise price of the options will be equal to the fair market value of the shares of Bank Common Stock underlying such option at the time the option is granted, or $10.00 per share of Bank Common Stock for options granted in conjunction with the Bank's stock offering. All options granted under the 1994 Directors' Plan may be exercised from time to time in whole or in part, and expire upon the earlier of ten years following the date of grant or three years following the date the optionee ceases to be a director. No options were granted under the 1994 Directors' Plan during the fiscal year ended September 30, 1997. In fiscal 1997, Ralph P. Baltz, Charles Ervin and W.W. Scott, a former director, exercised 3,559, 3,559 and 712 options respectively, under the 1994 Directors' Plan. To the extent not exercised by the Effective Date, the options to purchase Bank Common Stock will be converted into and become options to purchase Common Stock. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration and vesting schedule of such options will not be affected.

    1994 RECOGNITION AND RETENTION PLAN FOR OUTSIDE DIRECTORS. In April 1994, the Bank adopted the 1994 Recognition and Retention Plan for Outside Directors ("1994 Directors' Recognition Plan"), which was subsequently approved by the Bank's stockholders. Awards under the 1994 Directors' Recognition Plan have been granted in the form of shares of Bank Common Stock that were restricted by the terms of the 1994 Directors' Recognition Plan ("Restricted Stock"). During 1994, each outside director of the Bank was awarded 1,238 shares of Bank Common Stock under the 1994 Directors' Recognition Plan, which vest in five equal installments commencing September 30, 1994. In September 1997, directors Baltz, Rainwater, Campbell, Ervin, and Van Camp each vested in 248 shares of Bank Common Stock, and will vest in the remaining awards in one final installment on September 30, 1998. Awards also become fully vested upon a director's disability, death, retirement or following termination of service in connection with a change in control of the Bank or the Mutual Holding Company. Unvested shares are forfeited by a director upon failure to seek reelection, failure to be reelected, or resignation from the Board. Prior to vesting, recipients of awards under the 1994 Directors' Recognition Plan will receive the cash and stock dividends paid with respect to the restricted stock and may vote the shares of restricted stock allocated to them. On the Effective Date, unvested shares of Restricted Stock will be converted into shares of Common Stock pursuant to the Exchange Ratio and will be restricted on the same terms as the Restricted Stock.

    DIRECTOR PLAN. The Bank maintains a non-tax qualified Director Plan that provides directors who serve on the Board of Directors until the age of 60 or, in some cases, 65, with an annual benefit equal to a predetermined amount ranging between $29,316 and $35,640 following the directors' termination of service due to retirement, death, or after a change in control. Benefits are payable monthly to the director, or in the case of his death, to his beneficiary, over a period of twenty years. The Director Plan provides for a $15,000 "burial benefit," which is designated for the payment of burial and/or funeral expenses. In the event of a director's disability, the director will be entitled to a disability benefit equal to the annuitized present value of his accrued benefit payable monthly for twenty years. In addition, upon the director's death following disability, the director's beneficiary will receive a lump sum benefit equal to up to $600,000, reduced by all prior contributions made to the Director Plan on behalf of the director.

    The Bank and the Director Plan participants have each established an irrevocable trust in connection with the Director Plan. These trusts will be funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the Director Plan. The assets of the trusts established by the participants will be beneficially owned by the Director Plan participants, who will recognize income as contributions are made to the trust. Earnings on the trusts' assets are taxable to the participants. The trustee of the trusts may invest the trusts' assets in the Company Common Stock and may purchase life insurance on the lives of the participants with assets of the trusts.

    DIRECTOR EMERITUS PLAN. The Bank currently has two former directors who have been appointed "Director Emeritus". Upon reaching age 70 with 10 years of continuous service as a director, each current Director Emeritus was, upon retirement from the Board of Directors, appointed a "Director Emeritus" in exchange for performing consulting services for the Board of Directors. Under the current plan, in consideration of his services, a Director Emeritus will receive an annual fee of $18,000 for a ten year period (the "benefit period") following the director's designation as a Director Emeritus. The Director Emeritus Plan provides for survivor benefits payable to a designated beneficiary in an amount equal to the annual fee for the remainder of the ten year period, plus a $10,000 "burial benefit," which is designated for the payment of burial and/or funeral expenses.

BENEFITS FOR EMPLOYEES AND OFFICERS

    1994 INCENTIVE STOCK OPTION PLAN. The Bank adopted the 1994 Incentive Stock Option Plan (the "Incentive Option Plan") for officers and employees of the Bank and its affiliates in April 1994, and such plan was subsequently approved by the Bank's stockholders. The Incentive Option Plan is administered by a committee of outside directors. The Incentive Option Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), "non-statutory options," which do not qualify as incentive stock options, and certain "limited rights" exercisable only upon a change in control of the Bank or the Mutual Holding Company.

    Incentive stock options (with limited rights) for 49,833 shares of Bank Common Stock were granted to employees and officers contemporaneously with the completion of the Bank's stock offering in April 1994 at an exercise price of $10.00. No options were granted or exercised under the Incentive Option Plan during the fiscal year ended September 30, 1997.

    At September 30, 1997, the number of shares of Bank Common Stock underlying unexercised options granted to all participants as a group was 48,052 and the unrealized value of such stock options was $1.1 million (based on the difference between the strike price for such options and the price for the Bank Common Stock underlying such options on the last sale date reported on NASDAQ on September 30, 1997). All such options granted are exercisable at $10.00 per share. The following tables sets forth certain information regarding the shares acquired and the value realized during fiscal year 1997 by certain executive officers of the Bank at September 30, 1997. To the extent not exercised by the Effective Date, the options to purchase Bank Common Stock will be converted into and become options to purchase Common Stock. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration and vesting schedule of such options will not be affected.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                                                       NUMBER OF UNEXERCISED             IN-
                                              SHARES                        OPTIONS AT          THE-MONEY OPTIONS AT
                                             ACQUIRED                     FISCAL YEAR-END          FISCAL YEAR-END
                                               UPON         VALUE     -----------------------  -----------------------
NAME                                         EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------------  -----------  -----------  -----------------------  -----------------------

Skip Martin...............................      --           --              14,950/9,966       $    343,850/$229,218

James A. Edington.........................      --           --               7,475/4,983       $    171,925/$114,609


    RECOGNITION AND RETENTION PLAN. In April 1994, the Bank established the Recognition and Retention Plan for Employees (the "Employees' RRP") as a method of providing officers, and key employees with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank. At the time of implementation of this plan, 29,900 shares of Bank Common Stock were awarded to officers and key employees of the Bank.

    A Committee of the Board of Directors of the Bank composed of all of the outside directors of the Bank administers the Employees' RRP. Awards have been granted in the form of shares of Bank Common Stock that were restricted by the terms of the Employees' RRP ("Restricted Stock"). Restricted Stock is nontransferable and nonassignable. Participants in the Employees' RRP become vested in shares of Bank Common Stock covered by an award, and all restrictions lapse, at a rate of 20% per year commencing on March 31, 1995. Awards to officers and employees become fully vested (i.e., all restrictions lapse) upon termination of employment due to normal retirement, death, or disability or following a termination of employment in connection with a change in control of the Bank or the Mutual Holding Company. Upon termination of employment for any other reason, unvested shares of Restricted Stock are forfeited. The holders of Restricted Stock will have the right to vote such shares during the restricted period and will receive the cash and stock dividends with respect to restricted stock when declared and paid. The holders may not sell, assign, transfer, pledge or otherwise encumber any of the Restricted Stock during the restricted period. On the Effective Date, unvested shares of Restricted Stock will be converted into shares of Common Stock pursuant to the Exchange Ratio and will be restricted on the same terms as the Restricted Stock.

    401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN. The Bank merged its Employee Stock Ownership Plan ("ESOP") and Profit Sharing Plan to form the 401(k) Savings and Employee Stock Ownership Plan (the "KSOP"), effective October 1, 1997, to enable participants to invest in Bank Common Stock with the pre-tax deferral of their salary ("Elective Deferrals"). The KSOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code. Employees with a year of service with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate in any ESOP, matching or discretionary contributions under the plan. Any employee with one hour of service may participate in making any Elective Deferrals.

    The ESOP portion of the KSOP provides the plan with the ability to borrow money for the purpose of purchasing Bank Common Stock. As part of the Offering, the ESOP portion of the KSOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to 8% of the Common Stock to be issued in the Offering. Collateral for the loan will be the Common Stock purchased by the KSOP. The loan will be repaid principally from the Bank's contributions to the KSOP. Shares purchased with the ESOP loan will be held in a suspense account for allocation among participants as the loan is repaid. As the ESOP loan is repaid from contributions the Bank makes to the ESOP portion of the KSOP, shares will be released from the suspense account in an amount proportional to the repayment of the KSOP loan. The released shares will be allocated among the ESOP accounts of participants who have a 1000 hours of service for the current plan year and are employed on the last day of the plan year, on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. On the Effective Date, the Bank Common Stock held by the KSOP will be exchanged for shares of Common Stock, pursuant to the Exchange Ratio.

    Participants may elect to defer up to 15% of their salary into the KSOP ("Elective Deferrals") . The Bank may, in its discretion, make discretionary ("Discretionary Contributions") and/or matching contributions ("Matching Contributions") to the KSOP. Benefits in the ESOP, Discretionary Contributions and Matching Contributions generally will become 100% vested after five years of credited service. Employees are 100% vested in the Elective Deferral accounts and rollover accounts at all times under the plan. Participants will be credited for years of service with the Bank prior to the effective date of the plan. Forfeitures of Matching and Discretionary Contributions will be used to reduce such contributions in succeeding plan years; forfeitures of ESOP Contributions are reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability, or separation from service in a lump sum or, at the election of the participant, in installments not to exceed five years. The Bank's contributions to the KSOP are discretionary, subject to the ESOP loan terms and tax law limits, so benefits payable under the KSOP cannot be estimated.

    The KSOP provides for loans to employees not to exceed 50% of their vested Discretionary Contribution, Elective Deferral, Matching Contribution or Rollover Account balances, or $50,000. Withdrawals are permitted only to the extent of hardship (e.g., medical expenses), to purchase a primary residence, for limited education expenses or any other condition or event as determined by the Commissioner of the Internal Revenue Service from the vested portion or the Discretionary Contribution, Elective Deferral, Matching Contribution or Rollover Accounts.

    A committee is appointed by the Board of Directors of the Bank to administer the KSOP (the "KSOP Committee"). The KSOP Committee instructs the trustee regarding investment of funds contributed to the KSOP. The KSOP trustee is required to vote all allocated shares held in the KSOP in accordance with the instructions of the participants; unallocated shares shall be voted in a manner calculated to reflect most accurately the instructions the KSOP trustee has received from participants regarding the allocated stock. If no shares have been allocated, KSOP participants will be deemed to have one share of stock allocated to his account for the sole purpose of providing the trustee with voting instructions. Under ERISA, the Secretary of Labor is authorized to bring an action against the KSOP trustee for the failure of the KSOP trustee to comply with its fiduciary responsibilities. Such a suit could seek to enjoin the KSOP trustee from violating its fiduciary responsibilities and could result in the imposition of civil penalties or criminal penalties if the breach is found to be willful.

    SUPPLEMENTAL RETIREMENT PLAN. In November 1993, management of the Bank approved a supplemental retirement plan (the "Retirement Plan") for the Bank's former Chairman of the Board, Mr. Joe R. Martin, who retired in January 1996. The plan provides for an annual payment of $75,000 per year for ten years. The payment will be made to Mr. Martin's spouse in the event of his death during such ten-year period. In fiscal 1997, the Board approved an additional $75,000 and a one year extension of the Retirement Plan.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank has implemented a non-qualified Supplemental Executive Retirement Plan ("SERP") to provide a select group of management and highly compensated employees with additional benefits following termination of employment due to retirement, death, after a change in control or involuntary termination. The contribution made to the SERP is intended to provide an actuarially determined annual benefit of $182,143 for Skip Martin, $147,143 for James A. Edington, and $214,286 for Dwayne Powell, payable monthly for 20 years. In the event of the employee's disability, the employee will be entitled to a disability benefit equal to the annuitized present value of his accrued benefit payable monthly for twenty years. In addition, upon the employee's death following disability, the director's beneficiary will receive a lump sum death benefit equal to $3 million, $2.7 million and $2.6 million in the case of Messrs. Martin, Edington, and Powell, respectively, reduced by all prior contributions made to the SERP on behalf of the participant. The SERPs also provide for a $15,000 "burial benefit," which is designated for the payment of burial and/or funeral expenses.

    The Bank and the SERP participants have each established an irrevocable trust in connection with each SERP. These trust will be funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of the trust will be beneficially owned by the SERP participants, who will recognize income as contributions are made to the trust. Earnings on the trust's assets are taxable to the participants. The trustee of the trust may invest the trust's assets in the Company Common Stock and may purchase life insurance on the life of the participant with assets of the trust.

    1998 STOCK OPTION PLAN. At a meeting of the Company's stockholders to be held at least six months after the completion of the Offering, the Board of Directors intends to submit for stockholder approval the 1998 Stock Option Plan for directors and officers of the Bank and of the Company. If approved by the stockholders, Common Stock in an aggregate amount equal to 10% of the shares issued in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the 1998 Stock Option Plan. Ten percent of the shares issued in the Offering would amount to 212,500 shares, 250,000 shares, 287,500 shares or 330,625 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the 1998 Stock Option Plan until the date on which stockholder approval is received.

    The exercise price of the options granted under the 1998 Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the 1998 Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each twelve months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Options granted under the 1998 Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the 1998 Stock Option Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under OTS rules, if the 1998 Stock Option Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

    The 1998 Stock Option Plan would be administered by a Committee of non-employee members of the Company's Board of Directors. Options granted under the 1998 Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options could also be granted under the 1998 Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

    1998 RECOGNITION PLAN. At a meeting of the Company's stockholders to be held at least six months after the completion of the Offering, the Board of Directors also intends to submit a Recognition and Retention Plan (the "1998 Recognition Plan") for stockholder approval. The 1998 Recognition Plan will provide the Bank's directors and officers an ownership interest in the Company in a manner designed to encourage them to continue their service with the Bank. The Bank will contribute funds to the1998 Recognition Plan from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of Common Stock issued in the Offering, either directly from the Company or in open market purchases. Four percent of the shares issued in the Offering would amount to 85,000 shares, 100,000 shares, 115,000 or 132,250 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the 1998 Recognition Plan after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded Common Stock under the 1998 Recognition Plan without having to pay cash for the shares. No awards under the 1998 Recognition Plan would be made until the date the 1998 Recognition Plan is approved by the Company's stockholders.

    Awards under the 1998 Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. If the 1998 Recognition Plan is adopted within one year following the Offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the 1998 Recognition Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the 1998 Recognition Plan), shares not already delivered under the 1998 Recognition Plan would be forfeited. Under OTS rules, if the 1998 Recognition Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside director as a group can receive no more than 30% of the awards under the plan in the aggregate.

    When shares become vested under the 1998 Recognition Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the 1998 Recognition Plan is adopted within one year following the Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the 1998 Recognition Plan is adopted within one year following the Offering, shares not yet vested under the 1998 Recognition Plan will be voted by the trustee of the 1998 Recognition Plan, taking into account the best interests of the recipients of the 1998 Recognition Plan awards. If the 1998 Recognition Plan is adopted more than one year following the Offering, dividends declared on unvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the unvested shares.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $100,000 for executive officers, not including loans on primary residences) must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans made to officers, directors, and executive officers are made by the Bank in the ordinary course of business on the same terms and conditions as the Bank would make to any other customer in the ordinary course of business and do not involve more than a normal risk of collectibility or present other unfavorable features.

    The Bank intends that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction. At September 30, 1997, the Bank had loans with an aggregate balance of $876,138 outstanding to its executive officers and directors.

    Set forth below is certain information as to loans made by the Bank to each of its directors and executive officers whose aggregate indebtedness to the Bank exceeded $60,000 at any time since October 1, 1996.

                                                                                      HIGHEST
                                                                                      BALANCE                    INTEREST RATE
                                                                         ORIGINAL   OUTSTANDING  BALANCE AS OF        ON
             NAME OF OFFICER OR                                DATE        LOAN       DURING     SEPTEMBER 30,   SEPTEMBER 30,
                  DIRECTOR                      LOAN TYPE   ORIGINATED    AMOUNT    FISCAL 1997      1997            1997
---------------------------------------------  -----------  -----------  ---------  -----------  -------------  ---------------

Ralph P. Baltz                                   Mortgage      3/31/97   $  76,000   $  76,000     $  75,728            7.75%
                                                 Mortgage      3/31/97   $  61,600   $  61,600     $  61,380            7.75%

Charles R. Ervin                                 Mortgage      3/10/94   $  99,450   $  78,481     $  76,359            8.17%

N. Ray Campell                                   Mortgage      9/12/94   $  88,000   $  82,972     $  79,015            8.06%

Skip Martin                                      Mortgage      6/14/96   $ 124,500   $ 130,744     $ 128,956            7.75%

James Edington                                   Mortgage       1/5/96   $ 148,500   $ 147,788     $ 146,489            8.00%
                                                 Mortgage     10/27/95   $ 100,000   $  97,098     $  92,651            8.50%

Dwayne Powell                                    Mortgage      10/4/96   $  75,650   $  75,650     $  74,947            7.75%

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

BENEFICIAL OWNERSHIP OF BANK COMMON STOCK

    The following table includes, as of December 15, 1997, certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Exchange Act, who or which was known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, and (ii) all directors and executive officer of the Bank as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion, see "--Subscriptions by Executive Officers and Directors."

                                                                               AMOUNT OF SHARES
                                                                               OWNED AND NATURE   PERCENT OF SHARES
                             NAME AND ADDRESS OF                                OF BENEFICIAL      OF COMMON STOCK
                              BENEFICIAL OWNERS                                OWNERSHIP (1)(3)      OUTSTANDING
-----------------------------------------------------------------------------  ----------------  -------------------
Pocahontas Federal Mutual
  Holding Company, Inc. (2)                                                         862,500               52.8%
203 West Broadway
Pocahontas, Arkansas 72455

Harris Associates, LP                                                               140,000                8.6%
2 North LaSalle Street
Suite 500
Chicago, Illinois 60602

All Directors and Executive Officers                                                112,877                6.8%
as a Group (8 persons)

------------------------
*   Less than 1%
(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2) The executive officers and directors of the Bank are also executive officers and directors of Pocahontas Federal Mutual Holding Company

(3) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Bank Common Stock which may be acquired within 60 days of the date as of which beneficial ownership is being determined pursuant to the exercise of outstanding stock options. Shares of Bank Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Bank Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Bank Common Stock owned by any other person or group.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, (i) the number of Exchange Shares to be held upon consummation of the Conversion, based upon their beneficial ownership of the Bank Common Stock as of October 31, 1997, (ii) the proposed purchases of Subscription Shares, assuming sufficient shares are available to satisfy their subscriptions, and
(iii) the total amount of Common Stock to be held upon consummation of the Conversion in each case assuming that Subscription Shares are sold at the midpoint of the Offering Range.

                                                                     PROPOSED PURCHASES OF        TOTAL COMMON STOCK
                                                      NUMBER OF      CONVERSION STOCK (1)             TO BE HELD
                                                   EXCHANGE SHARES  -----------------------  ----------------------------
                                                     TO BE HELD       NUMBER                   NUMBER       PERCENTAGE
                                                       (2)(3)        OF SHARES     AMOUNT     OF SHARES      OF TOTAL
                                                   ---------------  -----------  ----------  -----------  ---------------
Ralph P. Baltz...................................        75,886         15,000   $  150,000      90,886            1.9%
N. Ray Campbell..................................        20,401          8,500       85,000      28,901              *
James A. Edington................................        62,296         15,000      150,000      77,296            1.6
Charles R. Ervin.................................        32,649          5,000       50,000      37,649              *
Skip Martin......................................        94,302          5,000       50,000      99,302            2.1
Dwayne Powell....................................         8,457         10,000      100,000      18,457              *
Robert Rainwater.................................        17,848          1,000       10,000      18,848              *
Mark Van Camp....................................        15,312          4,300       43,000      19,612              *
                                                        -------         ------   ----------     -------
All Directors and Executive Officers as a Group
  (8 persons)....................................       327,151         63,800   $  638,000     390,951            8.3%
                                                        -------         ------   ----------     -------
                                                        -------         ------   ----------     -------


------------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription order by the KSOP. Intended purchases by the KSOP are expected to be 8% of the shares issued in the Offering.
(2) Includes shares underlying options that may be exercised within 60 days of the date as of which ownership is being determined, and vested shares of restricted stock. See "--Beneficial Ownership of Bank Common Stock."
(3) Does not include stock options and awards that may be granted under the Company's 1998 Stock Option Plan and 1998 Recognition Plan if such plans are approved by stockholders at an annual meeting or special meeting of shareholders at least six months following the Conversion. See "Management of the Bank--New Benefits Plans."
*Less than 0.1%

                                 THE CONVERSION

    THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY, AND THE OTS, HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY ENTITLED TO VOTE ON THE MATTER, THE STOCKHOLDERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

    On October 14, 1997, the Board of Directors of the Mutual Holding Company adopted the Plan of Conversion, pursuant to which the Mutual Holding Company will be converted from a federally chartered mutual holding company to a Delaware stock corporation to be named "Pocahontas Bancorp, Inc." (the Company). It is currently intended that all of the capital stock of the Bank will be held by the Company after the Conversion. The Plan of Conversion was approved by the OTS, subject to, among other things, approval of the Plan of Conversion by the Mutual Holding Company's members and the stockholders of the Bank. The Special Meeting of Members and the Special Meeting of Stockholders have been called for this purpose.

    As part of the Conversion, each of the Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of Common Stock determined pursuant to the Exchange Ratio, which ensures that immediately after the Conversion and Share Exchange, Minority Stockholders will own the same aggregate percentage of the Company's Common Stock as they owned of the Bank's common stock immediately prior to the Conversion. Pursuant to the Plan of Conversion, the Conversion will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Conversion. Except for step (i), each of the following steps in the Conversion will be completed contemporaneously on the Effective Date.

    (i) The Bank will organize the Company (which will become the stock holding company of the Bank) as a direct subsidiary of the Bank;

    (ii) The Company will organize an interim savings bank (the "Interim Savings Bank") as a wholly owned federal stock savings bank subsidiary of the Company;

    (iii) The Mutual Holding Company will convert into an interim federal stock savings association and simultaneously merge with and into the Bank in the MHC Merger pursuant to the Agreement of Merger between the Mutual Holding Company and the Bank, whereby each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in the liquidation account established in the Bank pursuant to regulations of the OTS in exchange for such member's ownership interest in the Mutual Holding Company, and the Bank's common stock held by the Mutual Holding Company will be canceled;

    (iv) The Interim Savings Bank will merge with and into the Bank with the Bank as the resulting institution in the Bank Merger pursuant to the Agreement of Merger among the Bank, the Company and the Interim Savings Bank, the Company's stock held by the Bank will be canceled, the Interim Savings Bank stock held by the Company will become Bank common stock by operation of law and Minority Stockholders will receive Common Stock in the Share Exchange; and

    (v) Contemporaneously with the Bank Merger, the Company will offer for sale in the Offering Subscription Shares representing the pro forma market value of the Company, immediately prior to the Conversion.

    The Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Company intends to contribute at least 50% of the net proceeds of the Offering to the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company to be issued pursuant to the Plan of Conversion.

    The Plan of Conversion provides generally that (i) the Mutual Holding Company will convert from a federal mutual holding company to a federal stock savings association and simultaneously merge with and into the Bank and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the Bank's KSOP, Supplemental Eligible Account Holders, Other Members and Minority Stockholders. Subject to the prior rights of these holders of subscription rights, the Company will offer Common Stock for sale in a concurrent Community Offering to certain members of the general public, with a preference given to natural persons residing in the Community. The Bank has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS. See "--Community Offering."

    The number of shares of Common Stock to be issued in the Offering will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Offering will be sold at the same price. The Independent Valuation will be updated and the final number of the shares to be issued in the Offering will be determined at the completion of the Offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

    THE FOLLOWING IS A BRIEF SUMMARY OF THE CONVERSION. The summary is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each branch of the Bank and at the Midwest Regional and Washington, D.C. offices of the OTS. The Plan of Conversion is also filed as an Exhibit to the Application to Convert from Mutual to Stock Form of which this Prospectus is a part, copies of which may be obtained from the OTS. See "Additional Information."

PURPOSES OF CONVERSION

    The Board of Directors unanimously determined to conduct the Conversion because it believed that the market for equity securities in financial services companies was at an unprecedented level and that the Bank (together with the Company, the "Converted Institution") could raise substantial funds from such a transaction. The Board of Directors believed that maximizing such proceeds is in the best interests of the Converted Institution because such proceeds can be used to increase the net income of the Converted Institution though investment and eventual leveraging of the proceeds, and support the possible expansion of the Bank's existing franchise through internal growth or the acquisition of branch offices or other financial institutions. Management believed that acquisition opportunities would increase as a result of the Conversion because the Converted Institution would have substantially more capital following the Conversion. The Bank acquired three branch offices in January 1998, and intends to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition. In addition, the Board considered that there was no assurance that the pricing for financial services stocks would continue at such favorable levels, and that if the market were to become less favorable, the amount of capital that could be raised in the Conversion might be substantially reduced. See "Risk Factors--Potential Low Return on Equity" and " Uncertainty as to Future Growth Opportunities."

    After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

APPROVALS REQUIRED

    The affirmative vote of a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion the members of the Mutual Holding Company will also be deemed to approve the MHC Merger and the Bank Merger. The affirmative vote of the holders of (i) at least two-thirds of the outstanding common stock of the Bank and (ii) a majority of the Minority Shares at the Special Meeting of Stockholders is required to approve the Plan of Conversion. Consummation of the Conversion is also subject to the approval of the OTS.

SHARE EXCHANGE RATIO

    OTS regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders will be entitled to exchange their shares of subsidiary savings bank common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of the Bank and the Company have determined that each Minority Share will on the Effective Date be automatically converted into and become the right to receive a number of Exchange Shares determined pursuant to the Exchange Ratio, which ensures that after the Conversion and before giving effect to Minority Stockholders' purchases in the Offering and receipt of cash in lieu of fractional shares, Minority Stockholders will own the same aggregate percentage of the Company's Common Stock as they owned of the Bank's common stock immediately prior to the Conversion. As of October 31, 1997, there were 1,632,424 shares of the Bank's common stock outstanding, 769,924, or 47.2%, of which were Minority Shares. Based on the percentage of the Bank's common stock held by Minority Stockholders and the Offering Range, the Exchange Ratio is expected to range from approximately 2.4638 Exchange Shares for each Minority Share at the minimum of the Offering Range to 3.8333 Exchange Shares for each Minority Share at the adjusted maximum of the Offering Range. The Bank will pay cash to Minority Stockholders for fractional shares.

    The following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, the following: (i) the total number of Subscription Shares and Exchange Shares to be issued in the Conversion,
(ii) the percentage of Common Stock outstanding after the Conversion that will be sold in the Offering and issued in the Share Exchange, and (iii) the Exchange Ratio:


                                                                                                       TOTAL
                                                       SUBSCRIPTION SHARES      EXCHANGE SHARES       SHARES
                                                          TO BE ISSUED           TO BE ISSUED        OF COMMON
                                                      ---------------------  ---------------------  STOCK TO BE   EXCHANGE
                                                        AMOUNT     PERCENT     AMOUNT     PERCENT   OUTSTANDING     RATIO
                                                      ----------  ---------  ----------  ---------  -----------  -----------
Minimum.............................................   2,125,000     52.836   1,896,914     47.164   4,021,914       2.4638
Midpoint............................................   2,500,000     52.836   2,231,663     47.164   4,731,663       2.8983
Maximum.............................................   2,875,000     52.836   2,566,413     47.164   5,441,413       3.3333
Adjusted maximum....................................   3,306,250     52.836   2,951,375     47.164   6,257,625       3.8333


    Options to purchase Minority Shares will also be converted into and become options to purchase Common Stock. As of September 30, 1997, there were outstanding options to purchase 48,052 Minority Shares. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. As of September 30, 1997, options to purchase 33,102 shares were vested. If all such options to purchase Minority Shares are exercised prior to the Effective Date, then there will be (i) an increase in the percentage of the Bank's common stock held by Minority Stockholders to 48.2%, (ii) an increase in the number of shares of Common Stock issued to Minority Stockholders in the Share Exchange, (iii) a decrease in the Exchange Ratio to 2.3622, 2.7791, 3.1959, and 3.6753 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, and (iv) a decrease in the Offering Range. Executive officers and directors of the Bank do not intend to exercise options prior to the Effective Date. The Bank has no plans to grant additional stock options prior to the Effective Date.

EFFECT OF THE CONVERSION ON MINORITY STOCKHOLDERS

    EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The Conversion will increase the stockholders' equity of Minority Stockholders. At September 30, 1997, the stockholders' equity per share was $14.85 for each share of the Bank's common stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 2,500,000 shares of Common Stock at the midpoint of the Offering Range, the pro forma stockholders' equity per share of Common Stock was $9.73, and the pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Minority Share was $46.1 million. The pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Minority Share was $42.8 million, $49.3 million and $53.1 million at the minimum, maximum, and adjusted maximum of the Offering Range.

    EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The Conversion will also affect Minority Stockholders' pro forma earnings per share. For the fiscal year ended September 30, 1997, the earnings per share was $1.46 for each share of the Bank's common stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 2,500,000 shares of Common Stock at the midpoint of the Offering Range, the pro forma earnings per share of Common Stock was $0.63 for such period, and the pro forma earnings for the aggregate number of Exchange Shares to be received for each Minority Share was $2.8 million. For the fiscal year ended September 30, 1997, the pro forma earnings for the aggregate number of Exchange Shares to be received for each Minority Share was $2.8 million, $2.9 million and $3.0 million at the minimum, maximum, and adjusted maximum of the Offering Range.

    EFFECT ON DIVIDENDS PER SHARE. The Company's Board of Directors anticipates declaring and paying quarterly cash dividends on the Common Stock equal to $1.5 million, or $0.373, $0.317, $0.276 and $0.240 per share of
Common Stock on an annual basis, at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range, respectively. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend
                                      89
payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy." Since the completion of the first full fiscal quarter following the initial sale by the Bank of the Bank Common Stock in April 1994, the Bank has paid average annual cash dividends on the Bank Common Stock of $.725 per share, which amounts to a quarterly dividend of $.181 per share. The Bank's current quarterly cash dividend is $0.225 per share, and the Bank intends to continue to pay regular quarterly cash dividends through the earlier of (i) the Effective Date (on a pro rated basis), or (ii) the fiscal quarter ending March 31, 1998. See "The Bank's Common Stock" and "Regulation and Supervision--Federal Regulation of Savings Institutions--Limitation on Capital Distributions." The Mutual Holding Company intends to waive the receipt of such dividend.

    EFFECT ON THE MARKET AND APPRAISED VALUE OF THE SHARES EXCHANGED. The aggregate Subscription Price of the shares of Common Stock received in exchange for each Minority Share is $18,969,140, $22,316,630, $25,664,130,
and $29,513,750 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. The last trade of the Bank's common stock on September 17, 1997, the day preceding the announcement of the Conversion, was $28.00 per
share, and the price at which the Bank's common stock last traded on       ,
1998, was $         per share.

    DISSENTERS' AND APPRAISAL RIGHTS. Under OTS regulations, Minority Stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of Minority Shares for shares of Common Stock of the Company.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

    GENERAL. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company and the Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the Mutual Holding Company which owns a majority of the common stock of the Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

    Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company and the Bank are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

    When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

    CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving the Bank at the time of the Conversion will serve as Directors of the Bank after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Bank.

    EFFECT ON DEPOSIT ACCOUNTS. Under the Plan of Conversion, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the
                                      90

FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion, depositors and borrowers will cease to be members of the Mutual Holding Company and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion, all voting rights in the Bank will be vested in the Company as the sole shareholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

    TAX EFFECTS. The Bank will receive an opinion of counsel with regard to federal and state income taxation to the effect that the adoption and implementation of the Plan of Conversion will not be taxable for federal or state income tax purposes to the Bank, the Mutual Holding Company, the Minority Stockholders, the Interim Savings Bank, members of the Mutual
Holding Company, eligible account holders or the Company. See "--Tax Aspects."

    EFFECT ON LIQUIDATION RIGHTS. Were the Bank to liquidate prior to the Conversion, all claims of creditors of the Bank, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of the Bank remaining, such assets would be distributed to the Mutual Holding Company, to the extent of its stock ownership interest in the Bank. Were the Mutual Holding Company to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    The Plan of Conversion and federal regulations require that the aggregate purchase price of the Common Stock in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by the Independent Valuation. The Bank and the Company have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $30,000 (which amount does not include a fee of $7,500 to be paid to RP Financial for assistance in preparation of a business plan). The Bank and the Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

    The Independent Valuation was prepared by RP Financial in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions located in the Bank's region and on a national basis; the aggregate size of the Offering of the Common Stock; the impact of the Conversion on the Bank's stockholders' equity and earnings potential; the proposed dividend policy of the Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

    The Independent Valuation was prepared based on the assumption that the aggregate amount of Common Stock sold in the Offering would be equal to the estimated pro forma market value of the Company multiplied by the Minority Ownership Percentage. The Independent Valuation states that as of December 12, 1997, the estimated pro forma market value of the Company ranged from a minimum of $40,219,142 to a maximum of $54,414,133 with a midpoint of $47,316,638 (the "Valuation Range"). The Board of Directors determined to offer the Subscription Shares for $10.00 per share (the "Subscription Price"). The aggregate offering price of the Subscription Shares offered in the Offering will be equal to the Valuation Range multiplied by the Minority Ownership Percentage. The number of Subscription Shares offered in the Offering will be equal to the aggregate offering price of the Subscription Shares divided by the Subscription Price. The number of Subscription Shares offered in the Offering and/or the aggregate of the offering price of the Subscription Shares are referred to herein as the "Offering Range." Based on the Valuation Range, the Minority Ownership Percentage and the Subscription Price, the minimum of the Offering Range will be 2,125,000 Subscription Shares, the midpoint of the Offering Range will be 2,500,000 Subscription Shares, and the maximum of the Offering Range will be 2,875,000 Subscription Shares.

    The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations for the fiscal year ended September 30, 1997, (ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality, (iii) stock market conditions generally and in particular for financial institutions, and (iv) the historical trading price of the Minority Shares, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the Independent Valuation. The Offering Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally. In the event the Independent Valuation is updated to amend the pro forma market value of the Company to less than $40.2 million or more than $62.6 million, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

    The Independent Valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Consolidated Financial Statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The Independent Valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Offering will thereafter be able to sell such shares at prices at or above the Subscription Price.

    Following commencement of the Subscription Offering, the maximum of the Valuation Range may be increased by up to 15% to up to $62,576,253, which will result in a corresponding increase of up to 15% in the maximum of the Offering Range to 3,306,250 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Valuation Range and of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

    If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Valuation Range to more than $62,576,253 and a corresponding increase in the Offering Range to more than 3,306,250 shares, or a decrease in the minimum of the Valuation Range to less than $40,219,142 and a corresponding decrease in the Offering Range to fewer than 2,125,000 shares, then the Company, after consulting with the OTS, may terminate the Plan of Conversion and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to
extend beyond       .

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

    An increase in the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

    Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

    Until the Effective Date, Minority Shares will continue to be available for trading on the Nasdaq "SmallCap" Market. The conversion of the Bank Common Stock into Company Common Stock will occur automatically on the Effective Date. After the Effective Date, former holders of the Bank Common Stock will have no further equity interest in the Bank (other than as stockholders of the Company) and there will be no further transfers of the Bank Common Stock on the stock transfer records of the Bank.

    As soon as practicable after the Effective Date, the Company, or a bank or trust company designated by the Company, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Minority Stockholder. The transmittal forms are expected to be mailed within five business days after the Effective Date and will contain instructions with respect to the surrender of certificates representing the Bank Common Stock to be exchanged into the Company's Common Stock. It is expected that certificates for shares of the Company's Common Stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

    THE BANK'S STOCKHOLDERS SHOULD NOT FORWARD POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION STOCK CERTIFICATES TO THE BANK OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

    Until the certificates representing the Bank Common Stock are surrendered for exchange after consummation of the Conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive the shares of the Company's Common Stock and will not be paid dividends on the Company Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of the Bank Common Stock outstanding at the Effective Date will be deemed to evidence ownership of the shares of the Company's Common Stock into which those shares have been converted by virtue of the Conversion.

    All shares of the Company Common Stock issued upon conversion of shares of the Bank Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Bank Common Stock, subject, however, to the Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by the Bank on such shares of the Bank Common Stock on or prior to the Effective Date and which remain unpaid at the Effective Date. The Bank intends to continue to pay a quarterly cash dividend of $0.225 per share through the earlier of (i) the Effective Date (on a pro rated basis), or (ii) the fiscal quarter ending March 31, 1998. The Mutual Holding Company intends to waive the receipt of such dividend.

    No fractional shares of the Company's Common Stock will be issued to any Minority Stockholder upon consummation of the Conversion. For each fractional share that would otherwise be issued, the Company will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Subscription Price. Payment for fractional shares will be made as soon as practicable after the receipt by the Exchange Agent of surrendered Pocahontas Federal Savings and Loan Association stock certificates.

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

    If a certificate for the Bank Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock in the Subscription Offering have been granted under the Plan of Conversion in the following order of descending priority. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."


    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor with aggregate deposit account balances (including demand deposit accounts) of $50 or more (a "Qualifying Deposit") as of September 30, 1996 (the "Eligibility Record Date," and such account holders, "Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 30,000 subscription shares (i.e., approximately 1.2% of the shares offered at the midpoint of the Offering Range), .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations and exclusive of shares purchased by the KSOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the KSOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.


    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date.

    PRIORITY 2: KSOP. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the KSOP of the Company and the Bank will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 8% of the Common Stock offered in the Subscription Offering, including any shares to be issued in the Subscription Offering as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion.


    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the KSOP, each depositor with a Qualifying Deposit as of December 31, 1997 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 30,000 shares (i.e., approximately 1.2% of the shares offered at the midpoint of the Offering Range), .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and

Subscription Shares issued in the Conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

    To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest at December 31, 1997. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.


    PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the KSOP, and Supplemental Eligible Account Holders, each member of the Mutual Holding Company on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 30,000 shares (i.e., approximately 1.2% of the shares offered at the midpoint of the Offering Range), or .10% of the total offering of shares, subject to the overall purchase limitations. See "--Limitations on Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated first to Other Members who reside in the Community on the Voting Record Date and thereafter to nonresident Other Members on a pro rata basis based on the size of the order of each Other Member.



    PRIORITY 5: MINORITY STOCKHOLDERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the KSOP, Supplemental Eligible Account Holders and Other Members, each Minority Stockholder will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 30,000 (i.e., approximately 1.2% of the shares offered at the midpoint of the Offering Range), or .10% of the total offering of shares, subject to the overall purchase limitations. In the event the Minority Stockholders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the KSOP, Supplemental Eligible Account Holders and Other Members, is in excess of the total number of shares offered in the Offering, available shares will be allocated on a pro rata basis based on the size of the order of each Minority Stockholder.



    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on March 18, 1998 (the "Expiration Date"), unless extended for up to 45 days or such additional periods by the Bank with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. Subscription rights which have not been exercised prior to the Expiration Date will become void.


    The Company will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If 2,125,000 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.
Such extensions may not go beyond       .

    PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, the Company is not required to offer stock in the Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or (ii) the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company or its officers or directors, under the securities laws of such state, register as a broker, dealer, salesman or selling agent or to register or otherwise qualify the subscription rights or Common Stock for sale or subject any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Company will base its decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts being held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the KSOP, Supplemental Eligible Account Holders, Other Members and Minority Stockholders, the Company has determined to offer shares pursuant to the Plan of Conversion to certain members of the general public in a direct community offering (the "Community Offering"), with preference given first to natural persons residing in the Community (such natural person referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may subscribe for up to 30,000 Subscription Shares (i.e., approximately 1.2% of the shares offered at the midpoint of the Offering Range), subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." Depending upon market or financial conditions this amount may be increased to up to a maximum of 5%. The minimum purchase is 25 shares. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Company, in its sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date. If the Bank with the approval of the OTS increases the maximum purchase limitation, the Company is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Company, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5%, such limitation may be further increased to 9.99% provided that orders for Common Stock exceeding 5% of the Subscription Shares issued in the Offering shall not exceed in the aggregate 10% of the total Subscription Shares issued in the Offering. Requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Company in its sole discretion.

    Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers, such stock will be allocated among the Preferred Subscribers in the manner that permits each such person, to the extent possible, to purchase the number of shares necessary to make his total allocation of Common Stock equal to the lesser of 100 shares offered or the number of shares subscribed for by each such Preferred Subscriber; provided that if there are insufficient shares available for such allocation, then shares will be allocated among Preferred Subscribers whose orders remain unsatisfied in the proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remain unsatisfied. If all orders of Preferred Subscribers are filled, any shares remaining will be allocated to other persons who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

    The term "resided" or "residing" as used herein shall mean any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

    The Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Bank and the Company with the approval of the OTS if necessary. The Bank and the Company may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. The Company will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If 2,125,000 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription
Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to
modify or rescind their subscriptions. Such extensions may not go beyond       .

    The Board of Directors has the right to reject any order submitted in the Offering by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

SYNDICATED COMMUNITY OFFERING

    If feasible, the Board of Directors may determine to offer all Subscription Shares not subscribed for in the Subscription and Community Offerings in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Company, in a manner that will achieve the widest distribution of the Common Stock subject to the right of the Bank to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any associate or group of persons acting in concert may purchase a number of Subscription Shares that when combined with Exchange shares received by such person, together with any associate or group of persons acting in concert is equal to 30,000 shares, subject to the overall purchase limitations; provided, however, that the shares purchased by any person together with an associate or group of persons acting in concert in the Community Offering shall be counted toward meeting the overall purchase limitations. Provided that the Subscription Offering has commenced, the Company may commence the Syndicated Community Offering at any time after the mailing to the members of the Proxy Statement to be used in connection with the Special Meeting of Members of the Mutual Holding Company, provided that the completion of the offer and sale of the Subscription Shares shall be conditioned upon the approval of the Plan of Conversion by the members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

    Alternatively, if a Syndicated Community Offering is not held, the Bank shall have the right to sell any Subscription Shares remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The overall purchase limitations shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Subscription Price less an underwriting discount to be negotiated among such underwriters and the Bank, which will in no event exceed an amount deemed to be acceptable by the OTS.

    If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Subscription Shares not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Subscription Shares is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

    Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's office and by Friedman, Billings, Ramsey & Co., Inc. All prospective purchasers are to send payment along with a completed Order Form and certification form directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the Offering is completed or terminated.

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
    To assist in the marketing of the Common Stock, the Bank has retained FBR, which is a broker-dealer registered with the National Association of Securities Dealers, Inc. (the "NASD"). FBR will assist the Bank in the Offering as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Conversion; (ii) in conducting any informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) keeping records of all orders for Common Stock. For these services, FBR will receive (i) an advisory and management fee of $50,000; and (ii) a marketing fee of 1.0% of the total dollar amount of the Common Stock sold in the Subscription and Community Offerings, reduced by the advisory and management fee. No fee shall be payable by the Bank in connection with the sale of Common Stock to the KSOP or to the Bank's or the Company's directors, officers, employees, and such persons' immediate family members.

    The Bank also will reimburse FBR for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $39,500, including legal fees and expenses. The Bank has made an advance payment to FBR in the amount of $25,000. The Bank will indemnify FBR against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933.

    Certain directors and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Such persons will be reimbursed by the Mutual Holding Company and/or the Bank for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses, incurred in connection with such solicitation. Other regular, full-time employees of the Bank may participate in the Offering but only in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering documents, and no offers or sales may be made by tellers or at the teller counter. All sales activity will be conducted in a segregated or separately identifiable area of the Bank's offices apart from the area accessible to the general public for the purpose of making deposits or withdrawals. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES


    EXPIRATION DATE. The Offering will terminate at noon, Central time, on March 18, 1998, unless extended by the Company, with prior approval of the OTS, if required, for up to an additional 45 days (as so extended, the "Expiration Date). Such extension may be granted by the Company, in its sole discretion, without further approval or additional notice to purchasers in the Offering. Any extension of the Offering beyond the Expiration Date would be subject to OTS approval and potential purchasers would be given the right to increase, decrease, or rescind their orders for Common Stock. If the minimum number of shares offered in the Offering is not sold by the Expiration Date the Company may terminate the Offering and promptly refund all orders for Common Stock. A reduction in the number of shares below the minimum of the Offering Range will not require the approval of the Mutual Holding Company's members or the Bank's stockholders, or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Offering Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.


    To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of an Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus.

    The Company reserves the right in its sole discretion to terminate the Offering at any time and for any reason, in which case the Company will return all purchase orders, plus interest at its current passbook rate from the date of receipt.


    USE OF ORDER AND CERTIFICATION FORMS. In order to purchase the Common Stock, each purchaser must complete an Order Form and a certification form. Incomplete Order Forms, or Order Forms that are not accompanied by a certification form, will not be accepted. The Bank will not be required to accept orders submitted on photocopied or facsimilied stock order forms. Any person receiving an Order Form who desires to purchase Common Stock must do so prior to noon, Central time, on March 18, 1998 by delivering (by mail or in person) to the Company a properly executed and completed Order Form and a certification form, together with full payment for the shares purchased. Once tendered, an Order Form cannot be modified or revoked without the consent of the Company. The Company reserves the absolute right, in its sole discretion, to reject orders received in the Community Offering, in whole or in part, at the time of receipt or at any time prior to completion of the Offering. Each person ordering shares is required to represent that he is purchasing such shares for his own account and that he has no agreement or understanding with any person for the sale or transfer of such shares. The interpretation by the Company of the terms and conditions of the Plan of Conversion and of the acceptability of the Order Forms and certification forms will be final.


    PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (i) cash (if delivered in person), (ii) check, money order, certified or teller's check or bank draft made payable to Pocahontas Bancorp, Inc., or (iii) authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made by cash, check or money order, such funds will be placed in a segregated savings account and interest will be paid by the Bank at the current passbook rate per annum from the date payment is received until the Offering is completed or terminated. An executed Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by the Expiration Date, in which event purchasers may be given the opportunity to increase, decrease, or rescind their orders for a specified period of time.

    A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Company's Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Common Stock should contact the Stock Center at the Bank as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

    The KSOP will not be required to pay for shares purchased until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment from an unrelated financial institution or the Company to lend to the KSOP the necessary amount to fund the purchase.

    DELIVERY OF STOCK CERTIFICATES. Certificates representing Common Stock issued in the Offering and Bank checks representing interest paid on subscriptions made by cash, check, or money order will be mailed by the Bank to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be

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held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Regulations prohibit the Bank from lending funds or extending credit to any persons to purchase Common Stock in the Offering.

    OTHER RESTRICTIONS. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" registrations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any such purchase order if such opinion is not timely furnished.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and Minority Stockholders of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan of Conversion includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

    (1) No person may purchase less than 25 shares of Common Stock.

    (2) The KSOP may purchase in the aggregate up to 8% of the Subscription Shares issued in the Offering, including shares issued in the event of an increase in the Offering Range of 15%.


    (3) No person (or persons through a single account), together with associates of and groups of persons acting in concert with such person, may purchase in the Offering a number of Subscription Shares that when combined with Exchange Shares received by any such person, together with associates of and persons acting in concert with such person exceeds 100,000 shares, except for the KSOP which may subscribe for up to 8% of the Common Stock offered in the Subscription Offering (including shares issued in the event of an increase in the Estimated Price Range of 15%); provided, however, that notwithstanding this limitation, no Minority Stockholder who receives more than 100,000 shares issued in the Conversion shall be required to direct any such shares and provided further that in the event the maximum purchase limitation is increased, orders for Subscription Shares in the Community Offering and in the Syndicated Offering (or, alternatively, an underwritten firm commitment public offering), if any, shall as determined by the Bank, first be filled to a maximum of 30,000 shares and thereafter remaining shares shall be allocated, on an equal number of shares basis per order until all orders have been filled.



    (4) The maximum number of shares of Common Stock which may be purchased in all categories of the Offering by officers and directors of the Bank and their associates in the aggregate, shall not exceed 27% of the Subscription Shares offered in the Offering.



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

    Depending upon market or financial conditions, the Board of Directors of the Company, with the approval of the OTS and without further approval of members of the Mutual Holding Company, may decrease or further increase the purchase limitations. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Company, both the individual amount permitted to be subscribed for and the overall purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of such a resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. In addition, the Boards of Directors of the Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. Requests to purchase additional shares under this provision will be determined by the respective Boards of Directors in their sole discretion.

    In the event of an increase in the total number of shares offered in the Offering due to an increase in the Offering Range of up to 15%, the maximum number of shares that may be purchased as restricted by the purchase limitations shall not be increased proportionately (except for the KSOP), and the additional shares sold will be allocated in the following order of priority in accordance with the Plan of Conversion: (i) to fill the KSOP's subscription for 8% of the total number of shares sold; (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder, Other Member, or Minority Stockholder levels, to fill unfulfilled subscriptions of such subscribers according to such respective priorities; and (iii) to fill unfulfilled subscriptions in the Community Offering with preference given to natural persons residing in the Community.

    The term "associate" of a person is defined to mean: (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan in which such person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and (iii) any relative or spouse of such persons, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank--Subscriptions by Management and Directors," and "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

LIQUIDATION RIGHTS

    In the unlikely event of a complete liquidation of the Bank prior to the Conversion, all claims of creditors of the Bank, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of the Bank remaining, such assets would be distributed to stockholders, including the Mutual Holding Company. Were the Mutual Holding Company and the Bank to liquidate prior to the Conversion, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

    The Plan of Conversion provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an

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amount equal to the greater of: (a) the sum of (i) the Mutual Holding
Company's ownership interest in the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion, and (ii) the restricted retained income account that reflects certain dividends waived by the Mutual Holding Company; or (b) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company on December 31, 1991. The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with the Bank after the conversion with a distribution upon complete liquidation of the Bank after the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and the Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on the Eligibility Record Date, or the Supplemental Eligibility Record Date, respectively ("Deposit Accounts"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his Deposit Accounts based on the proportion that the balance of each such Deposit Account on the Eligibility Record Date, or the Supplemental Eligibility Record Date, respectively, bore to the balance of all Deposit Accounts in the Bank on such dates.

    If, however, on any September 30 annual closing date of the Bank, commencing after September 30, 1998, the amount in any Deposit Account is less than the amount in such Deposit Account on the Eligibility Record Date, or the Supplemental Eligibility Record Date, respectively, or any other annual closing date, then the interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole shareholder of the Bank.

TAX ASPECTS

    The Conversion will be effected as (i) an exchange of the Mutual Holding Company's charter for an interim stock savings association charter and simultaneous merger into the Bank in a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) a merger of the Interim Savings Bank into the Bank with the Bank's stockholders exchanging their Bank Common Stock for Common Stock of the Company in a tax-free reorganization under Code Section 368(a)(1)(A) by reason of Code
Section 368(a)(2)(E). Consummation of the Conversion is expressly conditioned upon the prior receipt of an opinion of counsel with respect to federal and state income taxation that indicates that the Conversion will not be a taxable transaction to the Mutual Holding Company, the Bank, the Company, the Interim Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders, or members of the Mutual Holding Company.

    Pursuant to Revenue Procedure 97-3, the IRS has stated that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code
Section 368(a)(1)(A), including a transaction that qualifies under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E), or whether the taxpayer is subject to the consequences of qualification under that section (such as nonrecognition and basis issues) but that it would rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under the above sections. In several instances over the last two years, the IRS ruled favorably on certain significant sub-issues associated with downstream mergers of mutual holding companies into their less than 80 percent owned subsidiary savings associations. In such cases, the IRS has ruled that (i) the exchange of the member's equity interests in the mutual holding company for interests in a liquidation account established at the savings association will satisfy the continuity of interest requirement with respect to the merger of mutual holding company into the savings association; (ii) pursuant to the merger of an interim savings association into the savings association, the stock holding company will acquire control of the savings association (as defined in Code Section 368(c)) as the interests in the liquidation account and the shares of savings association stock previously held by the mutual holding company will be disregarded; and (iii) the continuity of interest requirement will not be violated by the exchange of stock holding company stock for savings association stock in the merger of an interim savings association into the savings association.

    In December 1994, the IRS issued Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to downstream mergers of a corporation into a "less than 80 percent distributee", i.e., a corporation, such as the Bank, in which the merging corporation (i.e., the Mutual Holding Company) possesses less than 80 percent of the total voting power of the stock of such corporation and less than 80 percent of the total value of the stock of such corporation. The IRS has assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S. 200 (1935). Counsel to the Company is of a view that the downstream merger to effect the Conversion of the Mutual Holding Company to stock form, where after consummation of the Conversion, the Company holds 100% of the shares of the Bank and the untaxed appreciation of the Bank remains in corporate solution, is not the type of downstream merger which can be considered as circumventing the repeal of General Utilities. If, however, the IRS were to conclude that such mergers circumvent the repeal of General Utilities, the IRS could issue correcting regulations which could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of such corporation over its basis in such assets. If such regulations are issued, it is expected that they would apply on a prospective basis and would have no effect on transactions consummated before their issuance. The Company will receive an opinion of counsel that, in the absence of a change in the regulations, and based on current law and regulations, the merger of the Mutual Holding Company into the Bank will qualify as a tax-free merger under Code Section 368(a)(1)(A), as more fully discussed below.


     On the Effective Date, the Mutual Holding Company and the Bank will receive an opinion of counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, which will indicate that the federal income tax consequences of the Conversion will be as follows: (i) the conversion of the Mutual Holding Company from mutual to stock form (which company in its mutual and stock form is referred to herein as the "Mutual Holding Company") will constitute a mere change in identity, form or place of reorganization within the meaning of Section 368(a)(1)(F) of the Code; (ii) the merger of the Mutual Holding Company with and into the Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (iii) the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Bank will satisfy the continuity of interest requirement with respect to the merger of the Mutual Holding Company into the Bank; (iv) the Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for a liquidation account in Bank; (v) no gain or loss will be recognized by the Bank upon the receipt of the assets of the Mutual Holding Company in exchange for a liquidation account in Bank; (vi) the basis of the assets of Mutual Holding Company to be received by Bank will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer; (vii) the holding period of the assets of the Mutual Holding Company to be received by the Bank will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer; (viii) Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in the Bank in exchange for their membership interest in the Mutual Holding Company; (ix) the merger of the Interim Savings Bank into the Bank with the Bank as the surviving institution qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code; (x) the Interim Savings Bank will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank stock and the assumption by the Bank of the liabilities, if any, of the Interim Savings Bank; (xi) the Bank will not recognize any gain or loss on the receipt of the assets of the Interim Savings Bank in exchange for Bank stock; (xii) the Bank's basis in the assets received from the Interim Savings Bank in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of the Interim Savings Bank immediately prior to the transaction; (xiii) the Company will not recognize any gain or loss upon its receipt of Bank stock solely in exchange for stock; (xiv) the Bank's holding period for the assets received from the Interim Savings Bank in the proposed transaction will, in each instance, include the period during which such assets were held by the Interim Savings Bank; (xv) Bank stockholders will not recognize any gain or loss upon their exchange of Bank stock solely for shares of Company Common Stock; (xvi) Cash received in the Bank Merger by a Bank shareholder in lieu of a fractional share interest of Company Common Stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Bank Common Stock which such shareholders would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Bank Common Stock surrendered in exchange therefore was held as capital asset by such shareholder); (xvii) each Bank shareholder's basis in his or her Company Common Stock received in the exchange will be the same as the basis of the Bank stock surrendered in exchange therefor; (xviii) each Bank shareholder's holding period in his or her Company Common Stock received in the exchange will include the period during which the Bank stock surrendered was held, provided that the Bank stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange; and (xix) No gain or loss will be recognized by the Company on the receipt of money in exchange for Company Common Stock in the Offering. The form of such opinion has been filed with the SEC as an exhibit to the Company's registration statement.


                                     103
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    In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders and Supplemental
Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

    Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the IRS disagrees, the IRS may take the position that the transaction is taxable to any one or more of the Mutual Holding Company and/or the members of the Mutual Holding Company, the Bank, the Minority Stockholders of the Bank and/or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

    All Subscription Shares purchased in the Offering by a director or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Bank will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

    Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to the purchase of stock pursuant to a stock option plan or any tax qualified employee stock benefit plan of or non-tax qualified employee stock benefit plan of the Bank or the Company (including any employee plan, recognition plans or restricted stock plans).

    OTS regulations applicable to the Company as a result of the Conversion prohibit the Company from repurchasing shares of its Common Stock for three years, except for: (i) an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its

                                    104
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Common Stock so long as (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation and Supervision--Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following the Conversion and in amounts greater than 5% in the second and third years following the Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

          RESTRICTIONS ON THE ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

    The Plan of Conversion provides for the Conversion of the Mutual Holding Company from the mutual to the stock form of organization and in connection therewith, the Company, as a new Delaware stock corporation has been organized which will become the sole stockholder of the Bank following the Conversion. Provisions in the Company's Certificate of Incorporation and Bylaws together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, certain provisions of the Company's and Bank's compensation plans contain provisions which may discourage or make more difficult for persons or companies to acquire control of either the Company or the Bank. Also, the Bank's Stock Charter and Bylaws and compensation plans entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws.

    LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the KSOP or directors, officers and employees of the Bank or the Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that the provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

    BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered

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term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

    The Company will have a Nominating Committee which will be responsible for nominations of directors. Stockholders who wish to nominate persons for election to the Board of Directors may do so if the stockholder makes timely written notice to the Company's Secretary. Generally, to be timely, such notice, which must include all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices no later than ninety (90) days prior to the date of the meeting.

    In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

    CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

    AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 7.0 million shares of Common Stock and 500,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rating and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options and to permit the 1998 Recognition Plan to obtain the equivalent of 4% of the shares sold in the Offering.

    SHAREHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any Business Combination involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the shareholder became an Interested Stockholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which cases approval of only a majority of the outstanding shares of voting stock is required. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition to or with any Interested Stockholder or Affiliate of an Interested Stockholder of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly, by an Interested shareholder or Affiliate thereof.

    EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to have at least 90 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the stockholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

    The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Bank's current and proposed employment agreements and stock benefit plans may also discourage takeover attempts by increasing the costs to be incurred by the Bank and Company in the event of a takeover. See "Management of the Bank--Benefits."

    The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to the shareholders which might be viewed by such shareholders to be in their best interests.

    The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and compensation plans are in the best interests of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

    In 1988, Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.

    In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors of the Company does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S FEDERAL STOCK CHARTER AND BYLAWS

    The Bank's Charter contains a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited until [April 1999]. Any stock beneficially owned in excess of 10% of the stock outstanding will be deemed to be acquired in violation of the Charter provision and will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a stock holding company without a change in the respective beneficial ownership interests of its stockholders, other than pursuant to the exercise of any dissenter or appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax qualified employee stock benefit plan. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company, or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. For a period of five years from [April 1999], shareholders will not be permitted to call a special meeting of shareholders relating to a change of control of the Bank or a Charter amendment or to cumulate their votes in the election of directors. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of the provisions is to assure stability and continuity of management of the Bank.

    Although the Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter or render more difficult a future takeover attempt. The Board of Directors of the Bank does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

    The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the Common Stock to be issued upon their exercise. The Plan of Conversion also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

    For three years following the Conversion, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for (i) offers that if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock, (ii) offers in the aggregate for up to 24.99% by the KSOP of the Company or the Bank, and (iii) offers which are not offered by recently converted savings associations and which receive prior OTS approval. Such prohibition is also applicable to the acquisition of the Common Stock of the Company. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

    In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Savings and Loan Holding Company Act (the "SLHCA"). The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

ADDITIONAL ANTITAKEOVER EFFECTS


    Assuming executive officers and directors (i) purchase 63,800 Subscription Shares in the Offering, (ii) receive Exchange Shares in the Share Exchange as described above, (iii) receive a number of shares of Common Stock equal to 4% and 10% of the number of Subscription Shares sold in the Offering pursuant to the 1998 Recognition Plan and 1998 Stock Option Plan, respectively (assuming such plans are approved by stockholders, that all awards are vested and all options exercised, and the 1998 Recognition Plan shares are purchased in the open market); and (iv) receive all stock benefits that were not vested as of September 30, 1997, and exercised all such stock options; then executive officers and directors will own between ___% and ___% of the Company's Common Stock at the minimum and adjusted maximum of the Offering Range, respectively. Such amount does not include the ___% of the Company's Common Stock that will be owned by the KSOP at the conclusion of the Conversion, assuming the KSOP purchases 8% of the Subscription Shares sold in the Offering, and assuming that all participants vote the shares allocated to their KSOP account in accordance with management's recommendations. Under the terms of the KSOP, the unallocated shares will be voted by the independent KSOP trustee in the same proportion as the allocated shares. Accordingly, directors and officers will have effective voting control over a substantial amount of Common Stock issued and outstanding at the completion of the Conversion. The potential voting control by directors and officers could, together with additional stockholder support or upon exercise of their options, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

    At the Effective Date, the Company will be authorized to issue 7.0 million shares of Common Stock having a par value of $.01 per share and 500,000 shares of preferred stock (the "Preferred Stock"). The Company currently expects to issue up to 2,875,000 (subject to adjustment) shares of Common Stock in the Offering, and up to 2,566,413 shares (subject to adjustment) in exchange for Minority Shares in the Conversion. The Company does not intend to issue shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

    The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

COMMON STOCK

    DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

    VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and (for a period of five years from the consummation of the Conversion) will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

    As a federal stock savings association, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon the Conversion. Voting rights of the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

    GENERAL. The Charter of the Bank authorizes the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank has the same relative rights as, and is identical in all respects with, each other share of common stock. The Board of Directors of the Bank is authorized to approve the issuance of common stock up to the amount authorized by the Charter without the approval of the Bank's stockholders. All of the issued and outstanding Common Stock of the Bank will be held by the Company as the Bank's sole stockholder.

    DIVIDENDS. The holders of the Bank's common stock are entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

    VOTING RIGHTS. The holders of the Bank's common stock possess exclusive voting rights in the Bank. Each holder of shares of common stock is entitled to one vote for each share held, subject to any right of shareholders to cumulate their votes for the election of directors. During the period ending in [April 1999], the holders of the Bank's common stock shall not be permitted to cumulate their votes for the election of directors. See "Restrictions on Acquisition of the Company and the Bank--Antitakeover Effects of the Company's Certificate of Incorporation, Bylaws and Compensation Plans Adopted in the Conversion."

    LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of the Bank's common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price thereon, the common stock will be fully paid and nonassessable.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is the Registrar and Transfer Company.

                                    EXPERTS

    The consolidated financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    RP Financial has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                                 LEGAL OPINIONS

    The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and the Company by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., special counsel to the Bank and the Company. Certain legal matters will be passed upon for FBR by Peabody & Brown, Washington, D.C.

                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

    The Bank has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 122 West John Carpenter Freeway, Irving, Texas 75039.

    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan of Conversion to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of the Conversion Stock will become subject to the same obligations and restrictions.

    A copy of the Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank are available without charge from the Bank.

              POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
                              AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                                  CONTENTS

                                                                     PAGE
                                                                   ---------
INDEPENDENT AUDITORS' REPORT....................................      F-2

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(As of September 30, 1997 and 1996).............................      F-3

CONSOLIDATED STATEMENTS OF OPERATIONS
(For the fiscal years ended September 30, 1997, 1996 and 1995)..      F-4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(For the fiscal years ended September 30, 1997, 1996 and 1995)..      F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS
(For the fiscal years ended September 30, 1997, 1996 and 1995)..      F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(For the fiscal years ended September 30, 1997, 1996 and 1995)..     F-10

    All schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements.

    Financial statements of Pocahontas Bancorp, Inc. (the "Company") are not presented herein because the Company has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

    Financial statements of Pocahontas Federal Mutual Holding Company (the "Mutual Holding Company") are not presented herein because the Mutual Holding Company's only assets are $461,000 cash and its stock investment in Pocahontas Federal Savings and Loan Association and it has no liabilities and does not conduct any business.

                                                                AUDIT OPINION


INDEPENDENT AUDITORS' REPORT


The Board of Directors of
Pocahontas Federal Savings and Loan Association:

We have audited the accompanying consolidated statements of financial condition of Pocahontas Federal Savings and Loan Association (the "Association") and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presently fairly, in all material respects, the financial position of the Association and subsidiaries as of September 30, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Little Rock, Arkansas
October 30, 1997

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 1997 AND 1996


                                                       1997             1996
                                                    ------------    -----------
S>
ASSETS
Cash and due from banks.........................      $2,805,273     $2,046,135
Cash surrender value of life insurance..........       5,639,161      5,438,860
Securities held-to-maturity, at amortized
  cost (fair value of $202,897,745 and
  $218,969,300 in 1997 and 1996, respectively)..     200,552,569    219,689,835
Loans receivable, net...........................     159,690,201    136,871,613
Accrued interest receivable.....................       2,229,531      2,277,584
Premises and equipment, net.....................       1,804,832      1,923,247
Federal Home Loan Bank stock....................      10,052,700     11,607,700
Other assets....................................         642,947      1,706,712
                                                    ------------    -----------
TOTAL...........................................    $383,417,214   $381,561,686
                                                    ------------    -----------
                                                    ------------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits.......................................   $143,354,096   $116,282,608
Federal Home Loan Bank advances..................    190,601,038    227,220,906
Securities sold under agreements to repurchase...     20,685,000     10,100,000
Deferred compensation............................        947,186        860,000
Special SAIF premium assessment payable..........             --        937,000
Accrued expenses and other liabilities...........      3,583,625      3,471,971
                                                    ------------    -----------
  Total liabilities..............................    359,170,945    358,872,485
                                                    ------------    -----------
                                                    ------------    -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value, 20,000,000
    shares authorized; 1,632,424 and 1,624,594
    shares issued and outstanding in 1997
    and 1996, respectively.........................      163,242        162,459
  Additional paid-in capital.......................   14,913,491     14,770,569
  Reduction for ESOP debt guaranty.................     (103,644)      (209,300)
  Cumulative waived dividends......................    1,630,125      1,254,937
  Retained earnings (substantially restricted).....    7,643,055      6,710,536
                                                    ------------    -----------
    Total stockholders' equity.....................   24,246,269     22,689,201
                                                    ------------    -----------
TOTAL.............................................. $383,417,214   $381,561,686
                                                    ------------    -----------
                                                    ------------    -----------

                   See notes to consolidated financial statements.

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                         1997           1996           1995
                                     -------------  -------------  ------------
INTEREST INCOME:
  Loans receivable..................  $  12,006,825  $  10,517,365  $  9,107,904
  Securities held-to-maturity.......     14,086,352     14,899,664    14,191,812
                                      -------------  -------------  ------------
    Total interest income...........     26,093,177     25,417,029    23,299,716
INTEREST EXPENSE:
  Deposits..........................      5,939,098      5,380,077     5,588,738
  Borrowed funds....................     12,759,704     13,248,265    11,651,886
                                      -------------  -------------  ------------
    Total interest expense..........     18,698,802     18,628,342    17,240,624
                                      -------------  -------------  ------------
NET INTEREST INCOME BEFORE
  PROVISION FOR LOAN LOSSES.........      7,394,375      6,788,687     6,059,092
PROVISION FOR LOAN LOSSES...........         60,000        411,200       --
                                      -------------  -------------  ------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES.........      7,334,375      6,377,487     6,059,092
OTHER INCOME:
  Dividends.........................        626,422        828,505       270,971
  Fees and service charges..........        398,234        314,437       430,108
  Other.............................        326,526        383,263       209,519
                                      -------------  -------------  ------------
    Total other income..............      1,351,182      1,526,205       910,598
OTHER EXPENSES:
  Compensation and benefits.........      2,954,912      2,704,002     2,623,833
  Occupancy and equipment...........        566,229        438,872       376,792
  Deposit insurance premium and
    assessment......................        108,136      1,197,722       278,830
  Professional fees.................        276,149        209,275       143,648
  Data processing...................        237,995        205,369       170,737
  Advertising.......................        184,456        171,044       104,741
  OTS assessment....................         92,034         87,546        74,559
  Other.............................        545,639        536,939       253,076
                                      -------------  -------------  ------------
    Total other expenses............      4,965,550      5,550,769     4,026,216
                                      -------------  -------------  ------------
INCOME BEFORE INCOME TAXES..........      3,720,007      2,352,923     2,943,474
INCOME TAX PROVISION................      1,344,490        386,382     1,000,781
                                      -------------  -------------  ------------
NET INCOME..........................  $   2,375,517  $   1,966,541  $  1,942,693
                                      -------------  -------------  ------------
                                      -------------  -------------  ------------
Earnings per share..................  $        1.46  $        1.22  $       1.21
                                      -------------  -------------  ------------
                                      -------------  -------------  ------------
Weighted average shares outstanding.      1,629,011      1,617,690     1,610,000
                                      -------------  -------------  ------------
                                      -------------  -------------  ------------

                 See notes to consolidated financial statements.

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                COMMON STOCK         ADDITIONAL                  CUMULATIVE                     TOTAL
                          ------------------------     PAID-IN        ESOP         WAIVED       RETAINED    STOCKHOLDERS'
                            SHARES       AMOUNT        CAPITAL      GUARANTY     DIVIDENDS      EARNINGS       EQUITY
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------
BALANCE, OCTOBER 1,
  1994..................    1,610,000  $   161,000  $  14,462,887  $  (418,600) $    215,625  $  4,999,189  $  19,420,101
Net income..............                                                                         1,942,693      1,942,693
Repayment of ESOP loan
  and related increase
  in share value........                                  115,454      104,650                                    220,104
Dividends paid or to be
  paid..................                                                                          (574,713)       (574,713)
Dividends waived........                                                             375,187      (375,187)
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------
BALANCE, SEPTEMBER 30,
  1995..................    1,610,000      161,000     14,578,341     (313,950)      590,812     5,991,982     21,008,185
Net income..............                                                                         1,966,541      1,966,541
Repayment of ESOP loan
  and related increase
  in share value........                                   47,747      104,650                                    152,397
Options exercised.......      14,594         1,459        144,481                                                 145,940
Dividends paid or to be
  paid..................                                                                            583,862      (583,862)
Dividends waived........                                                             664,125       (664,125)
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------
BALANCE, SEPTEMBER 30,
  1996..................    1,624,594      162,459     14,770,569     (209,300)    1,254,937     6,710,536     22,689,201
Net income..............                                                                         2,375,517      2,375,517
Repayment of ESOP loan
  and related increase
  in share value........                                   65,405      105,656                                    171,061
Options exercised.......        7,830          783         77,517                                                  78,300
Dividends paid or to be
  paid..................                                                                        (1,067,810)    (1,067,810)
Dividends waived........                                                             375,188      (375,188)
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------
BALANCE, SEPTEMBER 30,
  1997..................    1,632,424  $   163,242  $  14,913,491  $  (103,644) $  1,630,125  $  7,643,055  $  24,246,269
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------
                          -----------  -----------  -------------  -----------  ------------  ------------  -------------

               See notes to consolidated financial statements.

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
-------------------------------------------------------------------------------

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
OPERATING ACTIVITIES:
Net income...........................................................  $   2,375,517  $   1,966,541  $   1,942,693
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation of premises and equipment.............................        199,576        180,025        179,686
  Deferred income tax provision (benefit)............................        414,295       (146,428)      (215,677)
  Amortization of deferred loan fees.................................       (183,648)      (183,649)      (122,536)
  Amortization of premiums and discounts, net........................       (116,045)      (180,379)      (327,984)
  Adjustment of ESOP shares and release of shares under recognition
    and retention plan...............................................         65,405         47,747        115,454
  Provision for loan losses..........................................         60,000        411,200       --
  Net gains (losses) on sales of assets..............................        (47,600)        79,811          7,289
  Increase in cash surrender value of life
    insurance policies...............................................       (200,301)      (118,860)      --
  Changes in operating assets and liabilities:
    Accrued interest receivable......................................         48,053        237,936       (198,424)
    Other assets.....................................................        253,596       (581,240)       100,159
    Deferred compensation............................................         87,186        267,146        217,800
    Special SAIF assessment payable..................................       (937,000)       937,000       --
    Accrued expenses and other liabilities...........................        217,310         24,400      1,138,836
                                                                       -------------  -------------  -------------
      Net cash provided by operating activities......................      2,236,344      2,941,250      2,837,296

INVESTING ACTIVITIES:
Purchases of investment securities held-to-maturity..................     (8,460,626)   (57,973,899)   (66,492,165)
Proceeds from sale of securities available-for-sale..................       --           15,788,567       --
Proceeds from maturities and principal repayments
  of investment securities held-to-maturity..........................     29,268,937     35,962,923     42,009,170
Increase in loans, net...............................................    (24,817,073)   (22,163,548)   (13,238,991)
Proceeds from sale of loans..........................................      2,155,506      1,320,713        751,990
Proceeds from sale of foreclosed real estate.........................        410,101        163,059        177,145
Purchase of life insurance policies..................................       --           (5,320,000)      --
Purchases of premises and equipment..................................        (81,161)      (297,335)      (226,841)
                                                                       -------------  -------------  -------------
      Net cash used by investing activities..........................     (1,524,316)   (32,519,520)   (37,019,692)



                                                                     (Continued)

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
-------------------------------------------------------------------------------

                                                                     1997              1996             1995
                                                               ----------------  ----------------  --------------
FINANCING ACTIVITIES:
Net increase (decrease) in deposits..........................  $     27,071,488  $      3,824,696  $     (948,777)
Federal Home Loan Bank advances..............................     2,037,150,900     1,479,348,400     239,850,000
Repayment of Federal Home Loan Bank advances.................    (2,073,770,768)   (1,463,114,691)    (78,084,610)
Net increase (decrease) in repurchase agreements.............        10,585,000        10,100,000    (119,430,000)
Decrease in amounts due for investments not settled..........         --                --             (7,204,556)
Exercise of stock options....................................            78,300           145,940        --
Dividends paid...............................................        (1,067,810)         (539,685)       (458,850)
                                                               ----------------  ----------------  --------------
      Net cash provided by financing activities..............            47,110        29,764,660      33,723,207

NET INCREASE (DECREASE) IN CASH
 AND DUE FROM BANKS..........................................           759,138           186,390        (459,189)
CASH AND DUE FROM BANKS, BEGINNING OF YEAR...................         2,046,135         1,859,745       2,318,934
                                                               ----------------  ----------------  --------------
CASH AND DUE FROM BANKS, END OF YEAR.........................  $      2,805,273  $      2,046,135  $    1,859,745
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest.....................................................  $     18,426,591  $     18,528,748  $   16,371,063
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
Income taxes.................................................  $        825,000  $        870,000  $      825,219
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTMENT ACTIVITIES:
Transfers from loans to real estate acquired, or deemed
  acquired, through foreclosure..............................  $        294,241  $        233,293  $       87,659
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------
Loans originated to finance the sale of real estate acquired
  through foreclosure........................................  $        349,446  $        145,393  $      205,239
                                                               ----------------  ----------------  --------------
                                                               ----------------  ----------------  --------------

                                                                     (Concluded)

See notes to consolidated financial statements.

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION AND
SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Pocahontas Federal Savings and Loan Association (the "Association") and its wholly-owned subsidiaries, P.F. Service, Inc. and Sun Realty, Inc. which provide real estate services. All significant intercompany transactions have been eliminated in consolidation. The Pocahontas Federal Mutual Holding Company (the "Company"), whose activity is not included in the accompanying financial statements, owns 52.84% of the outstanding common stock of the Association.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash Equivalents--For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in demand accounts at other depository institutions and short-term liquid investments having a maturity at the time acquired of three months or less.

   Securities Held-to-Maturity--Bonds, notes and debentures for which the Association has the positive intent and ability to hold to maturity are reported at cost, adjusted for the amortization of premiums and the accretion of discounts, which are recognized in income using the level-yield method over the assets' remaining lives, adjusted for anticipated prepayments. Should other than a temporary decline in the fair value of a security occur, the carrying value of such security would be written down to market value by a charge to operations.

   Loans Receivable--Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-off, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

   Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.


   Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan over its contractual life.


   The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due. When a loan is placed on nonaccrual status, accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior reporting periods, if any) is reversed and charged against current income. Therefore, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured is generally accrued according to the renegotiated terms.


   Allowance for Loan Losses--The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loan principal is charged against the allowance for loan losses when management believes that the loss of the principal is probable. If, as a result of loans charged off or increases in the size or risk characteristics of the loan portfolio, the allowance is below the level considered by management to be adequate to absorb future loan losses on existing loans, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Economic conditions may result in the necessity to change the allowance quickly in order to react to deteriorating financial conditions of the Association's borrowers. As a result, additional provisions on existing loans may be required in the future if borrowers' financial conditions deteriorate or if real estate values decline.



   Estimates of anticipated loan losses involve judgment. While in particular periods the Association may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowances for loan losses reflected in the consolidated statements of financial condition are adequate to absorb estimated losses which may exist in the current loan portfolio.



   Foreclosed Real Estate--Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

   Premises and Equipment--Land is carried at cost. Buildings and improvements and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 40 years.

   Income Taxes--Deferred tax assets and liabilities are recorded for temporary differences between the book and tax bases of assets and liabilities. Such amounts are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

   Interest Rate Risk--The Association's asset base is exposed to risk including the risk resulting from changes in interest rates, market values of collateral for borrowings and changes in the timing of cash flows. The Association analyzes the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Association's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Association to hold its assets to maturity. However, the Association is exposed to significant market risk in the event of significant and prolonged interest rate changes, because fixed rate assets and certain variable rate assets that are capped are funded with short-term liabilities.

   Financial Instruments--The Association is party to purchased interest rate caps contracts in the management of its interest rate exposure. Interest rate caps are matched with specific liabilities. Premiums paid to acquire interest rate caps are carried at cost and amortized into interest expense over the life of the cap. Income received is recorded on a settlement basis. Payments received are recorded as a reduction of interest expense on a settlement basis. All derivative financial instruments held or issued by the Association are held or issued for purposes other than trading. In the ordinary course of business, the Association has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

   Earnings per Share--Earnings per share have been computed using the weighted average number of shares of common stock outstanding. Common stock equivalents have less than 3% dilutive effect. See Note 20.

   Reclassifications--Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

2. FAIR VALUES OF FINANCIAL INSTRUMENTS

   The estimated fair value amounts of financial instruments have been determined by the Association using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Association could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amounts and estimated fair values of financial instruments at September 30, 1997 and 1996, were as follows (items which are not financial instruments are not included):

                                                                  1997                          1996

                                                        CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                         AMOUNTS      FAIR VALUE       AMOUNTS      FAIR VALUE


      Financial assets and liabilities:
       Cash and due from banks.......................  $   2,805,273  $   2,805,273  $   2,046,135  $   2,046,135
       Cash surrender value of
        life insurance...............................      5,639,161      5,639,161      5,438,860      5,438,860
       Securities held-to-maturity...................    200,552,569    202,897,745    219,689,835    218,969,300
       Loans receivable..............................    161,849,001    167,482,954    139,087,284    139,920,668
       Accrued interest receivable...................      2,229,531      2,229,531      2,277,584      2,277,584
       Federal Home Loan Bank stock..................     10,052,700     10,052,700     11,607,700     11,607,700
       Interest rate caps............................        441,936        148,194        836,563        668,806
       Demand and savings deposits...................     35,073,337     35,073,337     34,425,102     34,425,102
       Time deposits.................................    108,280,759    108,379,913     81,857,506     82,734,409
       Federal Home Loan Bank advances...............    190,601,038    190,304,592    227,220,906    223,950,599
       Securities sold under agreements to
        repurchase...................................     20,685,000     20,685,000     10,100,000     10,100,000
       Special SAIF premium assessment payable.......       --             --              937,000        937,000
       Off-balance sheet assets
        (liabilities) -
        Interest rate swaps..........................       --             --             --              (31,498)


   For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and due from banks, cash surrender value of life insurance, accrued interest receivable, and Federal Home Loan Bank stock is considered to approximate cost due to the short-term nature of such instruments. The estimated fair values for securities and interest rate swaps and caps are based on quoted market values for the individual securities or for equivalent securities. The fair value for loans is estimated by discounting the future cash flows using the current rates the Association would charge for similar such loans at the applicable date. The estimated fair values for demand and savings deposits, and the special SAIF premium assessment payable are based on the amount for which they could be settled on demand. The estimated fair values for time deposits and borrowed funds are based on estimates of the rate the Association would pay on such deposits and borrowed funds at the applicable date, applied for the time period until maturity. The estimated fair values for other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant to this presentation.

3. INVESTMENT SECURITIES

   The amortized cost and estimated fair values of securities held-to-maturity at September 30 are as follows:

                                                                                 1997

                                                                        GROSS          GROSS         ESTIMATED
                                                       AMORTIZED      UNREALIZED     UNREALIZED        FAIR
                                                          COST          GAINS          LOSSES          VALUE


      U.S. Government agencies.....................  $   26,857,998   $   229,148   $     (10,679)  $ 27,076,467
      State and municipal securities...............       4,859,006        89,216        --            4,948,222
      Mortgage backed securities...................     168,835,565     2,794,249        (756,758)   170,873,056
                                                     --------------  ------------  --------------  -------------

         Total.....................................  $  200,552,569   $ 3,112,613   $    (767,437)  $202,897,745
                                                     --------------  ------------  --------------  -------------
                                                     --------------  ------------  --------------  -------------

                                                                                 1996

                                                                         GROSS          GROSS        ESTIMATED
                                                        AMORTIZED      UNREALIZED    UNREALIZED         FAIR
                                                           COST          GAINS         LOSSES          VALUE


      U.S. Government agencies......................  $   39,871,262  $    118,718  $    (234,173) $   39,755,807
      State and municipal securities................         459,277        14,876       --               474,153
      Mortgage backed securities....................     179,359,296     1,666,877     (2,286,833)    178,739,340
                                                      --------------  ------------  -------------  --------------

         Total......................................  $  219,689,835  $  1,800,471  $  (2,521,006) $  218,969,300
                                                      --------------  ------------  -------------  --------------
                                                      --------------  ------------  -------------  --------------


   All mortgage backed securities included in the Association's investment portfolio were issued by government sponsored agencies. The amortized cost and estimated fair value of debt securities at September 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                                     ESTIMATED
                                                                                     AMORTIZED          FAIR
                                                                                        COST           VALUE


      Due in one year or less....................................................  $      506,247  $      515,744
      Due from one year to five years............................................      19,283,642      19,393,949
      Due from five years to ten years...........................................       7,148,186       7,249,524
      Due after ten years........................................................       4,778,929       4,865,472
                                                                                   --------------  --------------
      Mortgage backed securities.................................................     168,835,565     170,873,056
                                                                                   $  200,552,569  $  202,897,745
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   Securities with a carrying value of approximately $3,670,456 and $7,443,767 and a fair value of approximately $3,788,296 and $7,417,969 at September 30, 1997 and 1996, were pledged to collateralize public deposits.

4. LOANS RECEIVABLE

   Loans receivable at September 30 are summarized as follows:

                                                                                        1997            1996

      Residential mortgage loans.................................................  $  135,724,070  $  119,802,079
      Consumer loans.............................................................       3,731,435       2,794,842
      Commercial loans, including agriculture....................................      22,393,496      16,490,363

      Less:
       Deferred loan fees, net...................................................        (467,793)       (481,691)
       Allowance for loan losses.................................................      (1,691,007)     (1,733,980)
                                                                                   --------------  --------------
      Loans receivable, net......................................................  $  159,690,201  $  136,871,613
                                                                                   --------------  --------------
                                                                                   --------------  --------------


   Residential mortgage loans are substantially all 1-4 family loans.


   The Association originates adjustable rate mortgage loans to hold for investment. The Association also originates 15 year and 30 year fixed rate mortgage loans and sells substantially all new originations of such loans to outside investors. Loans held for sale at September 30, 1997 and 1996, are considered by management to be immaterial. Such loans have approximate market rates of interest.

   The Association is not committed to lend additional funds to debtors whose loans have been modified.

   The Association grants real estate loans, primarily single-family residential loans, and consumer and agricultural real estate loans, primarily in the northeastern portion of Arkansas. Substantially all loans are collateralized by real estate or consumer assets. Loans collateralized by residential real estate mortgages comprise approximately 85% of the net loan portfolio as of September 30, 1997. The Association currently supplements the local mortgage loan demand by investing in investment securities.

5. ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable at September 30 is summarized as follows:

                                                                                          1997          1996

      Securities held-to-maturity..................................................  $    938,070  $  1,128,396
      Loans receivable.............................................................     1,291,461     1,149,188
                                                                                     ------------  ------------
      TOTAL........................................................................  $  2,229,531  $  2,277,584
                                                                                     ------------  ------------
                                                                                     ------------  ------------

6. ALLOWANCE FOR LOAN AND FORECLOSED REAL ESTATE LOSSES

   Activity in the allowance for losses on loans and foreclosed real estate for the years ended September 30, 1997, 1996, and 1995, is as follows:

                                                                                 FORECLOSED
                                                                      LOANS      REAL ESTATE

      BALANCE, OCTOBER 1, 1994....................................  $  1,330,498   $ 131,072
       Charge-offs, net of recoveries.............................        26,211     (85,877)
                                                                    ------------   ----------
      BALANCE, SEPTEMBER 30, 1995.................................     1,356,709      45,195
       Provision for losses.......................................       411,200      --
       Charge-offs, net of recoveries.............................       (33,929)      3,332
                                                                    ------------   ----------
      BALANCE, SEPTEMBER 30, 1996.................................     1,733,980      48,527
       Provision for losses.......................................        60,000      --
       Charge-offs, net of recoveries.............................      (102,973)     (5,240)
                                                                    ------------   ----------
      BALANCE, SEPTEMBER 30, 1997.................................  $  1,691,007   $  43,287
                                                                    ------------   ----------
                                                                    ------------   ----------



   Gross charge-offs and recoveries, are not material.


7. PREMISES AND EQUIPMENT

   Premises and equipment at September 30 are summarized as follows:

                                                                                 1997         1996

      Cost:
       Land...............................................................  $   332,476  $   342,476
       Buildings and improvements.........................................    1,937,912    1,852,502
       Furniture, fixtures, and equipment.................................    1,373,813    1,396,884
                                                                            -----------  -----------
                                                                              3,644,201    3,591,862
      Less accumulated depreciation.......................................   (1,839,369)  (1,668,615)
                                                                            -----------  -----------
                                                                            $ 1,804,832  $ 1,923,247
                                                                            -----------  -----------
                                                                            -----------  -----------


8. DEPOSITS

   Deposits at September 30 are summarized as follows:


                                                                                          1997             1996

       Checking accounts, including noninterest-bearing deposits
         of $2,697,858 and $1,975,823 in 1997 and 1996, respectively..............  $   26,417,875  $   26,381,406
       Passbook savings...........................................................       8,655,462       8,043,696
       Certificates of deposit....................................................     108,280,759      81,857,506
                                                                                    --------------  --------------
       TOTAL......................................................................  $  143,354,096  $  116,282,608
                                                                                    --------------  --------------
                                                                                    --------------  --------------


   The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $20,411,446 and $11,325,243 at September 30, 1997 and 1996. Deposits in excess of $100,000 are not covered by federal deposit insurance.


   At September 30, 1997, scheduled maturities of certificates of deposit are as follows:


      YEARS ENDING SEPTEMBER 30:                                                   TOTAL


       1998 ..............................................................   $   89,359,861
       1999 ..............................................................       15,983,268
       2000 ..............................................................        2,083,391
       2001 ..............................................................          180,723
       2002 ..............................................................          673,516
                                                                             --------------
       TOTAL .............................................................   $  108,280,759
                                                                             --------------
                                                                             --------------


    Interest expense on deposits for the years ended September 30, 1997, 1996, and 1995, is summarized as follows:

                                                                              1997          1996          1995

      Checking..........................................................  $    611,594  $    569,817  $    596,197
      Passbook savings..................................................       247,173       229,227       231,764
      Certificates of deposit...........................................     5,080,331     4,581,033     4,687,386
                                                                          ------------  ------------  ------------
      TOTAL.............................................................  $  5,939,098  $  5,380,077  $  5,515,347
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

9. FEDERAL HOME LOAN BANK ADVANCES

   THE ASSOCIATION IS REQUIRED TO PURCHASE STOCK IN THE FHLB. Such stock may be redeemed at par but is not readily marketable. At September 30, 1997 and 1996, the Association had stock of $10,052,700 and $11,607,700, respectively. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Association's stock in the FHLB and by 65% of qualifying single family first mortgage loans with a carrying value at September 30, 1997 and 1996, of approximately $130,000,000 and $112,000,000, respectively, and investment securities having a carrying value of $117,370,552 and $182,569,810 at September 30, 1997 and 1996,
   respectively. Advances at September 30, 1997 and 1996, have maturity dates as follows:

                                                                           1997
                                                                ---------------------------
                                                                 WEIGHTED
                                                                  AVERAGE
                                                                   RATE          AMOUNT

   September 30:
    1998 ....................................................      5.62%     $  157,601,038
    1999 ....................................................      5.66          33,000,000
    2000 ....................................................       --               --
    2001 ....................................................       --               --
    2002 ....................................................       --               --
                                                                             --------------
   TOTAL ....................................................                $  190,601,038
                                                                             --------------
                                                                             --------------


                                                                                1996
                                                                   ----------------------------
                                                                    WEIGHTED
                                                                     AVERAGE
                                                                      RATE            AMOUNT

   September 30:
    1997   .....................................................      5.42%      $  128,478,000
    1998   .....................................................      5.58           52,742,906
    1999   .....................................................      5.02           23,000,000
    2000   .....................................................       --                --
    2001   .....................................................      4.99           23,000,000
                                                                                 --------------
   TOTAL   .....................................................                 $  227,220,906
                                                                                 --------------
                                                                                 --------------


   Interest expense on FHLB advances was $11,732,367, $13,128,761, and $6,827,660 for the years ended September 30, 1997, 1996, and 1995, respectively.

10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   Securities sold under agreements to repurchase ("Reverse Repurchase Agreements") are as follows:

                                                                                           1997           1996

      Balance outstanding at September 30...........................................  $  20,685,000  $  10,100,000

      Average balance during the year...............................................     17,684,231      2,940,167

      Average interest rate during the year.........................................           5.81%          5.59%

      Maximum month-end balance during the year.....................................     21,060,000     10,525,000

      Investment securities underlying the
       agreements at September 30:
       Carrying value...............................................................     21,155,072     10,414,998
       Estimated market value.......................................................     21,304,348     10,305,887


   Interest expense on Reverse Repurchase Agreements was $1,027,337, $119,504, and $4,824,226 for the years ended September 30, 1997, 1996, and 1995, respectively.

11. DEFERRED COMPENSATION

   The Association has funded and unfunded deferred compensation agreements with an executive and non-officer members of the Board of Directors. The plans limit the ability of the executive to compete with the Association and require that the directors continue to serve for a specified period of time. The amount of expense related to such plans for the years ended September 30, 1997, 1996 and 1995, was approximately $190,000, $355,000 and $218,000, respectively.

12. RETIREMENT PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

   The Association has a defined contribution retirement plan. The plan covers all employees who have accumulated two years with 1,000 hours of service in each year. A flat percentage rate, selected at the discretion of the Board of Directors is applied to the base salary of each eligible employee. The retirement plan expense for the years ended September 30, 1997, 1996, and 1995, was $125,000, $116,109, and $92,024, respectively.


   The Association has an Employee Stock Ownership Plan ("ESOP"). The ESOP has borrowed funds which are collateralized by common stock of the Association and a guaranty of the Company. The borrowing is included on the Association's statements of financial condition as a liability and as a corresponding reduction of stockholders' equity. The Association's expense related to the ESOP was $171,061, $152,397 and $104,650 for the years ended September 30, 1997, 1996 and 1995 respectively.

   The Association also has a supplemental retirement plan for two executive officers. The plan requires that a set amount be deposited into a trust each year until the executive officers reach 60 years of age. The amount of expense related to such plans for the years ended September 30, 1997 and 1996, was approximately $235,000 and $213,000, respectively.

13. INCOME TAXES

   The Association and subsidiaries file consolidated federal income tax returns. If certain conditions are met in determining taxable income, the Association is allowed a special bad-debt deduction based on a percentage of its savings and loan taxable income or on specified experience formulas. The Association used the percentage-of-taxable-income method for the years ended September 30, 1997, 1996, and 1995.

   Income tax expense for the years ended September 30 is summarized as follows:

                                                                                1997         1996         1995
                                                                            ------------  ----------  ------------
Current...................................................................  $    930,195  $  532,810  $  1,216,458
Deferred..................................................................       414,295    (146,428)     (215,677)
                                                                            ------------  ----------  ------------
TOTAL.....................................................................  $  1,344,490  $  386,382  $  1,000,781
                                                                            ------------  ----------  ------------
                                                                            ------------  ----------  ------------


   The net deferred tax asset, which is included in other assets, consisted of the following:

                                                                                              1997        1996

Deferred tax assets:
 Deferred compensation...................................................................  $  383,610  $  292,400
 Special SAIF assessment.................................................................      --         318,580
 Bad debt reserves.......................................................................     195,568     201,402
 Deferred loan fees......................................................................      42,495      71,351
 Other...................................................................................      48,056      57,675
                                                                                           ----------  ----------
   Total deferred tax assets.............................................................     669,729     941,408
Deferred tax liabilities:
 FHLB stock dividends....................................................................    (587,049)   (349,127)
 Other...................................................................................     (16,465)   (111,771)
                                                                                           ----------  ----------
   Total deferred tax liabilities........................................................    (603,514)   (460,898)

Valuation allowance......................................................................      --          --
                                                                                           ----------  ----------
Net deferred tax asset...................................................................  $   66,215  $  480,510
                                                                                           ----------  ----------
                                                                                           ----------  ----------


   The income tax provision differed from the amounts computed by applying the federal and state income tax rates as a result of the following:

                                                                1997                   1996                     1995
                                                      ------------------------ ---------------------  ------------------------
Expected income tax expense.........................       38.3% $  1,424,765       38.3% $  901,170       38.3%  $  1,127,350
Exempt income.......................................       (1.5)      (54,618)      (6.1)   (143,203)      (0.4)       (10,743)
Cash surrender value of life insurance..............       (2.0)      (73,096)
State tax, net of federal benefit...................        1.6        60,127
Reduction in valuation allowance....................                                (5.5)   (129,184)      (2.1)       (60,527)
Change in estimate..................................       (0.3)      (12,688)     (10.3)   (242,401)      (1.9)       (55,299)
                                                        -------   -----------      -----   ---------    -------    -----------
TOTAL...............................................       36.1% $  1,344,490       16.4% $  386,382       33.9%  $  1,000,781
                                                        -------   -----------      -----   ---------    -------    -----------
                                                        -------   -----------      -----   ---------    -------    -----------


   The Association provides for the recognition of a deferred tax asset or liability for the future tax consequences of differences in carrying amounts and tax bases of assets and liabilities. Specifically exempted from this provision are bad debt reserves for tax purposes of U.S. savings and loan associations in the Association's base year, as defined. Base year reserves total approximately $2,979,000 at September 30, 1997. Consequently, a deferred tax liability of approximately $1,013,000 related to such reserves is not provided for in the statement of financial condition at September 30, 1997.

14. REGULATORY MATTERS

   The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted total assets (as defined), and of total capital (as defined) to risk weighted assets (as defined). Management believes, as of September 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

   Prior to September 30, 1997, the most recent notification from the Office of Thrift Supervision ("OTS") categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total, tangible, and core capital ratios as set forth in the table below.

    The Association's actual capital amounts and ratios are also presented in the table (in thousands):

                                                                                 REQUIRED
                                                                                FOR CAPITAL
                                                                  ACTUAL         ADEQUACY
                                                              ---------------    PURPOSES
                                                              ACTUAL           -------------
                                                              AMOUNT   RATIO   AMOUNT  RATIO
                                                              -------  ------  ------  -----
As of September 30, 1997:
  Tangible capital to adjusted total assets.................  $24,245    6.32% $5,754  1.50%
  Core capital to adjusted total assets.....................   24,245    6.32  11,509  3.00
  Total capital to risk weighted assets.....................   25,913   16.22  12,781  8.00
  Tier I capital to risk weighted assests...................   24,245   15.18   6,389  4.00
As of September 30, 1996:
  Tangible capital to adjusted total assets.................  $22,783    5.97% $5,722  1.50%
  Core capital to adjusted total assets.....................   22,783    5.97  11,444  3.00
  Total capital to risk weighted assets.....................   24,428   16.75  11,660  8.00
  Tier I capital to risk weighted assests...................   22,783   15.63   5,830  4.00

                                                              REQUIRED TO BE
                                                              CATEGORIZED AS
                                                                   WELL
                                                               CAPITALIZED
                                                                  UNDER
                                                                  PROMPT
                                                                CORRECTIVE
                                                                  ACTION
                                                                PROVISIONS
                                                              --------------
                                                              AMOUNT  RATIO
                                                              ------  ------
As of September 30, 1997:
  Tangible capital to adjusted total assets.................     N/A     N/A
  Core capital to adjusted total assets..................... $19,181    5.00%
  Total capital to risk weighted assets.....................  15,976   10.00
  Tier I capital to risk weighted assests...................   9,583    6.00
As of September 30, 1996:
  Tangible capital to adjusted total assets.................     N/A     N/A
  Core capital to adjusted total assets..................... $22,888    5.00%
  Total capital to risk weighted assets.....................  14,575   10.00
  Tier I capital to risk weighted assests...................   8,745    6.00


    A reconciliation of GAAP capital by regulatory capital is presented in the following table as of September 30, 1997.



                                     TANGIBLE        CORE       TOTAL
                                     CAPITAL       CAPITAL     CAPITAL
                                     --------      --------    -------
GAAP capital.....................    $ 24,246      $ 24,246    $24,246
Regulatory general valuation.....                                1,667
                                     --------      --------    -------
Regulatory capital...............    $ 24,246      $ 24,246    $25,913
                                     --------      --------    -------
                                     --------      --------    -------


15. DIVIDENDS

    During the years ended September 30, 1997, 1996, and 1995, the Association declared dividends of $0.885, $0.77 and $0.59 per common share, respectively. Cash dividends of $1,067,810, $583,862, and $574,713 were paid or accrued to be paid in the years ended September 30, 1997, 1996, and 1995, respectively. The Company waived dividends of $375,188, $664,125 and $375,187 in the years ended September 30, 1997, 1996, and 1995, respectively, (see Note 19).

16. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Association and subsidiaries have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Association is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Association and subsidiaries.

17. FINANCIAL INSTRUMENTS

    The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, interest-rate swaps, and futures contracts. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of financial instruments.

    The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest-rate swap transactions, forward and futures contracts, the contract or notional amounts do not represent exposure to credit loss. The Association controls the credit risk of its interest-rate swap agreements and forward and futures contracts through credit approvals, limits, and monitoring procedures.

    Unless noted otherwise, the Association does not require collateral or other security to support financial instruments with credit risk.

    INTEREST-RATE EXCHANGE AGREEMENTS--The Association enters into interest-rate swap transactions to manage its interest-rate exposure. Interest-rate swap transactions generally involve the exchange of fixed-and floating-rate interest-payment obligations without the exchange of the underlying principal amounts. Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest-rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. During the years ended September 30, 1997, 1996 and 1995 the Association was a counter-party in an agreement to assume fixed-rate interest rate interest payments in exchange for variable market-indexed interest payments (interest-rate swaps). The notional principal amounts of the interest-rate swap outstanding was $12,000,000 at September 30, 1996. The original term was two years. The fixed-payment rates were 6.06% at September 30, 1996. Variable-interest payments received are based on the three-month LIBOR. The effect of these agreements was to lengthen short-term variable-rate liabilities into longer-term fixed-rate liabilities. The net cost of this agreement was $51,900 $56,611 and $711 for the years ended September 30, 1997, 1996 and 1995, respectively.

    INTEREST-RATE CAPS--The Association purchases interest rate caps in order manage its interest rate risk exposure. As of September 30, 1997, the Association was party to the following interest rate cap positions.

NOTIONAL AMOUNT      EXPIRATION DATE        CAP RATE           INDEX RATE
----------------  ----------------------  -------------  ----------------------
 $   10,000,000     December 20, 1998             6.0%   Three-month Libor
 $   10,000,000       June 20, 1999               6.0%   Three-month Libor
 $   10,000,000       June 30, 1999               6.0%   Three-month Libor
 $   10,000,000     December 31, 1999             6.0%   Three-month Libor

    Commitments to Extend Credit and Financial Guarantees--Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty.

    Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Association holds marketable securities as collateral supporting these commitments for which collateral is deemed necessary.

    At September 30, 1997, the Association had the following outstanding commitments to extend credit:

Undisbursed loans in process...................................................  $2,814,983
Unfunded lines of credit.......................................................   1,933,675
Outstanding loan commitments...................................................   6,514,061
                                                                                -----------
      Total outstanding commitments............................................ $11,262,719
                                                                                -----------
                                                                                -----------

    The Association has not incurred any losses on its commitments in any of the three years in the period ended September 30, 1997.



    At September 30, 1997, commitments to fund fixed rate loans totaled $2.9 million with interest rates ranging from 5.95% to 10.0%



18. RELATED PARTY TRANSACTIONS

    In the normal course of business, the Association has made loans to its directors, officers, and their related business interests. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests total approximately $857,176 and $798,679 at September 30, 1997 and 1996, respectively.

19. CUMULATIVE WAIVED DIVIDENDS TO MAJORITY STOCKHOLDER

    The Company filed notices with the OTS requesting approval to waive its right to receive cash dividends declared by the Association for each declared dividend beginning in the quarter ended June 30, 1994. The OTS did not object to the dividend waiver request subject to the following conditions: (1) for as long as the Association is controlled by the Company, the amount of dividends waived by the Company must be considered as a restriction on retained earnings of the Association; (2) the amount of the dividend waived by the Company shall be available for declaration as a dividend solely to the Company; (3) the amount of the dividend waived by the Company must be considered as having been paid by the Association in evaluating any proposed dividend. In addition, the OTS may rescind its non-objection to the waiver of dividends if, based on subsequent developments, the proposed waivers are determined to be detrimental to the safe and sound operation of the Association.

    If management determines that it is probable that the waived dividends will be paid, it will be necessary to record a liability in accordance with Statement of Financial Accounting Standards No. 5. In management's opinion it is not probable that the waived dividends will be paid, therefore, a liability has not been recorded in the financial statements of the Association. The cumulative unpaid dividends are classified as restricted retained earnings.

20. STOCK OPTION PLANS

    The Association has two stock option plans. The plans granted options prior to October 1, 1995 for 70,476 shares at the fair value of the stock at the date of grant, which was $10 per share. At October 1, 1995, 70,476 shares remained unexercised. During the years ended September 30, 1997 and 1996, 7,830 and 14,594 options were exercised, respectively. At September 30, 1997, 48,052 remain unexercised of which, 33,102 were exercisable. The remaining options vest ratably until April 1999, at which time they become 100% vested. Options available for grant under the plans total 4,274 shares at September 30,

1997. Such options are reserved for future board members and vest ratably at 20% each year beginning with the year of grant.

21. SPECIAL SAIF ASSESSMENT

    The Deposit Insurance Funds Act of 1996 required a special one-time assessment on Savings Association Insurance Fund ("SAIF") assessable deposits of
65.7 basis points (.657%) to capitalize the SAIF. The special assessment was based on deposits as of March 31, 1995, as reported on the Association's Thrift Financial Report. The assessment was charged to operations and recorded as a liability as of September 30, 1996.

22. RECENTLY ISSUED ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). SFAS 123 establishes financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Accounting Principles Board ("APB") Opinion 25, requires compensation cost for stock-based employee compensation plans to be recognized based on the difference, if any, between the quoted market price of the stock and the amount an employee must pay to acquire the stock. SFAS No. 123 permits an entity in determining its net income to continue to apply the accounting provisions of APB Opinion 25 to its stock-based employee compensation arrangements. An entity that continues to apply APB Opinion 25 must comply with the disclosure requirements of SFAS 123. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Association adopted SFAS 123 and it did not have a material effect on the Association's consolidated financial statements.

    The FASB has issued Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, ("SFAS 125"), as amended by SFAS No. 127. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS 127 delayed the effective date of certain provisions of SFAS 125 until December 31, 1997. The adoption of SFAS 125, as amended by SFAS 127, is not expected to have a material effect on the Assoication's consolidated financial statements.

    In February 1997, the FASB issued Statement No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"), simplifying the standards previously found in APB Opinion No. 15, "Earnings Per Share." The current presentation of primary EPS is replaced with a presentation of basic EPS. Dual presentation of basic and diluted EPS will be required on the face of the income statement as well as a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. Also in February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure", establishing standards for disclosing information abut an entity's capital structure. SFAS 129 calls for summary form information regarding rights and privileges of various securities outstanding and other capital instrument information. SFAS 128 and 129 are effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The adoption of SFAS 128 and 129 is not expected to have a material effect on the Association's consolidated financial statements.

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards to reporting and display of comprehensive income and its components. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Association will be required to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishing standards for the way public enterprises report information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 130 and 131 are effective for fiscal years beginning after December 15, 1997, with reclassification of earlier periods. The adoption of SFAS 130 and 131 is not expected to have a material effect on the Association's consolidated financial statements.

23. EMPLOYMENT AGREEMENTS


    The Association has entered into employment agreements with three executive officers. If an officer is dismissed without cause or in the event of change in control the Association may be obligated to continue the officers' salary for a period of up to three years.


24. BRANCH ACQUISITION

    On August 21, 1997 the Association entered into an agreement with NationsBank, N.A., a national banking association, ("NationsBank") whereby the Association agreed to purchase the fixed assets and assume the deposits of the NationsBank branches located in Hardy, Lake City, and Walnut Ridge, Arkansas. The transaction is pending regulatory approval. The Association agreed to pay a premium of 5.87% of the deposit liabilities located at the Hardy and Walnut Ridge branches and 7.51% of the deposit liabilities at Lake City.

    The dollar amount of deposit liabilities purchased will be determined on the date of closing.

25. SUBSEQUENT EVENTS

    On October 14, 1997, the Board of Directors of the Company adopted a plan of conversion (the "Plan") of Pocahontas Federal Mutual Holding Company into Pocahontas Bancorp, Inc., a capital stock corporation organized under Delaware law (the "Holding Company"). The purpose of the conversion is to convert the Mutual Holding Company to the capital stock form of organization, which is intended to provide the Holding Company and the Association with greater flexibility and capital resources to respond to changing regulatory and market conditions and to effect corporate transactions, including mergers and acquisitions.

    The plan was adopted by the Board of Directors of the Company, and must also be approved by (i) a majority of the total number of votes entitled to be cast by Voting Members of the Company at a Special Meeting of Members to be called for that purpose, and (ii) at least two-thirds of the outstanding common stock of the Association at the Special Meeting of Stockholders, including at least a majority of the votes cast, in person or by proxy, of the Minority Stockholders. Prior to the submission of the Plan to the Voting Members and stockholders of the Association for consideration, the Plan must be approved by the OTS.


    The plan of conversion provides for the establishment, upon the completion of the conversion, of a special liquidation account for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal the net worth of the Association as of the date of its latest statement of financial condition contained in the final offering circular used in connection with the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts in the Association after conversion. In the event of a complete liquidation (and only in such event), each eligible and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.


    The Association may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Association's stockholders' equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account referred to above.

    Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. Conversion costs incurred through September 30, 1997 were immaterial.


26. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following tables represent summarized data for each of the four quarters in the years ended September 30, 1997 and 1996:

                                                                                    1997
                                                                                    ----
                                                              FOURTH        THIRD         SECOND        FIRST
                                                             QUARTER       QUARTER       QUARTER       QUARTER
                                                           ------------  ------------  ------------  ------------
Interest income..........................................  $  6,663,462  $  6,592,792  $  6,360,775  $  6,476,148
Interest expense.........................................     4,830,954     4,711,491     4,540,067     4,616,290
                                                           ------------  ------------  ------------  ------------
Net interest income......................................     1,832,508     1,881,301     1,820,708     1,859,858
Provision for loan losses................................       --            --             30,000        30,000
                                                           ------------  ------------  ------------  ------------
Net interest income after provision for loan losses......     1,832,508     1,881,301     1,790,708     1,829,858
Non-interest income......................................       391,666       291,452       315,158       352,906
Non-interest expense.....................................     1,387,640     1,178,784     1,115,768     1,283,358
                                                           ------------  ------------  ------------  ------------
Income before income taxes...............................       836,534       993,969       990,098       899,406
Income tax expense.......................................       309,713       371,480       347,903       315,394
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $    526,821  $    622,489  $    642,195  $    584,012
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Earnings per common share................................  $       0.33  $       0.38  $       0.39  $       0.36
Cash dividends declared per common share.................  $      0.225  $      0.225  $      0.225  $       0.21
Average common shares and common stock equivalents
  outstanding............................................     1,632,424     1,629,686     1,628,367     1,625,561


                                                                                    1996
                                                                                    ----
                                                              FOURTH        THIRD         SECOND        FIRST
                                                             QUARTER       QUARTER       QUARTER       QUARTER
                                                           ------------  ------------  ------------  ------------
Interest income..........................................  $  6,517,861  $  6,457,416  $  6,196,528  $  6,245,224
Interest expense.........................................     4,602,865     4,696,358     4,671,957     4,657,162
                                                           ------------  ------------  ------------  ------------
Net interest income......................................     1,914,996     1,761,057     1,524,571     1,588,062
Provision for loan losses................................       220,000       105,000        30,000        56,200
                                                           ------------  ------------  ------------  ------------
Net interest income after provision for loan losses......     1,694,996     1,656,057     1,494,571     1,531,862
Non-interest income......................................       704,065       336,067       117,549       368,523
Non-interest expense.....................................     2,131,049     1,310,668     1,062,783     1,046,268
                                                           ------------  ------------  ------------  ------------
Income before income taxes...............................       268,011       681,457       549,338       854,117
Income tax (benefit) expense.............................      (154,773)      153,565        39,634       347,956
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $    442,784  $
527,892  $    509,704  $    506,161
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Earnings per common share................................  $       0.27  $       0.33  $       0.32  $       0.31

Cash dividends declared per common share.................  $       0.21  $       0.20  $       0.19  $       0.17

Average common shares and common stock equivalents
  outstanding............................................     1,624,541     1,617,996     1,617,400     1,610,000

                                    * * * * * *


------------------------------------------------------------------------------
------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POCAHONTAS BANCORP, INC., THE BANK OR FBR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF POCAHONTAS BANCORP, INC. OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                            ------------------------

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                   ---------

Summary.........................................................
Selected Consolidated Financial and Other Data of the Bank and
  Subsidiary....................................................
Risk Factors....................................................
Pocahontas Bancorp, Inc.........................................
Pocahontas Federal Savings and Loan Association.................
Historical Pro Forma Capital Compliance.........................
Use of Proceeds.................................................
Dividend Policy.................................................
Market for the Common Stock.....................................
Capitalization..................................................
Pro Forma Data..................................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.....................................
Business of the Bank............................................
Regulation and Supervision......................................
Federal and State Taxation......................................
Management of Pocahontas Bancorp, Inc...........................
Management of the Bank..........................................
Beneficial Ownership of the Bank's Common Stock and Expected
  Beneficial Ownership of the Company's Common Stock............
The Conversion..................................................
Restrictions on the Acquisition of the Company and the Bank.....
Description of Capital Stock of the Company.....................
Description of Capital Stock of the Bank........................
Transfer Agent and Registrar....................................
Experts.........................................................
Legal Opinions..................................................
Additional Information..........................................
Index to Consolidated Financial Statements......................      F-1

                            ------------------------

    UNTIL MARCH , 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

------------------------------------------------------------------------------
------------------------------------------------------------------------------


                             UP TO 2,875,000 SHARES
                              (ANTICIPATED MAXIMUM)


                                  POCAHONTAS
                                 BANCORP, INC.


                        (PROPOSED HOLDING COMPANY FOR
                          POCAHONTAS FEDERAL SAVINGS
                              AND LOAN ASSOCIATION


                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE


                             ---------------------

                                   PROSPECTUS

                             ---------------------


                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.


                                February  , 1998

------------------------------------------------------------------------------
------------------------------------------------------------------------------

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and Financial Statement Schedules:

            The exhibits and financial statement schedules filed as part of this registration statement are as follows:

            (a)   List of Exhibits

1.1 Engagement Letter between Pocahontas Federal Savings and Loan Association and Friedman, Billings, Ramsey & Co., Inc.**

1.2 Form of Agency Agreement among Pocahontas Bancorp, Inc., Pocahontas Federal Savings and Loan Association, and Friedman, Billings, Ramsey & Co., Inc.**

2     Plan of Conversion and Reorganization**

3.1 Certificate of Incorporation of Pocahontas Bancorp, Inc. (Incorporated herein by reference to Exhibit D of the Plan of Conversion and Reorganization)

3.2 Bylaws of Pocahontas Bancorp, Inc. (Incorporated herein by reference to Exhibit E of the Plan of Conversion and Reorganization)

4     Form of Common Stock Certificate of Pocahontas Bancorp, Inc.**

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered**



8.1   Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2   State Tax Opinion of Deloitte & Touche, LLP**



8.3   Letter from RP Financial, LC with respect to Subscription Rights**

10.1  Employment Agreement for Skip Martin**

10.2  Employment Agreement for James A. Edington**

10.3  Employment Agreement for Dwayne Powell**

10.4  Restated Supplemental Retirement Income Agreement for Skip Martin**

10.5  Restated Supplemental Retirement Income Agreement for
      James A. Edington**

10.6  Supplemental Retirement Income Agreement for Dwayne Powell**

10.7  1994 Incentive Stock Option Plan**

10.8  1994 Stock Option Plan for Outside Directors**

10.9  1994 Recognition and Retention Plan for Employees**

10.10 1994 Recognition and Retention Plan for Outside Directors**

10.11 401(K) Savings and Employee Stock Ownership Plan**

21    Subsidiaries of the Registrant**

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)



23.2  Consent of Deloitte & Touche, LLP

23.3  Consent of RP Financial, LC**

23.4* Consent of Deloitte & Touche, LLP (contained in opinion filed as Exhibit
      8.2)

24    Power of Attorney (set forth on Signature Page)

27    EDGAR Financial Data Schedule**

99.1 Appraisal Agreement between Pocahontas Federal Savings and Loan Association and RP Financial, LC**

99.2  Appraisal Report of RP Financial, LC**

99.3  Proxy Statement**



99.4  Marketing Materials**

99.5  Order and Acknowledgment Form**



----------
* To be filed supplementally or by amendment.
** Previously filed.


            (b)   Financial Statement Schedules

            No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.    Undertakings

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pocahontas, Arkansas on February 2, 1997.



                                    Pocahontas Bancorp, Inc.


                                    By:  /s/ Skip Martin
                                         ---------------------------------------
                                         Skip Martin
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of Pocahontas Bancorp, Inc. (the "Company") hereby severally constitute and appoint Skip Martin as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Skip Martin may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Skip Martin shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signatures                 Title                               Date
----------                 -----                               ----



/s/ Skip Martin            President, Chief Executive          February 2, 1998
------------------------   Officer and Director (Principal
Skip Martin                Executive Officer)


/s/ James A. Edington      Executive Vice President and        February 2, 1998
------------------------   Director
James A. Edington


/s/ Dwayne Powell          Senior Vice President and           February 2, 1998
------------------------   Chief Financial Officer (Principal
Dwayne Powell              Financial and Accounting Officer)


/s/ Ralph P. Baltz         Chairman                            February 2, 1998
------------------------
Ralph P. Baltz


/s/ N. Ray Campbell        Director                            February 2, 1998
------------------------
N. Ray Campbell


/s/ Charles R. Ervin       Director                            February 2, 1998
------------------------
Charles R. Ervin

/s/ Robert Rainwater       Director                            February 2, 1998
------------------------
Robert Rainwater


/s/ Marcus Van Camp        Director                            February 2, 1998
------------------------
Marcus Van Camp

    As filed with the Securities and Exchange Commission on February 6, 1998
                                                      Registration No. 333-43143


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          -----------------------------




                                    EXHIBITS
                                       TO
                         PRE-EFFECTIVE AMENDMENT NO. 3 TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1



                          -----------------------------



                            POCAHONTAS BANCORP, INC.


================================================================================

                                  EXHIBIT INDEX

1.1 Engagement Letter between Pocahontas Federal Savings and Loan Association and Friedman, Billings, Ramsey & Co., Inc.**

1.2 Form of Agency Agreement among Pocahontas Bancorp, Inc., Pocahontas Federal Savings and Loan Association, and Friedman, Billings, Ramsey & Co., Inc.**

2      Plan of Conversion and Reorganization**

3.1 Certificate of Incorporation of Pocahontas Bancorp, Inc. (Incorporated herein by reference to Exhibit D of the Plan of Conversion and Reorganization)

3.2 Bylaws of Pocahontas Bancorp, Inc. (Incorporated herein by reference to Exhibit E of the Plan of Conversion and Reorganization)

4      Form of Common Stock Certificate of Pocahontas Bancorp, Inc.**

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered**



8.1    Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2    State Tax Opinion of Deloitte & Touche, LLP**



8.3    Letter from RP Financial, LC with respect to Subscription Rights**

10.1   Employment Agreement for Skip Martin**

10.2   Employment Agreement for James A. Edington**

10.3   Employment Agreement for Dwayne Powell**

10.4   Restated Supplemental Retirement Income Agreement for Skip Martin**

10.5   Restated Supplemental Retirement Income Agreement for
       James A. Edington**

10.6   Supplemental Retirement Income Agreement for Dwayne Powell**

10.7   1994 Incentive Stock Option Plan**

10.8   1994 Stock Option Plan for Outside Directors**

10.9   1994 Recognition and Retention Plan for Employees**

10.10  1994 Recognition and Retention Plan for Outside Directors**

10.11  401(K) Savings and Employee Stock Ownership Plan**

21     Subsidiaries of the Registrant**

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2   Consent of Deloitte & Touche, LLP



23.3   Consent of RP Financial, LC**

23.4* Consent of Deloitte & Touche, LLP (contained in opinion filed as Exhibit 8.2)

24     Power of Attorney (set forth on Signature Page)

27     EDGAR Financial Data Schedule**

99.1 Appraisal Agreement between Pocahontas Federal Savings and Loan Association and RP Financial, LC**

99.2   Appraisal Report of RP Financial, LC**

99.3   Proxy Statement**



99.4   Marketing Materials**

99.5   Order and Acknowledgment Form**



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* To be filed supplementally or by amendment.
** Previously filed.